UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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LIFE TAKES CARE

Owens & Minor®

2024 PROXY STATEMENT

Street Address	Mailing Address
9120 Lockwood Boulevard	P.O. Box 27626
Mechanicsville, Virginia 23116	Richmond, Virginia 23261-7626

March 27, 2024

Dear Shareholders:

It is a pleasure to invite you to the Owens & Minor, Inc. Annual Meeting of Shareholders on Thursday, May 9, 2024 at 9:00 a.m. Eastern Daylight Time. The Annual Meeting will be held in a virtual meeting format only, via the Internet, which allows us to make participation accessible for shareholders from any geographic location while reducing the costs and environmental impact associated with holding an in-person meeting. Information regarding attending the virtual Annual Meeting can be found on page 77 of the Proxy Statement.

The Notice of 2024 Annual Meeting of Shareholders and Proxy Statement describe the items of business for the meeting. In addition to considering these matters, we will review significant accomplishments and events since our last shareholders’ meeting, as well as future opportunities and initiatives we intend to pursue. Our Board of Directors and management team will be present to discuss items of interest and to answer questions.

The Notice of 2024 Annual Meeting of Shareholders contains instructions on how to access our proxy materials and our 2023 Annual Report/Form 10-K over the Internet, as well as how shareholders can receive paper copies of such documents, if they so desire.

You may vote your shares via the Internet or by telephone or, if you prefer, you may request paper copies of the proxy materials and submit your vote by mail by following the instructions on the proxy card. We encourage you to vote via the Internet. Whichever method you choose, your vote is important so please vote as soon as possible. All of us at Owens & Minor appreciate your continued interest and support.

Warm regards,

Mark A. Beck

Chair of the Board of Directors

Owens & Minor, Inc.

WHETHER OR NOT YOU PRESENTLY PLAN TO ATTEND THE MEETING,

THE BOARD OF DIRECTORS URGES YOU TO VOTE.

Proxy Statement

Your Vote Is Important

Whether or not you plan to attend the Annual Meeting, please vote your shares promptly, as instructed in the Notice Regarding the Availability of Proxy Materials, by the Internet or by telephone. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet.

Non-GAAP measures. This document contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.’s (the Company) core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation. Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company’s performance to that of its competitors. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by the Company should not be considered substitutes for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated. A description of these non-GAAP financial measures and a reconciliation to the most comparable GAAP equivalent financial measures are included in the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2024.

Notice of Annual Meeting of Shareholders

To Be Held Thursday, May 9, 2024

TO THE SHAREHOLDERS OF OWENS & MINOR, INC.:

The Annual Meeting of Shareholders of Owens & Minor, Inc. (the “Company”, “Owens & Minor”, “we”, “us”, “our”, etc.) will be held virtually, via the Internet, on Thursday, May 9, 2024 at 9:00 a.m. Eastern Daylight Time (“EDT”). You will be able to attend the Annual Meeting online, listen to the meeting live, submit questions and vote. To be admitted to the Annual Meeting at www.meetnow.global/MQUPCLA you must enter the control number found on your proxy card, voting instruction form or notice you previously received. We encourage you to access the meeting in advance of the designated start time.

The purposes of the meeting are:

1.	To elect the nine directors named in the attached Proxy Statement, each for a one-year term and until their respective successors are elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024;

3.	To approve the amendment to the Owens & Minor, Inc. 2023 Omnibus Incentive Plan;

4.	To conduct an advisory vote to approve the compensation of the Company’s named executive officers; and

5.	To transact any other business properly before the Annual Meeting.

Shareholders of record as of March 14, 2024 will be entitled to vote at the Annual Meeting.

Your attention is directed to the attached Proxy Statement. The Notice Regarding the Availability of Proxy Materials is being distributed on or about March 27, 2024. This Proxy Statement, the proxy card and Owens & Minor’s 2023 Annual Report/Form 10-K are being furnished on the Internet on or about March 27, 2024.

BY ORDER OF THE BOARD OF DIRECTORS,

HEATH H. GALLOWAY

Executive Vice President, General Counsel &

 Corporate Secretary

Owens & Minor, Inc. ● 2024 Proxy Statement   i

Proxy Statement Summary

This summary highlights information contained in this Proxy Statement. This summary does not contain all the information that you should consider, and you should carefully read the entire Proxy Statement before voting.

Annual Meeting of Shareholders

•	Time and Date: Virtually at 9:00 a.m., EDT, Thursday, May 9, 2024

•	Place: Audio webcast at www.meetnow.global/MQUPCLA

•	Record Date: Close of business on March 14, 2024

•

Voting: Shareholders as of the record date are entitled to vote; each share of common stock (“Common Stock”) is entitled to one vote for each director nominee and one vote for each of the other proposals

Voting Matters and Recommendations

	Items of Business	Board Recommendation	Page

1	Election of nine director nominees to serve one-year terms	“FOR” Each Nominee	21

2	Ratification of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2024	“FOR”	27

3	Approval of Amendment No. 1 to the 2023 Omnibus Incentive Plan	“FOR”	30

4	Advisory vote on the compensation of our named executive officers	“FOR”	75

Director Nominees

					Committee Memberships

Name	Primary Occupation	Age	Director Since	Independent	Audit	Exec	Gov & Nom	OP&C

Mark A. Beck	Chair of the Board, Owens & Minor, Inc. Co-founder and Owner of B-Square Precision, LLC	58	2019

Gwendolyn M. Bingham	Retired United States Army Lieutenant General (three stars)	64	2020

Kenneth Gardner-Smith	Chief People Officer, DaVita, Inc.	43	2022

Robert J. Henkel	Retired President and Chief Executive Officer, Ascension Healthcare	69	2019

Rita F. Johnson-Mills	President (Southern Region), CINQCARE	65	2022

Stephen W. Klemash	Retired Partner, Ernst & Young LLP Former Lead Partner, Ernst & Young Americas Center for Board Matters	63	2021

Teresa L. Kline	Retired President and Chief Executive Officer of Health Alliance Plan of Michigan and Executive Vice President of Henry Ford Health System	65	2022

Edward A. Pesicka	President & Chief Executive Officer, Owens & Minor, Inc.	57	2019

Carissa L. Rollins	Chief Information Officer, Illumina, Inc.	54	2022

Audit = Audit Committee Exec = Executive Committee Gov & Nom = Governance & Nominating Committee

OP&C = Our People & Culture Committee

Owens & Minor, Inc. ● 2024 Proxy Statement   1

Proxy Statement Summary

Director Nominee Group Information

Our Corporate Governance Highlights

Director Independence and Board Leadership

•   All directors, including our Board Chair, are independent except for our CEO

•   Only independent directors serve on the Audit, Governance & Nominating, and Our People & Culture Committees

•   The independent directors on our Board and our Board committees conduct regular executive sessions without management

Board Evaluation, Selection and Diversity

•   The Board and each of its committees conduct an annual self-evaluation to assess their respective performance

•   The Governance & Nominating Committee identifies Board candidates based on selection criteria and considers candidates with diversity of experiences, gender, ethnicity and race for director vacancies

•   Our Bylaws provide that no director nominee can stand for election if the nominee is over age 72

•   5 of 9 director nominees are women and/or racially diverse

•   Average age of director nominees is 60

Board and Committee Oversight

•   The Board actively engages annually in comprehensive senior management succession planning

•   The Board and its committees perform risk oversight of our Company, including our ERM program, ESG framework and governance structure, cybersecurity and information security risks

•   Each Board committee oversees the specific financial, compensation and governance risks related to its functions and responsibilities

Governance Practices

•   Annual review of our Corporate Governance Guidelines and Board committee charters

•   Our insider trading policy prohibits hedging or pledging Owens & Minor stock

•   Recoupment (“clawback”) policy for incentive compensation, including performance-based cash compensation and all equity compensation

•   Maintain substantial stock ownership requirements for directors and executive officers

•   Our Code of Honor applies to our directors, executive officers and all teammates

•   Corporate Governance Guidelines limit director membership on other public company boards

Shareholder Rights

•   Declassified Board with annual election of our directors serving one-year terms

•   Majority voting standard for uncontested director elections (plurality voting in contested elections)

•   Proxy access allowing holders of 3% of our stock for at least three years to include the greater of two nominees or nominees representing 20% of board seats in our proxy statement if they satisfy the requirements in our Company Bylaws

•   Annual shareholder advisory vote on the compensation of our named executive officers

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Proxy Statement Summary

Our Executive Compensation Highlights

Executive Compensation Philosophy

Our executive compensation program which is described in more detail in our “Compensation Discussion and Analysis” section is designed with a pay-for-performance philosophy that aligns with the business’s strategy and goals, both short and long-term, and pays for sustained performance, profitable growth, and achievement of results. We generally target the 50th percentile of our peer group and the relevant market as a reference point for positioning target total compensation for our executives,1 with the ability to earn above or below the 50th percentile based on Company and/or individual performance. Key considerations when determining an executive’s compensation include experience, size and scope of role, pay position relative to the market, internal equity, and talent retention.

We designed our executive compensation program framework to reward for Company and individual performance and focus on the following objectives:

•	Reasonable but market-competitive base salaries to attract, motivate and retain executives.

•

Appropriate balance between short- and long-term incentives and fixed and at-risk incentive compensation, to weigh cost against expected benefit and to align with the creation of shareholder value, including:

•	Annual cash incentives to drive critical business results each year; and

•	Long-term incentive equity awards to retain management and focus executives on longer-term financial performance and execution of our operational and strategic plans.

•	Retirement, severance, and other market-competitive benefits to attract executive talent and encourage retention.

[1]	This is a reference point, not a policy, and actual compensation may be above or below the target level based on corporate and/or individual performance.

Compensation Components

We base a significant portion of compensation on the achievement of objective financial measures to create a strong link between pay and performance. We have no specific policies on the percentage of total compensation that should be “performance-based,” but consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages. In 2023, our President & CEO’s total target compensation was 87% performance-based and 13% fixed, and our other named executive officers’ (“NEOs”) total target compensation was 81% performance-based and 19% fixed.

We believe our proportionate mix of compensation opportunities is appropriate in that we provide a slightly greater relative percentage of incentive-based compensation tied to financial performance and long-term objectives to the CEO versus other NEOs because the CEO is able to more directly impact financial results and the creation of long-term shareholder value.

Owens & Minor, Inc. ● 2024 Proxy Statement   3

Proxy Statement Summary

Compensation Factors and Governance

The Our People & Culture Committee (“OP&C Committee”) applies several corporate governance features related to executive compensation, which are summarized below. We believe that these mechanisms help to assure the alignment of executive and shareholder interests.

WHAT WE DO

Pay for Performance. We link pay to performance and a significant portion of our executives’ potential total annual compensation, both cash and equity, is based on the achievement of objective, simple, and transparent financial measures designed to enhance short- and long-term performance.

Performance-Based Equity Awards. At least half of our annual equity award grants are performance share units (“PSUs”) with multi-year performance requirements.

Share Ownership Guidelines. We have established stock ownership guidelines for our officers, and our tenured NEOs meet or exceed the established ownership guidelines. Newly appointed NEOs are in the process of attaining the required ownership level.

Limited Perquisites. We provide limited perquisites to executive officers.

Double-Trigger Change in Control Provisions. Equity vesting and severance benefits resulting from a change in control are “double-trigger” and require a qualifying termination of employment following the change in control.

Recoupment Policy. We maintain a recoupment policy to recover all performance-based cash compensation and all equity-based compensation (including both time- and performance-vesting equity awards) paid to current and former executive officers and other senior executives and teammates designated as subject to the policy under circumstances involving restatement of our financial statements.

Risk Mitigation. We mitigate risks associated with compensation by establishing caps on incentive compensation, multiple performance targets for incentive compensation, and ongoing processes to identify and manage risk.

Independent Compensation Consulting Firm. The OP&C Committee receives advice about its compensation programs and practices from an independent consulting firm that provides no other services to the Company, and the Company is not aware of any conflicts of interest with respect to its work.

WHAT WE DON’T DO

No Employment Agreements. We do not have employment agreements with our executive officers.

No Hedging. We prohibit our executive officers and directors from hedging against the economic ownership of Company stock.

No Pledging. We prohibit our executive officers from pledging Company stock.

No Repricing of Equity Awards. Our stock plans do not permit the repricing of equity awards without shareholder approval.

No Tax Gross-Ups. We do not provide excise tax gross-ups.

4   Owens & Minor, Inc. ● 2024 Proxy Statement

Proxy Statement

Annual Meeting of Shareholders

to be held on May 9, 2024

About the Meeting

When and Where the Annual Meeting Will Be Held

The Annual Meeting will be held virtually on Thursday, May 9, 2024 at 9:00 a.m. EDT at www.meetnow.global/MQUPCLA through a live audio webcast. We have adopted a virtual format for our Annual Meeting which allows us to make participation accessible for shareholders from any geographic location with Internet connectivity, while reducing costs and environmental impact associated with arranging and holding for an in-person meeting.

How to Attend the Virtual Annual Meeting

Shareholders at the close of business on March 14, 2024 (the “Record Date”) have a right to attend the Annual Meeting. In order to be admitted to the Annual Meeting at www.meetnow.global/MQUPCLA, registered shareholders must enter the 15-digit control number found in the shaded bar on your Notice of Internet Availability or proxy card. Further information regarding attending the virtual Annual Meeting can be found at page 77 of this Proxy Statement.

What You Are Voting On

Proxies are being solicited by the Board of Directors for purposes of voting on the following proposals and any other business properly brought before the meeting:

Proposal 1:	Election of the nine directors named in this Proxy Statement, each for a one-year term and until their respective successors are elected and qualified.
Proposal 2:	Ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2024.
Proposal 3:	Approval of the amendment to the Owens & Minor, Inc. 2023 Omnibus Incentive Plan.
Proposal 4:	Advisory vote to approve the compensation of our named executive officers (the “Say-on-Pay Proposal”).

Who is Entitled to Vote

Shareholders of Owens & Minor, Inc. (the “Company” or “Owens & Minor”) as of the close of business on the Record Date are entitled to vote. Each share of the Company’s Common Stock is entitled to one vote with respect to each matter to be voted upon at the meeting. As of March 14, 2024, 76,598,351 shares of Common Stock were issued and outstanding.

Owens & Minor, Inc. ● 2024 Proxy Statement   5

About the Meeting

How to Vote

You can vote via the Internet, by telephone or by mail.

By Internet. You may vote via the Internet by following the specific instructions on the Notice of Internet Availability of Proxy Materials. Shareholders who have requested a paper copy of a proxy card by mail may submit proxies over the Internet by following the instructions on the proxy card. We encourage you to vote via the Internet. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote via the Internet.

By Telephone. You may vote by telephone by calling the toll-free number on the proxy card and following the instructions. Shareholders will need to have the control number that appears on their proxy card or notice available when voting. If your shares are held by your bank or broker in street name, please refer to the instruction form that you receive from your bank or broker or contact your bank or broker to determine whether you will be able to vote by telephone.

By Mail. Shareholders who have requested a paper copy of a proxy card by mail may submit proxies by completing, signing, and dating the enclosed proxy card and returning it in the postage-paid envelope provided.

However you choose to vote, you may revoke a proxy prior to the meeting by (1) submitting a subsequently dated proxy by any of the methods described above, (2) giving notice in writing to the Corporate Secretary of the Company or (3) voting at the virtual meeting (attendance at the meeting will not itself revoke a proxy).

What Happens if You Do Not Make Selections on Your Proxy

If your proxy contains specific voting instructions, those instructions will be followed. However, if you sign and return your proxy card by mail or submit your proxy by telephone or via the Internet without making a selection on one or more proposals, you give authority to the individuals designated on the proxy card to vote on the proposal(s) for which you have not made specific selections or given instructions and any other matter that may arise at the meeting. If no specific selection is made or instructions given, it is intended that all proxies that are signed and returned or submitted via telephone or Internet will be voted “FOR” the election of all nominees for director, “FOR” the ratification of KPMG LLP as our independent registered public accounting firm in 2024, “FOR” approval of the amendment to the 2023 Omnibus Incentive Plan, and “FOR” the approval of the Say-on-Pay Proposal.

Whether Your Shares Will be Voted if You Don’t Provide Your Proxy

Whether your shares will be voted if you do not provide your proxy depends on how your ownership of shares of Common Stock is registered. If you own your shares as a registered holder, which means that your shares of Common Stock are registered in your name, and you do not provide your proxy, your shares will not be represented at the meeting, will not count toward the quorum requirement, which is explained below, and will not be voted.

If you own your shares of Common Stock in street name, your shares may be voted even if you do not provide your broker with voting instructions. Brokers have the authority under New York Stock Exchange (“NYSE”) rules to vote shares for which their beneficial owner customers do not provide voting instructions on certain “routine” matters. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

The Company believes that only the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2024 is a routine matter for which brokerage firms will have discretionary voting power if you do not give voting instructions with respect to this proposal. The proposal to elect directors, the proposal to approve the amendment to the 2023 Omnibus Incentive Plan and the Say-on-Pay Proposal are non-routine matters for which brokerage firms will not have discretionary voting power and for which specific voting instructions from their customers are required. As a result, brokerage firms will not be allowed to vote on these non-routine matters on behalf of their customers if the customers do not return specific voting instructions.

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About the Meeting

What Constitutes a Quorum

A majority of the outstanding shares of Common Stock present or represented by proxy constitutes a quorum. A quorum is required to conduct the Annual Meeting. If you vote your proxy, you will be considered part of the quorum. Abstentions and shares held by brokers or banks in street name (“broker shares”) that are voted on any matter are included in the quorum.

The Vote Required to Approve Each Item

Election of Directors. The affirmative vote of a majority of the votes cast at the meeting is required for the election of each director. A majority of votes cast means that the number of votes cast “FOR” a nominee’s election must exceed the number of votes cast “AGAINST” that nominee’s election. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of this vote.

Ratification of Appointment of KPMG LLP. The appointment of KPMG LLP will be ratified if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions will not be counted as votes cast on this proposal and will have no effect on the results of this vote. There should be no broker non-votes because this is considered a routine matter under the rules of the NYSE.

Approval of the Amendment to the 2023 Omnibus Incentive Plan. The approval of the amendment to the 2023 Omnibus Incentive Plan requires the affirmative vote of a majority of the votes cast on this proposal. A majority of votes cast means that the number of votes cast “FOR” this proposal must exceed the number of votes cast “AGAINST” this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of this vote.

Advisory Vote to Approve the Say-on-Pay Proposal. The compensation of our executive officers named in the Summary Compensation Table will be approved on an advisory basis if the votes cast “FOR” this proposal exceed the number of votes cast “AGAINST” this proposal. Abstentions and broker non-votes will not be counted as votes cast on this proposal and will have no effect on the results of this vote.

How to Obtain a Paper Copy of the Proxy Materials

Shareholders will find instructions about how to obtain a paper copy of the proxy materials on the notice they received in the mail about the Internet availability of proxy materials.

What it Means if You Get More Than One Notice about the Internet Availability of Proxy Materials

Your shares are probably registered differently or are held in more than one account. Please vote all proxies to ensure that all your shares are voted. Also, please have all your accounts registered in the same name and address. You may do this by contacting our transfer agent, Computershare, Inc., at 1-866-252-0358.

Costs of Soliciting Proxies

Owens & Minor will pay all costs of this proxy solicitation. The Company has retained Georgeson, LLC to aid in the distribution and solicitation of proxies for approximately $8,500 plus expenses. The Company will reimburse brokers and other custodians, nominees, and fiduciaries for their expenses in forwarding proxy and solicitation materials.

Owens & Minor, Inc. ● 2024 Proxy Statement   7

Corporate Governance

General. The Company is managed under the direction of the Board of Directors (the “Board”), which has adopted Corporate Governance Guidelines to set forth certain corporate governance practices applicable to the Board. Each year, we review our corporate governance policies and practices relative to applicable laws, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Sarbanes-Oxley Act of 2002, and rules and regulations promulgated thereunder or adopted by the Securities and Exchange Commission (the “SEC”) and the NYSE, the exchange on which the Common Stock is listed, as well as the policies and practices recommended by groups and authorities active in corporate governance.

Corporate Governance Materials. The Company’s Bylaws, Corporate Governance Guidelines, Code of Honor, and the charters of the Audit Committee, the Governance & Nominating Committee and the OP&C Committee are available on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. The information available on, or that can be accessed through, our website is not a part of, or incorporated by reference into, this Proxy Statement.

Code of Honor. The Board of Directors has adopted a Code of Honor that is applicable to all teammates of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer, as well as the members of the Board. We would post any amendments to or waivers from our Code of Honor (to the extent applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer, any other executive officer, or any director) on our website http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab.

Director Independence. The Board of Directors has determined that the following Board members and/or nominees are “independent” within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines: Mark A. Beck, Gwendolyn M. Bingham, Kenneth Gardner-Smith, Robert J. Henkel, Rita F. Johnson-Mills, Stephen W. Klemash, Teresa L. Kline, and Carissa L. Rollins. To assist it in making determinations of independence, the Board has adopted categorical standards which are included in the Company’s Corporate Governance Guidelines available on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. The Board has determined that all directors and/or nominees identified as independent in this Proxy Statement meet these standards.

Structure and Leadership of the Board. The Board of Directors does not have a firm policy with respect to the separation of the offices of Chair of the Board and the Chief Executive Officer. Instead, the Board believes that it is in the best interests of the Company for the Board to make this determination from time to time taking into account many factors including the make-up of the Board, the performance of the business, the tenure of the CEO, or as part of the succession planning process when it selects a new Chief Executive Officer or when a Chair ceases his or her service on the Board. The Board believes that the separation of the Chair and Chief Executive Officer roles currently serves the best interests of the Company by allowing a non-executive, independent director to lead the Board while our current Chief Executive Officer focuses on the Company’s performance, day-to-day operations, customer service, teammate engagement, Company culture, leadership, and the implementation of strategic initiatives.

Our Corporate Governance Guidelines also provide for the annual election of a lead independent director by our non-management directors if the Chair is not independent. The lead independent director primarily presides at Board meetings in the absence of the Chair, presides at meetings of the independent directors, serves as the principal liaison between the independent directors and the Chair and Chief Executive Officer, and advises the Chair with respect to agendas and information requirements relating to the Board and committee meetings. The Board believes that the lead independent director, when the Chair is not independent, enhances communications between Board members (including the Chair) and committees as well as the overall functioning of the Board’s leadership.

Majority Vote Requirement for Election of Directors. The Company’s Bylaws and Corporate Governance Guidelines provide for the election of directors by majority vote in uncontested elections. Under the Company’s Corporate Governance Guidelines, with respect to director nominations, the Board will only nominate those incumbent directors who submit irrevocable resignations effective upon the failure of such director nominee to receive the required vote for re-election and the Board’s acceptance of such resignation. In the event an incumbent director fails to receive a majority of the votes cast, the Governance & Nominating Committee (or such other committee designated by the Board) will make a recommendation to the Board as to whether to accept or reject the resignation. The Board must act on the resignation, considering the Governance & Nominating Committee’s recommendation, and publicly disclose its decision regarding the resignation, including, if applicable, its rationale for rejecting a resignation, in a press release and an appropriate disclosure with the SEC within 90 days following certification of the election results. The Governance & Nominating Committee in making its recommendation, and the Board in making its decision, may each consider any factors or other information that it considers appropriate and relevant.

8   Owens & Minor, Inc. ● 2024 Proxy Statement

Corporate Governance

The Board’s Role in Risk Oversight. The Board of Directors currently administers its risk oversight function through the full Board and not through a separate risk committee of the Board. However, each of the Audit Committee, the OP&C Committee and the Governance & Nominating Committee oversees the specific financial, compensation and governance risks, respectively, relating to its functions and responsibilities and reports on these matters to the full Board. The Board performs its risk oversight function through regular reporting by the Board committees as well as the officers and management-level personnel who supervise the day-to-day risk management activities of the Company, including an enterprise risk steering committee composed of senior leaders of the Company and is an element of the Company’s enterprise risk management (“ERM”) program.

Cybersecurity Risks. The Board recognizes the importance of oversight of cybersecurity and information security risks and at least annually receives a comprehensive presentation and report from management on the state of the Company’s cybersecurity program and systems protection. The presentation and report address topics and updates on all layers of cybersecurity, technology, applications, threat environment, and processes to prevent, detect and respond to threats. Cybersecurity and information security monitoring, mitigation and threat assessment are also part of the Company’s ERM program. Additionally, the Audit Committee monitors our information security programs and receives updates from management quarterly, or more frequently as determined appropriate, on the cybersecurity program and matters related to cybersecurity incidents, as well as one-on-one discussions with the Chief Information Officer and Chief Information Security Officer.

We model our cybersecurity program to align with practices and standards referenced within the National Institute of Standards and Technology cybersecurity framework. Our information security program includes, but is not limited to:

•	Following the methodology of Identify, Protect, Detect, Respond, and Recover;

•	Mandatory annual cybersecurity awareness training for all teammates accessing the Company’s network;

•	Monthly Company-wide phishing prevention and awareness exercises;

•

Identification and remediation of information security risks and vulnerabilities in our information technology (“IT”) systems, including regular scanning of both internal and externally facing systems and annual third-party penetration testing;

•	Implementation of security technologies intended to identify and assist in containing and remediating malware risks;

•	Active monitoring of logs and events for our network perimeter and internal systems;

•	Due diligence of information security programs for third-party vendors that handle our data;

•

Partnering with the Cybersecurity and Infrastructure Security Agency (“CISA”)/U.S. Department of Homeland Security/Federal Bureau of Investigation, to leverage their provided sensitive/confidential threat intel and with CISA for weekly vulnerability scans of our key public facing servers;

•	Maintaining a cyber insurance policy that provides coverage for security breach recovery and response; and

•	Engagement of third-party consultants to assess the health of our cybersecurity program.

Additional information related to our cybersecurity program is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Environmental, Social and Governance (“ESG”). The Governance & Nominating Committee reviews and has oversight of the Company’s ESG programs and practices. The Governance & Nominating Committee and full Board regularly receive reports on the progress of our ESG programs.

Annual Performance Evaluation. The Board conducts an annual self-evaluation (for the full Board and for each of its committees) to determine whether it and its committees are functioning effectively. The Governance & Nominating Committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. The assessment examines the Board’s contribution to the Company and specifically focuses on areas in which the Board or management believes that the Board can improve.

Board Diversity. Consistent with the Company’s Corporate Governance Guidelines, the Governance & Nominating Committee seeks to select directors who reflect a diverse set of skills, technical expertise, educational and professional backgrounds, industry experiences and public service. While the Board has not adopted a formal policy with regard to the

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consideration of diversity in identifying director nominees, the Governance & Nominating Committee and the Board believe that considering diversity is consistent with the goal of creating a Board that best serves the needs of the Company and the interests of its shareholders, and it is one of the many factors that they consider when identifying individuals for Board membership. The table on page 21 sets forth the diversity, experience, and tenure of our director nominees.

Report of the Governance & Nominating Committee

The Governance & Nominating Committee was composed of five directors in 2023, and is currently composed of three directors, all of whom the Board has determined are independent. The Governance & Nominating Committee met four times during 2023. In performing the various duties and responsibilities outlined in its charter, the Governance & Nominating Committee, among other things, received regular reports on the Company’s ESG programs; conducted the annual review of its charter and the Corporate Governance Guidelines; reviewed and assessed the Company’s director compensation program relative to comparable peer companies; led the annual Board and committee assessment process; recommended rotation of members for each of the Board’s committees; and reviewed director education for the full Board. During 2023, the Governance & Nominating Committee reviewed and along with the full Board devoted time to management succession planning, including the review and approval of updates to the CEO emergency replacement plan and, in conjunction with the OP&C Committee, reviewed the performance of the Chief Executive Officer.

THE GOVERNANCE & NOMINATING COMMITTEE

Gwendolyn M. Bingham, Chair
Mark A. Beck
Rita F. Johnson-Mills

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Our Purpose & Vision

In 2019, we introduced our IDEAL values, which represent who we are at our best and have served as touchstones for how we do our work every day. In 2023, we took the next step in the evolution of our corporate culture and introduced our Purpose and Vision. We believe this work is vital to Owens & Minor’s continued growth and that purposeful organizations have a distinct advantage in achieving long term success. Our purpose captures who we are and the scale of our impact. At Owens & Minor, Life Takes Care.

Our mission articulates how we will advance our purpose and calls our teammates to act like owners and pursue a results-driven culture. At Owens & Minor, our vision is to be the unstoppable and dynamic leader that connects patients and providers to trusted healthcare products and solutions.

Our purpose gives us our true north and our vision focuses our efforts and, together, they help Owens & Minor deliver on our mission to empower our customers to advance healthcare.

Shareholder Engagement

Our Board of Directors and our leadership value our shareholders’ perspectives. Shareholder engagement is an integral part of the Company’s strategy. To help ensure that we understand and focus on the priorities that matter most to our shareholders, our Board of Directors and senior management proactively conduct investor outreach throughout the year.

We engage with shareholders through various outreach initiatives, including:

•	Quarterly earnings releases with corresponding conference calls and webcasts;

•	Regular reports filed with the SEC, including annual and quarterly reports;

•	Participation in investor conferences and non-deal roadshows;

•	In-person and virtual meetings with current and prospective investors and research analysts;

•	Proactive outreach to institutional investors, pension funds and governance professionals; and

•	Our annual shareholders’ meeting.

In addition to discussing business results and initiatives, strategy, and capital structure, we engage with investors on various other matters essential to our business and the Company, such as governance practices, risk management and ESG. Our senior executives regularly share with our Board the feedback received from our shareholders.

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Specific Ways We Engaged with Shareholders in 2023

We actively engaged with shareholders throughout 2023, but the seminal event was our Investor Day in December that was held live in Boston and broadcast through our corporate website. Seventy-eight unique firms participated in the event either in-person or via webcast. During this event, different members of executive management presented the Company’s strategic vision, operating and growth strategy and multi-year financial targets.

In addition to our Investor Day activity, we remained actively engaged with shareholders and other members of the investment community. We held in-person or telephonic discussions with more than 100 individual firms. Between the individual meetings and our Investor Day, we engaged with current shareholders holding over 50% of our shares. We also continued to meet with prospective shareholders, debtholders and sell-side analysts. Our investment community outreach continues to be in the form of quarterly earnings presentations, attendance at industry conferences, and several in-person meetings both at the Company and at investor locations. We participated in four industry investor conferences in 2023. Presentation materials from our Investor Day, as well as attendance at investor conferences, are available to our shareholders generally through our filings with the SEC or on the “Investors Relations” section of our website at www.investors.owens-minor.com.

Additionally in June 2023, we published our latest annual sustainability report. The 2022 report provides an update on the initiatives we outlined in our past reports and discusses the Company’s ESG focus and contributions. It also provides visibility to our shareholders into the performance metrics and achievements that support the Company’s sustainability focus.

Environmental, Social, and Governance

Introduction. Since our founding in 1882, Owens & Minor has remained committed to our teammates, our customers, and the communities where we do business. As part of this commitment, we recognize the need to identify, prioritize, and manage ESG impacts from our operations.

In 2021, we completed our first ESG materiality assessment to identify and prioritize topics most relevant to our key stakeholders. Using the results of the materiality assessment, we developed a framework to align ESG risks and opportunities with our overall business strategy while striving to improve our ESG-related impacts. To effectively manage the implementation of our strategy, we created a governance structure to define our ESG framework and deliver on our commitments. Since its inception, our ESG governance framework has grown to include our expanded Patient Direct offerings and ensure representation across Owens & Minor.

Owens & Minor’s ESG Framework. Our ESG Framework forms the basis of our ESG program, integrating the priorities identified in our materiality assessment into key aspects of our operations and overall business strategy.

Guided by our Purpose, Life Takes Care™, our ESG Framework emphasizes the importance of incorporating ESG commitments into our company culture and IDEAL (Integrity, Development, Excellence, Accountability, Listening) Values. Our framework consists of four focus areas:

Promoting Environmental Stewardship: Minimize the impact of our operations on the environment.

Caring for our Customers and Communities: Deliver superior and easily accessible care for customers and the communities we support.

Operating Responsibly: Demonstrate sound governance, accountability and responsible sourcing.

Empowering our Teammates: Foster an empowering, safe, diverse and inclusive work environment where all teammates can thrive.

Promoting Environmental Stewardship

Minimizing Physical Climate Risk. Owens & Minor is dedicated to serving our customers and communities, while also protecting teammate safety, during times of emergency and natural disasters to ensure the reliability of product supply and patient care. Honoring our commitment to the Health Sector Climate Pledge developed by The White House and U.S. Department of Health and Human Services, and to further strengthen the integrity of our supply chain in the event of

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future climate impacts, Owens & Minor released a Climate Resilience Plan for Continuous Operations. This Plan outlines our strategies to ensure the continuity of our operations despite the unique challenges presented by climate change. Owens & Minor continues to adapt our infrastructure and operations to address the unique challenges presented by climate change through:

•	Prospective risk assessments;

•	Community engagement and partnership;

•	Assessing the strength of our infrastructure and operations;

•	Industry and healthcare organization collaboration; and

•	Interdisciplinary planning, oversight, and evaluation.

To increase the transparency of our environmental footprint Owens & Minor released its inaugural disclosure to the CDP (formerly the Carbon Disclosure Project) in 2023, providing further detail on greenhouse gas (“GHG”) emissions related to operations and the programs in place to address those emissions.

Managing Carbon Footprint: Sites & Fleet Efficiency. At our manufacturing sites, we have adopted practices to reduce our environmental impact, including efforts to eliminate waste, reduce our carbon footprint, and increase renewable energy usage. Additionally, we measure GHG emissions, water usage, and waste to set and implement site-specific goals intended to reduce our environmental footprint. Our Emissions Reduction Working Group has made significant progress in expanding data capture associated with energy consumption and GHG emissions from our manufacturing operations and identifying key opportunities to focus emissions reduction efforts.

Our transportation team remains committed to the fleet efficiency targets set for our strategic logistics partners and continues to share fuel efficiency and freight routing information with the U.S. Environmental Protection Agency (“EPA”) SmartWay program to develop more environmentally friendly shipping methods. Our transportation team works closely with freight partners to identify the most efficient routes available. Our ocean freight partners have invested in upgrading their vessels to improve fuel efficiency and have plans in place to meet carbon emissions reduction targets. We continuously work towards reducing our carbon footprint by prioritizing sea and rail routes when practicable.

In 2023, our Patient Direct segment launched a successful pilot program of electric vehicles supporting our fleet in Southern California. Lessons learned from this pilot informed the addition of 24 electric vehicles to contribute to efficiency improvements and reductions in the carbon emissions associated with bringing essential medical supplies to our customers. Additionally, a program targeting reduced vehicle idle time yielded such strong results – cutting idle time nearly in half for participating vehicles – that the program will be rolled out to all Apria branches in 2024. Owens & Minor continues to evaluate freight strategies, optimize transportation modes and delivery routes, and update and upgrade equipment to further our organization’s climate risk mitigation objectives.

Waste & Water Management. Our facilities continue to focus on mitigating the impact of waste generated by production and operations at our sites. Our commitment to protecting the environment is demonstrated in the following areas:

•	Sustaining largely landfill-free operations across our manufacturing sites;

•	Implementing and maintaining recycling programs at our distribution centers and manufacturing sites;

•	Focusing on the impact of downstream waste by converting more packaging to Forest Stewardship Council (“FSC”)-certified materials;

•	Increasing consumer awareness of our product takeback and repair programs; and

•	Working to enhance the recyclability of our distributed products and packaging materials.

Our Packaging & Labelling Working Group identified opportunities to remove unnecessary components from various packaging configurations across several product lines to reduce the impact of downstream waste. The team created an updated informational packaging design to improve the handling and reprocessing of packaging materials manufactured through our operations. Our SAFESKIN* Glove Manufacturing Facility has been consistently recognized for environmental best practices, receiving awards for river conservation, fish release programs, and tree planting to prevent soil erosion.

Caring for Our Customers and Communities

Product Quality and Safety. Quality is the foundation for everything we do at Owens & Minor. The Quality Assurance and Regulatory Affairs (“QARA”) Team effectively manages a robust Quality System that meets or exceeds all laws, regulations,

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and standards that govern our business. This system serves as a framework to support consistent, high-quality solutions for both internal and external customers. Owens & Minor complies with the U.S. Food & Drug Administration (“FDA”) and European Union Medical Device Regulation and is also certified under the International Organization for Standardization (“ISO”) 13485 and the Medical Device Single Audit Program. In 2023, our QARA team:

•	Enhanced the medical device reporting program;

•	Established a design control program for our kitting business;

•	Obtained successful FDA 510k clearances for new product codes; and

•	Upgraded the electronic Quality Management Systems to support the Owens & Minor Quality System program.

We manage our internal quality system audits as required by the FDA and ISO, as well as through third-party audits.

The Patient Direct segment holds Centers of Medicare & Medicaid Services Durable Medical Equipment, Prosthetics, Orthotics, and Supplies approved third-party accreditation from the Community Health Accreditation Program; The Joint Commission; Healthcare Quality Association on Accreditation; and Utilization Review Accreditation Commission, as applicable to business operations. These organizations continuously collect safety and key performance indicators to monitor compliance with their requirements. Additionally, client and referral satisfaction is surveyed and reported for evaluation by leadership.

Supporting Our Communities. We invest in the communities where we operate through charitable contributions from The Owens & Minor Foundation (the “Foundation”) and by encouraging our teammates’ volunteerism. Launched in May 2021 with a $10 million endowment, the Foundation is dedicated to making impactful investments to charitable and civic organizations in the communities we serve and focuses primarily in three areas: Environment, with particular attention to the stewardship of waterways; Healthcare; and Diversity, Equity & Inclusion. Since its inception, the Foundation has contributed more than $2 million to organizations supporting our three focus areas.

In 2021, The Owens & Minor Foundation selected Ronald McDonald House Charities® (“RMHC”) as its flagship charity partner, donating Halyard® products and contributing more than $1 million for multi-year support of RMHC programming that directly improves the health and well-being of children and their families. In 2023, The Foundation’s contribution guaranteed 5,000 overnight stays to ensure families with ill or injured children remained together and close to medical care. In addition, Owens & Minor teammates volunteered nearly 2,000 hours to help feed and nourish RMHC families.

Also in 2023, the Foundation collaborated with our Veterans Teammate Resource Group (“Veterans TRG”) to partner with Hope for the Warriors® to help support active U.S. servicemembers, veterans, and military families, as well as to provide ongoing engagement opportunities for Owens & Minor teammates. The Owens & Minor Veterans TRG provides a forum for active and former U.S. military servicemembers to advocate for veterans and veterans’ causes on behalf of teammates and in local communities. The Foundation’s support will assist more than a thousand Hope for the Warriors clients across a variety of programs.

Further, the Foundation continued its commitment to environmental charities nationwide with contributions to Chattahoochee Riverkeeper™, The Conservation Foundation, FRIENDS of Great Salt Lake, Los Angeles Waterkeepers™, and Save the Sound™ to increase access, education and conservation of the nation’s waterways. In summary, these and other contributions continue Owens & Minor’s longstanding legacy of service to our teammates, customers, and the communities in which we operate.

Operating Responsibly

Regulatory Compliance. We are committed to conducting business in compliance with applicable environmental laws and regulations as well as through environmentally responsible practices. Owens & Minor complies with relevant regulatory standards for air emissions, stormwater, and pollution prevention under the U.S. EPA and other global authorities applicable to where we operate. We also develop and maintain environmental objectives that focus on reducing our impact across our manufacturing sites and vehicle fleets.

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Governance & Transparency. As part of our comprehensive Ethics and Compliance Program that aligns with the fundamental elements of an effective compliance program, as outlined by the U.S. Government and healthcare industry best practices, we maintain a Code of Honor. This Code creates a standard for ethical behavior that is required of all our teammates and business partners, including expectations for specific topics such as anti-bribery and anti-corruption. Annually, we require all teammates and our Board of Directors to pledge to uphold the Code’s standards.

We monitor corruption and bribery through our corporate internal audit, procurement, compliance, and vendor relations teams, who review various reports from all areas of our business. Owens & Minor prohibits all forms of bribery and corruption and maintains policies and procedures to prevent unethical business practices. Our internal audit, procurement, and vendor relations teams hold various compliance trainings to maintain compliance with all laws and regulations. We also maintain a whistleblower hotline for teammates to report any compliance concerns.

Ethical Supply Chain. The company’s social compliance programs strive to uphold human rights in all our business activities. Owens & Minor supports these programs with elements including, but not limited to:

•	Oversight from our Board and Executive Leadership Team, as well as our Human Resources, Legal, Ethics & Compliance, Privacy, and Supply Chain leadership;

•	Risk analysis;

•	Policies and procedures;

•	Training and communication;

•	Auditing and monitoring;

•	Whistleblower hotline;

•	Anti-bribery and anti-corruption standards;

•	Modern slavery assessments and safeguards – Including all forms of involuntary labor, trafficked labor, forced labor, and child labor; and

•	Environmental protections.

We also work to ensure that both Owens & Minor and our vendors adhere to business integrity fundamentals including, but not limited to:

•	Privacy laws and regulations;

•	Healthcare law;

•	Import/export compliance;

•	Security, both physical and cyber;

•	Conflict minerals policies;

•	Antitrust;

•	Industry standards; and

•	Transparency.

Advancing Supplier Diversity. We support a socially responsible supply chain that includes qualified businesses with women-owned, minority, LGBTQ+, disabled, and veteran representation. In addition to our Supplier Diversity Council, Owens & Minor has expanded its program to include Tier 1 and Tier 2 diversity mentoring, adding dedicated leadership for diversity programs, and implementing private label products to be utilized by diverse suppliers. To continue building on our Supplier Diversity Program, in 2023 Owens & Minor established a commercial marketing strategy to optimize supplier diversity. To support and better understand supplier performance, Owens & Minor centralized reporting, increased the visibility of products from our partner diverse suppliers, and tracked the associated usage so that we may better identify opportunities to continue to grow and expand the program.

Empowering Our Teammates

In alignment with our IDEAL Values, Owens & Minor strives to empower our teammates by ensuring there are open channels of communication across all levels of the organization. Our teammates are supported with development programs

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and a healthy work environment, and we aim to realize success together through diversity, equity, and inclusion (“DE&I”). In 2023, we held regular virtual Town Hall meetings with our Executive Leadership Team and global teammates and encouraged all managers to align action plans across their teams with survey responses. We provided Learning Pathways designed to support teammates in developing skills for their role and planning their career paths. Through our annual talent review, we continue to invest in leadership development opportunities to increase the readiness of top talent leaders to assume greater responsibility at Owens & Minor. We also bolstered our support for DE&I by continuing to grow our TRGs to provide support and help in personal and career development while creating a safe space where teammates can bring their authentic selves to work every day. In 2023, we launched the Diverse Abilities Inclusion & Support (“DAIS”) TRG for all teammates with diverse abilities, caring for a family member with diverse abilities, or wishing to join as an ally. This TRG advances awareness and inclusion while promoting an environment where teammates feel comfortable sharing, feel they are heard, and are encouraged to utilize resources available through our company and their communities. Our goal is to provide education and support while promoting inclusion and understanding of teammates with diverse abilities.

Supporting Our Teammates. The health, wellness and safety of our teammates is a foundational priority at Owens & Minor. We take care of our teammates, and our teammates take care of our customers. We value the contributions teammates make toward growing Owens & Minor and offer a comprehensive suite of benefits and well-being resources such as health and financial wellness programs, adoption assistance, parental leave, education assistance, and bereavement leave.

Teammate safety is a priority at Owens & Minor, and we pursue a “safety as a lifestyle” approach, which was demonstrated in 2023, as we achieved a total-company recordable incident rate of 1.02—lower than the average of 2.7 for private industry. Additionally, we achieved a DART rate (cases with Days Away, Restricted, or Transfer of Duty) of 0.61, also lower than the private industry average of 1.7. Several of our sites routinely work millions of hours without a recordable injury, reflecting our commitment to safety and overall target of zero injuries. During 2023, we achieved several Environment, Health, and Safety milestones including, but not limited to:

•	27 of our manufacturing plants and distribution centers worked the entire year free of recordable injuries.

•	75% of our Patient Direct locations worked the entire year free of recordable incidents.

•	We hosted a “Spring into Safety” housekeeping challenge in March to focus on the fundamentals for our safe workplace.

•	Our facility in Kells, Ireland hosted a Wellness Week in December educating and refreshing our teammates on self-care, winter safety, and Supervisor training/preparedness.

•

We hosted Global Safety Week in August, involving all Products & Healthcare Services, (e.g., manufacturing, distribution), Patient Direct and Corporate Functions in a coordinated, structured week to celebrate the safety of our teammates and educate them for continued well-being. This special week also included a global competition encouraging sites to get creative and showcase teammate’s engagement activities.

Overall, we seek to strengthen and continuously improve all of our Environment, Health, and Safety program initiatives with the goal of providing an optimal environment to achieve our Purpose and Vision.

Promoting Diversity, Equity, and Inclusion. Promoting DE&I is not a project nor a point-in-time discussion. Building a diverse, equitable, and inclusive workplace takes dedication and a long-term commitment from each one of us to live our IDEAL Values and to bring our authentic selves to work each day.

We encourage a working environment that promotes the success and well-being of all our teammates. We advocate for DE&I across our business to help succeed in delivering our DE&I strategy. Reflecting our commitment to and support for DE&I, we launched Unconscious Bias training for all senior leaders in 2023, and we will continue educating at deeper levels of the organization in 2024.

Our TRGs were created in 2020 to promote engagement and support for underrepresented identity groups, including African American/Black, Veteran and Military, LGBTQ+, Women’s Empowerment Network, Hispanic, Asian American/Pacific Islanders, and Women in Technology. With the addition of our eighth TRG in 2023 centered on teammates with or who care for family members with Diverse Abilities, we have more than 1,000 members and allies participating in TRGs throughout the company. A new TRG has been approved for Q1 2024 focusing on emerging and future leaders within the company. To further advance our Purpose of Life Takes Care, each TRG received funding in 2023 from the Foundation to support

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nonprofit organizations nominated by each TRG that align with that specific TRG’s mission and goals. These contributions allowed our TRGs to develop partnerships by participating in engagement events and volunteer opportunities in the diverse communities where we live and work.

Board Meetings

The Board of Directors held 16 meetings during 2023 which included regular meetings and special meetings to provide oversight related to, among other things, the Company’s strategic planning, certain executive management changes and navigating macro-economic conditions during 2023. All directors attended at least 75% of the meetings of the Board and committees on which they served. Our directors attend our Annual Meeting of Shareholders unless there is compelling reason why they cannot. All our directors in office at that time attended our 2023 Annual Meeting of Shareholders.

Committees of the Board

The Board of Directors currently has the following committees, which the Board established to assist it with its responsibilities:

Audit Committee. The Audit Committee oversees:

•	Integrity of the Company’s financial statements;

•	The Company’s compliance with legal and regulatory requirements;

•	Qualification and independence of the Company’s independent registered public accounting firm;

•	Performance of the Company’s independent registered public accounting firm and internal audit functions;

•	Certain aspects of the Company’s ERM program, including cybersecurity risk; and

•	Issues involving the Company’s ethical and legal compliance responsibilities.

The Audit Committee has sole authority to appoint, retain, compensate, evaluate, and terminate the Company’s independent registered public accounting firm. The Board of Directors has determined that Committee Chair, Stephen Klemash, is an “audit committee financial expert,” as defined by SEC regulations and that each member of the Audit Committee is financially literate under NYSE listing standards. All members of the Audit Committee are independent as such term is defined under the enhanced independence standards for audit committees in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules thereunder as incorporated into the NYSE listing standards and under the Company’s Corporate Governance Guidelines. The Audit Committee met six times during 2023.

Our People & Culture Committee. The OP&C Committee:

•	Administers executive compensation programs, policies and practices;

•	Advises the Board on salaries and compensation of the executive officers;

•	Conducts studies and recommendations concerning compensation and compensation policies;

•

May delegate authority for day-to-day administration and interpretation of compensation plans to certain senior officers of the Company (other than for matters affecting executive officer compensation and benefits); and

•	Exercises oversight over other matters affecting our culture and our teammates such as DE&I, teammate satisfaction, teammate health and well-being, job satisfaction and turnover.

All members of the OP&C Committee are independent within the meaning of the enhanced NYSE listing standards and the Company’s Corporate Governance Guidelines and are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act. The OP&C Committee met eight times during 2023.

Governance & Nominating Committee. The Governance & Nominating Committee:

•	Considers and recommends nominees for election as directors and officers and nominees for each Board committee;

•	Reviews and recommends changes to director compensation;

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•	Reviews and evaluates the procedures, practices and policies of the Board and its members and leads the Board in its annual self-review;

•	Oversees the governance of the Company, including reviewing and recommending changes to the Corporate Governance Guidelines;

•	Conducts succession planning for senior management; and

•	Reviews the Company’s ESG programs and practices.

All members of the Governance & Nominating Committee are independent within the meaning of the NYSE listing standards and the Company’s Corporate Governance Guidelines. The Governance & Nominating Committee met four times during 2023.

Executive Committee. Exercises limited powers of the Board when the Board is not in session. The Executive Committee did not meet during 2023.

Board Committee Membership

The Board, upon recommendation from the Governance & Nominating Committee, reviews and determines the composition of the Committees, appoints the Committee Chairs, and considers periodic rotation of committee members and chairs, taking into account the benefits of continuity and depth of experience, professional background, and experience with understanding different aspects of our business. In January 2024, the Board rotated the members of the Governance & Nominating and OP&C Committees.

Director	Board	Audit	Executive	Governance & Nominating	Our People & Culture

Mark A. Beck	C		C	•	•

Gwendolyn M. Bingham	•		•	C

Kenneth Gardner-Smith	•				•

Robert J. Henkel	•		•		C

Rita F. Johnson-Mills	•			•

Stephen W. Klemash**	•	C	•

Teresa L. Kline	•	•

Edward A. Pesicka*	•		•

Carissa L. Rollins	•	•

No. of Meetings in 2023	16	6	0	4	8

C Chair  • Member  * Non-Independent Director  ** Financial Expert

Director Compensation

The Governance & Nominating Committee reviews director compensation annually, and it is the responsibility of this committee to recommend to the Board of Directors any changes in director compensation. The Board of Directors makes the final determination with respect to director compensation. The Governance & Nominating Committee has the authority under its charter to retain outside consultants or advisors to assist it in gathering information and making decisions.

The Company uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on its Board of Directors. In setting director compensation, the Company considers the time commitment that directors must make in performing their duties, the level of skills required by the Company of its Board members and the market competitiveness of its director compensation levels. Additionally, from time to time, the Company performs a market review with respect to other leading companies of similar size to the Company and with respect to the Company’s peer group, under the supervision of the Governance & Nominating Committee, and upon recommendation of the Company’s independent compensation consultant, to determine the compensation arrangements for the independent directors of the

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Company. The table below sets forth the schedule of fees paid to non-employee directors for their annual retainer and service in various capacities on Board committees and in Board leadership roles. Employee directors do not receive any additional compensation for serving on the Board or any of its committees.

Schedule of Director Fees

Type of Fee	Cash	Equity

Annual Retainer	$125,000	$175,000	(1)

Additional Annual Retainer for Independent Board Chair	110,000	N/A

Additional Annual Retainer for Audit Committee Chair	30,000	N/A

Additional Annual Retainer for OP&C Committee Chair	25,000	N/A

Additional Annual Retainer for Governance & Nominating Committee Chair	25,000	N/A

(1)	Restricted stock grant with one-year vesting period.

Directors may defer the receipt of all or part of their director fees under the Directors’ Deferred Compensation Plan. Amounts deferred are “invested” in bookkeeping accounts that measure earnings and losses based on the performance of a particular investment. Directors may elect to defer their fees into the following two subaccounts: (i) an account based upon the price of the Common Stock and (ii) an account based upon the current interest rate of the Company’s fixed income fund in its Retirement and Savings Plan (the “401(k) Plan”). Subject to certain restrictions, a director may take cash distributions from a deferred fee account either prior to or following the termination of his or her service as a director.

2023 Director Compensation Table

The table below summarizes the actual compensation paid by the Company to non-employee directors who served during the year ended December 31, 2023. Mr. Pesicka’s compensation is shown in the table entitled “2023 Summary Compensation Table”.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Total ($)

Mark A. Beck	235,000	175,000	410,000

Gwendolyn M. Bingham	150,000	175,000	325,000

Kenneth Gardner-Smith	125,000	175,000	300,000

Robert J. Henkel	150,000	175,000	325,000

Rita F. Johnson-Mills	125,000	175,000	300,000

Stephen W. Klemash	155,000	175,000	330,000

Teresa L. Kline	125,000	175,000	300,000

Carissa L. Rollins	125,000	175,000	300,000

(1)	Includes amounts deferred by the directors under the Directors’ Deferred Compensation Plan.

(2)

The amounts included in the “Stock Awards” column are the aggregate grant date fair value of the awards computed in accordance with the FASB ASC Topic 718. Assumptions used in the calculation of the stock awards are included in note 10 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated herein by reference. The actual value a director may receive for Stock Awards depends on market prices, and there can be no assurance that the amounts shown are the amounts that will be realized.

(3)	The Stock Award amount of $175,000 equated to 9,344 shares of restricted stock based on the closing stock price of $18.73 on May 12, 2023, the date of grant. These shares vest on May 12, 2024.

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Stock Ownership Guidelines for Directors

The Company maintains stock ownership guidelines for its directors and modified those guidelines in 2021 to provide that each director shall attain, within five years after his or her service on the Board begins (or by July 30, 2026 for directors serving as of July 30, 2021), a level of equity ownership of Common Stock having a value of at least four times the director’s annual cash retainer. Currently, the annual cash retainer is $125,000 and the equity ownership guideline value is $500,000.

Director Nominating Process

Director Candidate Recommendations and Nominations by Shareholders. The Governance & Nominating Committee charter provides that the Governance & Nominating Committee will consider director candidate recommendations by shareholders. Shareholders should submit any such recommendations to the Governance & Nominating Committee through the method described under “Communications with the Board of Directors” below. In addition, our Bylaws provide that any shareholder of record entitled to vote for the election of directors at the applicable meeting of shareholders may nominate directors by complying with the procedures and requirements set forth in the Bylaws. For more information, see “Shareholder Proposals” on page 21 of this Proxy Statement.

Process for Identifying and Evaluating Director Candidates. The Governance & Nominating Committee evaluates all director candidates in accordance with the director qualification standards and the criteria described in our Corporate Governance Guidelines. These guidelines require the Governance & Nominating Committee on an annual basis to review and evaluate the requisite skills and characteristics of individual Board members and nominees as well as the composition of the Board as a whole. This assessment includes whether the member or candidate is independent and includes considerations of diversity, age, skills, and experience in the context of the Board’s needs. The goal of the Governance & Nominating Committee is to have a Board whose membership reflects a mix of diverse skill sets, technical expertise, educational and professional backgrounds, industry experiences and public service as well as perspectives of different genders and ethnicities. The Governance & Nominating Committee reviews its annual assessment with the Board each year and, as new member candidates are sought, attempts to maintain, and enhance the level of diverse backgrounds and viewpoints of directors composing the Board. As part of the Board’s annual self-assessment process, the Board will consider the effectiveness of its overall composition and structure as well as its performance and functioning.

There are no differences in the way the Governance & Nominating Committee evaluates director candidates based on whether the candidate is recommended by a shareholder or was identified by other means. The Governance & Nominating Committee did not receive any nominations from shareholders for the 2024 Annual Meeting.

Our Bylaws provide that no director nominee can stand for election if, at the time of appointment or election, the nominee is over the age of 72; however, under exceptional circumstances, the Board may waive on a temporary basis the director age limitations to allow a director to be appointed, elected, and serve past age 72.

Communications with the Board of Directors

The Board of Directors has approved a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties can send written communications to the Board, any committee of the Board, non-management directors as a group, the Chair, the lead director or any other individual director by one of the following means: (1) postal mail to P.O. Box 27626, Richmond, VA 23261-7626, or (2) on our website at http://www.owens-minor.com under “Corporate Governance” in the “Investor Relations” tab. All communications will be relayed directly to the applicable director(s).

20   Owens & Minor, Inc. ● 2024 Proxy Statement

Proposal 1: Election of Directors

Nine directors have been nominated for election to the Board of Directors for a one-year term expiring at the 2025 Annual Meeting of Shareholders or until their respective successors are elected. Each nominee has agreed to serve if elected and qualified. If any nominee is not able to serve, the Board may designate a substitute or reduce the number of directors serving on the Board. Proxies will be voted for the nominees shown below (or if not able to serve, such substitutes as may be designated by the Board). The Board has no reason to believe that any of the nominees will be unable to serve.

Our Bylaws currently provide that the number of directors constituting the Board of Directors shall from time to time be set by resolution adopted by the affirmative vote of a majority of the Directors in office. In accordance with the Bylaws, the Board has approved that the Board of Directors would consist of nine directors. The Governance & Nominating Committee has recommended to the Board of Directors, and the Board of Directors has approved, nine persons as nominees for election to the Board of Directors. Proxies cannot be voted for a greater number of directors than the number of nominees named.

Information on each nominee, including the particular experience, qualifications, attributes and/or skills that led the Board to conclude that he or she should serve as a director of the Company, is set forth below in the following tables and in nominee specific disclosures.

Experience & Skills of Director Nominees

Significant Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓

Healthcare Experience	✓		✓	✓	✓	✓	✓	✓	✓

Manufacturing/ Operations Experience	✓	✓	✓			✓		✓	✓

Global, Emerging Markets Experience	✓	✓			✓	✓		✓	✓

Supply Chain & Logistics Experience	✓	✓		✓		✓		✓	✓

Technology, Cybersecurity or IT Oversight	✓	✓	✓	✓	✓	✓	✓	✓	✓

Financial Literacy & Reporting	✓	✓	✓	✓	✓	✓	✓	✓	✓

Risk Oversight/ Risk Management	✓	✓	✓	✓	✓	✓	✓	✓	✓

Public Company Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓

Environmental, Social & Governance (ESG)	✓	✓	✓	✓	✓	✓	✓	✓	✓

Background of Director Nominees

Gender	Male	Female	Male	Male	Female	Male	Female	Male	Female

Race/Ethnicity	White	African American	African American	White	African American	White	White	White	White

Age	58	64	43	69	65	63	65	57	54

Owens & Minor, Inc. ● 2024 Proxy Statement   21

Proposal 1: Election of Directors

Nominees for Election

Mark A. Beck

Principal Occupation:

Co-founder and Owner of

B-Square Precision, LLC

Age 58

Director since 2019

Independent Director,

Chair of the Board

Committees:

Executive (Chair),
Governance & Nominating,
Our People & Culture

Background:

Mr. Beck serves as the Board’s Chair, a position he has held since September 2020, and is the co-founder and CEO of B-Square Precision, LLC, a private company engaged in the acquisition and management of companies that manufacture high-precision tools, dies, molds and components. Previously, Mr. Beck served as President and Chief Executive Officer of JELD-WEN Holding, Inc. (JELD-WEN), one of the world’s largest door and window manufacturers, from November 2015 to February 2018, and was a director of JELD-WEN from May 2016 to February 2018. Prior to JELD-WEN, Mr. Beck served as an Executive Vice President at Danaher Corporation, leading Danaher’s water quality and dental platforms, beginning in April 2014. Previously, he spent 18 years with Corning Incorporated in a series of management positions with increasing responsibility, culminating in his appointment as Executive Vice President overseeing Corning’s environmental technologies and life science units in July 2012. Mr. Beck currently serves on the board of directors of IDEX Corporation where he chairs the Nominating and Corporate Governance Committee and is a member of the Compensation Committee. He formerly served on the board of directors of Dow-Corning Corporation from 2010 to 2014.

Qualifications:

The Board of Directors has nominated Mr. Beck to continue his service as a director based on his experience as a chief executive officer of a public company with significant international operations and his track-record of innovation and successfully integrating acquired businesses. His insights into the manufacturing industry, both domestic and international, bring a unique perspective to Owens & Minor’s Board that assists us strategically as we grow our proprietary product manufacturing and sales capabilities and seek to manage our many relationships with the manufacturing community globally.

Gwendolyn M. Bingham
Principal Occupation: Retired United States Army Lieutenant General (three-stars) Age 64 Director since 2020 Independent Director Committees: Executive, Governance & Nominating (Chair)

Background:

Lieutenant General (three-stars) Bingham retired in September 2019 from the U.S. Army following a 38-year career in the military. During her military career, LTG (retired) Bingham served as Department of the Army Assistant Chief of Staff for Installation Management from 2016 through her retirement in 2019. Previously, she was Commanding General, U.S. Army Tank-Automotive and Armaments Lifecycle Management Command from 2014 to 2016; Commanding General, White Sands Missile Range from 2012 to 2014; Commandant, U.S. Army Quartermaster School from 2010 to 2012; and Chief of Staff, Combined Arms Support Command and Sustainment Center of Excellence from 2008 to 2010. LTG (retired) Bingham holds numerous civic and military honors and was the first woman to hold numerous positions as a U.S. Army General Officer including: the Army’s 51st Quartermaster General and Commandant of the U.S. Army Quartermaster School, Fort Lee, Virginia; the Commanding General, White Sands Missile Range, New Mexico and as Commanding General, Tank-Automotive and Armaments Life Cycle Management Command, Warren, Michigan.

Qualifications:

The Board of Directors has nominated LTG (retired) Bingham to continue her service as a director of the Company based on her over 20 years of senior executive leadership experience in complex logistics and supply chain management, resource management, environmental and energy matters, talent management and strategic planning. Additionally, LTG (retired) Bingham has unique experience in leading the Army’s most significant integrated material management center with manufacturing centers in multiple locations and personnel worldwide to support the Army’s efforts to sustain, prepare and transform its operations, which provides insight into the challenges faced in the business of global distribution and supply chain management.

22   Owens & Minor, Inc. ● 2024 Proxy Statement

Proposal 1: Election of Directors

Kenneth Gardner-Smith
Principal Occupation: Chief People Officer, DaVita Inc. Age 43 Director since 2022 Independent Director Committee: Our People & Culture

Background:

Mr. Gardner-Smith has served as the Chief People Officer since 2020 for DaVita, Inc., a Fortune 500 kidney dialysis service provider. Prior to that Mr. Gardner-Smith has held the following positions with DaVita, including Regional Group VP, Field Operations – Southeast from 2015 to 2019, Division VP from 2014 to 2015, Group Director from 2013 to 2014, and Regional Director, Operations from 2011 to 2013. Prior to his employment with DaVita from 2008 to 2011, Mr. Gardner-Smith worked as an investment banker at Morgan Stanley focused on mergers and acquisitions. From 2003 to 2006, Mr. Gardner-Smith was Relationship Manager for Wells Fargo.

Qualifications:

The Board of Directors has nominated Mr. Gardner-Smith to continue his service as a director of the Company based on his extensive experience and business management leadership in the healthcare industry, including home-based care, as well as his experience developing process innovation, transformation, and talent strategies. His experience and range of perspectives as a senior healthcare executive in compensation, succession planning and diversity and inclusion will benefit the Company as it continues to develop talent and invest in human capital resources and expand as a medical product manufacturer and healthcare solutions partner for the healthcare industry.

Robert J. Henkel
Principal Occupation: Retired, President & Chief Executive Officer of Ascension Health Age 69 Director since 2019 Independent Director Committees: Executive, Our People & Culture (Chair)

Background:

Mr. Henkel was the President, Healthcare Transformation at the THEO Executive Group, from January 2019 to March 2021. Previously, Mr. Henkel served as President and Chief Executive Officer of Ascension Health from 2012 until his retirement in July 2017. Prior to that Mr. Henkel was the Chief Operating Officer of Ascension Health from 2004 to 2011. Ascension Health, Inc. is the largest non-profit healthcare system in the U.S. and the world’s largest Catholic health system. During his 25-year tenure with Ascension Health, Mr. Henkel was Chair of the Ascension Innovation Counsel for Ascension Health, Inc. from July 2017 to 2019, and served in a number of different roles including President of the Great Lakes and Mid-Atlantic States Operating Group. Prior to Ascension Health, Mr. Henkel held numerous executive leadership positions with other healthcare organizations, including the Daughters of Charity National Health System, St. Louis; Mount Sinai Medical Center, Miami Beach, Fla.; SSM Health Care in St. Louis; and Montefiore Medical Center, Bronx, New York. Mr. Henkel is a Life Fellow with the American College of Healthcare Executives and an adjunct professor of health policy and management with the University of Pittsburgh Graduate School of Public Health.

Qualifications:

The Board of Directors has nominated Mr. Henkel to continue his service as a director of the Company based on his extensive experience in the healthcare industry. Mr. Henkel brings deep leadership and management experience and insight both generally and specific to the healthcare industry, including unique strategic and operational experience from the healthcare industry. His unique perspective will benefit Owens & Minor as it continues to expand as a full-service partner for customers that focus on global healthcare solutions and understand the challenges faced at multiple levels within the global healthcare marketplace.

Owens & Minor, Inc. ● 2024 Proxy Statement   23

Proposal 1: Election of Directors

Rita F. Johnson-Mills
Principal Occupation: President, (Southern Region), CINQCARE Age 65 Director since 2022 Independent Director Committee: Governance & Nominating

Background:

Ms. Johnson-Mills has served as President (Southern Region) of CINQCARE since March 2022. Prior to that, Ms. Johnson-Mills served as founder and CEO of consulting firm RJM Enterprises from January 2018 to February 2022. From August 2014 to December 2017, she served as President and Chief Executive Officer of UnitedHealthcare Community Plan of Tennessee, a health plan serving more than 500,000 government sponsored healthcare consumers with over $2.5 billion of annual revenue, after having previously served as Senior Vice President, Performance Excellence and Accountability for UnitedHealthcare Community & State since 2006, and was a founding member of UnitedHealthGroup’s Diversity and Inclusion Council. Ms. Johnson-Mills also previously served as the Director of Medicaid Managed Care for the Centers for Medicare and Medicaid Services and as Chief Executive Officer of Managed Health Services Indiana and Buckeye Health Plan, wholly owned subsidiaries of Centene Corporation. Ms. Johnson-Mills currently serves on the public company board of directors of Nyxoah SA and previously served on the board of Brookdale Senior Living, Inc. Ms. Johnson-Mills also serves as a director on the private boards of Quest Analytics, LLC and Ellipsis Health, and is a Governance Fellow with the National Association of Corporate Directors (NACD). She is a Hogan Certified Executive Coach and a Senn Delaney Certified Corporate Culture Facilitator.

Qualifications:

The Board of Directors has nominated Ms. Johnson-Mills to continue her service as a director of the Company based on her experience as a healthcare executive with more than 25 years of combined federal, state, and private industry experience. Her leadership experience and success in driving profitable, sustainable growth and implementation of programs to improve employee engagement and build strategic relationships in the public and private healthcare insurance sectors will benefit Owens & Minor as it continues to expand as a full-service partner for customers that focus on global healthcare solutions and offer indispensable guidance to our organization in our continued focus on home-based care solutions.

Stephen W. Klemash
Principal Occupation: Retired Partner, Ernst & Young and EY Americas Center for Board Matters Age 63 Director since 2021 Independent Director Committees: Audit (Chair), Executive

Background:

Mr. Klemash retired in June 2021 as a Partner with Ernst & Young LLP (EY), a position he held since 1997. Mr. Klemash served in a limited consulting capacity with EY through June 2022. In addition, Mr. Klemash also previously served as the Lead Partner with the EY Americas Center for Board Matters (CBM), from 2016 to December 2021. Prior to that Mr. Klemash held multiple Managing Partner positions for EY including from 2011 to 2016 East Central and Central Managing Partner of Accounts, from 2009 to 2011 East Central Region Managing Partner of Advisory, from 2007 to 2009 North Central Region Managing Partner of Assurance and Advisory Business Services and from 2002 to 2007 Pittsburgh Office Managing Partner. Prior to 2002, Mr. Klemash was an assurance practitioner, from the date of his hire by EY in 1984, serving clients in a variety of industries. Mr. Klemash is a certified public accountant and member of the American Institute of Certified Public Accountants.

Qualifications:

The Board of Directors has nominated Mr. Klemash to continue to serve as a director of the Company based on his extensive experience working with public companies, strong financial knowledge, and breadth of experience in business consulting, accounting, risk management, technology and cybersecurity, and corporate governance. The Board believes that the Company will benefit from Mr. Klemash’s comprehensive knowledge of board governance including ESG criteria along with his accounting, general business advisory skills and background in risk management and information security programs.

24   Owens & Minor, Inc. ● 2024 Proxy Statement

Proposal 1: Election of Directors

Teresa L. Kline

Principal Occupation:

Retired, President and Chief

Executive Officer of

Health Alliance Plan of

Michigan and Executive

Vice President of Henry

Ford Health System

Age 65

Director since 2022

Independent Director

Committee:

Audit

Background:

Ms. Kline retired in 2019 as President and Chief Executive Officer of Health Alliance Plan of Michigan and Executive Vice President of Henry Ford Health System, positions she held since 2016. Prior to that, her 40+ years of experience in healthcare include executive roles at Health Care Service Corporation (Senior Vice President and Chief Health Care Management Officer), HealthSouth (Senior Vice President), CHA Health (Chief Executive Officer), United Health Group (Chief Executive Officer of UHC-GA), OnCare (Senior Vice President) and Aetna Health Plans (Regional Vice President). Ms. Kline currently serves on the public company board of directors of Amedisys, Inc., a home health and hospice company; and private company board of directors of SaVida Health, an outpatient opioid use disorder treatment provider, and Presbyterian Healthcare Services, a health system. Ms. Kline also serves on the board of Kalamazoo College. Previously, Ms. Kline served as the Chairman of two private health care technology companies, Medecision and Availity. Ms. Kline formerly served on the board of directors of Apria, Inc., until it was acquired in March 2022 by Owens & Minor, Inc., and Intersect ENT, until it was acquired in May 2022 by Medtronic, Inc.

Qualifications:

The Board of Directors has nominated Ms. Kline to continue her service as a director of the Company based on her extensive knowledge in many different aspects of the healthcare industry including payor and provider experience, insurance, managed care, consulting, and outpatient facility management, and has successfully driven financial and operational turnaround, growth, mergers and acquisitions. Additionally, Ms. Kline is a seasoned healthcare executive with more than 35 years’ experience and deep knowledge of healthcare market dynamics and regulations, as well as healthcare technology and cybersecurity oversight. Ms. Kline has significant outside board experience, including other public company boards.

Edward A. Pesicka
Principal Occupation: President and Chief Executive Officer of Owens & Minor, Inc. Age 57 Director since 2019 Committee: Executive

Background:

Mr. Pesicka is the President and Chief Executive Officer of Owens & Minor, Inc. a position he has held since March 2019. Previously Mr. Pesicka served as an independent consultant and advisor in the healthcare, life sciences and distribution industries since January 1, 2016. From January 2000 through April 2015, Mr. Pesicka served in various roles of increasing responsibility at Thermo Fisher Scientific Inc., including, Chief Commercial Officer and Senior Vice President from January 2014 to April 2015. Prior to that, he was President, Customer Channels at Thermo Fisher from July 2008 to January 2014 and President, Research Market from November 2006 to July 2008. Earlier in his career, Mr. Pesicka held various Vice President-level roles in Thermo Fischer Scientific’s finance department, serving as Chief Financial Officer of numerous divisions. Prior to Thermo Fisher Scientific, Mr. Pesicka spent eight years with TRW, Inc. in its finance department and three years with PricewaterhouseCoopers as an auditor. Mr. Pesicka serves on the public company Board of Directors of Fortrea, where he is a member of the Audit Committee and the Management Development & Compensation Committee.

Qualifications:

The Board of Directors has nominated Mr. Pesicka to continue to serve as a director of the Company based upon his unique ability as President and Chief Executive Officer to communicate to and inform the Board about the Company’s day-to-day operations, implementation of strategic initiatives, and industry developments. The Board believes that Mr. Pesicka brings an important perspective on the Company’s current operations and ongoing relationships with customers and suppliers. Mr. Pesicka’s substantial experience and expertise in distribution, as well as the healthcare and life sciences industries, allow him to contribute valuable industry perspectives and strategic leadership to the Board.

Owens & Minor, Inc. ● 2024 Proxy Statement   25

Proposal 1: Election of Directors

Carissa L. Rollins
Principal Occupation: Chief Information Officer, Illumina, Inc. Age 54 Director since 2022 Independent Director Committee: Audit

Background:

Ms. Rollins has served as the Chief Information Officer (“CIO”) at Illumina, Inc. since March 2022. Before joining Illumina, Ms. Rollins was CIO at UnitedHealthcare from 2017 to 2022. Prior to that from 2015 to 2017, Ms. Rollins held the positions of CIO and Executive Vice President, Human Resources at Gander Mountain, and from 2010 to 2015 in senior roles at Kohl’s Corporation. Prior to that, Ms. Rollins held management roles of increasing responsibility at Manpower Global and Miller-Coors. Ms. Rollins has served on the Board of Directors for the YWCA, Minneapolis, and is currently the Board Chair. She also serves on the Grand Canyon Conservancy board.

Qualifications:

The Board of Directors has nominated Ms. Rollins to continue her service as a director of the Company based on her extensive knowledge of global information systems strategy, operations, risk and compliance, infrastructure, enterprise architecture, cybersecurity, employee, and business-facing applications. Additionally, her vast information technology knowledge includes leadership of strategy, roadmap, and technology investments in support of the commercial, Medicare and retirement, and government programs technology business. Ms. Rollins’ strategic mindset, strong technical skills and information systems acumen will be positive factors in Owens & Minor’s continued growth and success.

The Board of Directors recommends a vote FOR the election of each nominee as Director.

26   Owens & Minor, Inc. ● 2024 Proxy Statement

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee (with confirmation of the Board) has selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2024, and has directed that management submit such appointment of KPMG LLP for ratification by the shareholders at the Annual Meeting. Representatives of KPMG LLP will be present at the Annual Meeting to answer questions and to make a statement if they desire to do so.

Under the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder, the Audit Committee is solely responsible for the appointment, compensation, and oversight of the work of the Company’s independent registered public accounting firm. Shareholder ratification of this appointment is not required by the Company’s Bylaws or otherwise. If shareholders fail to ratify the appointment, the Audit Committee will take such failure into consideration in future years. If shareholders ratify the appointment, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it is determined that such a change would be in the best interests of the Company.

Prior to selecting KPMG LLP for fiscal 2024, the Audit Committee evaluated KPMG LLP’s performance with respect to fiscal 2023. In conducting this annual evaluation, the Audit Committee considered management’s assessment of KPMG LLP’s performance in areas such as (i) independence, (ii) the quality and the efficiency of the services provided, including audit planning and coordination, (iii) industry knowledge and (iv) the quality of communications, including KPMG LLP staff accessibility and keeping management and the Committee apprised of issues. The Audit Committee also considered KPMG LLP’s tenure, the impact on the Company of changing auditors and the reasonableness of KPMG LLP’s rates. The Audit Committee is responsible for the audit fee negotiations associated with the retention of KPMG LLP. In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered accounting firm. Further, in conjunction with the rotation of the auditing firm’s lead engagement partner every five years, the Audit Committee and its chair will continue to be directly involved in the selection of KPMG LLP’s new lead engagement partner. The members of the Audit Committee and the Board believe that the continued retention of KPMG LLP to serve as our independent external auditor is in the best interests of Owens & Minor and our shareholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2024.

Fees Paid to Independent Registered Public Accounting Firm

For each of the years ended December 31, 2023 and 2022, KPMG LLP billed the Company the fees set forth below in connection with professional services rendered by that firm to the Company:

	Year 2023 ($)	Year 2022 ($)

Audit Fees(1)	$4,377,500	$4,457,000

Audit-Related Fees(2)	63,000	38,000

Tax Fees(3)	243,300	310,000

All Other Fees(4)	169,310	9,000

Total	$4,853,110	$4,814,000

(1)

Fees for professional services performed for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s filings on Forms 10-K and 10-Q, Sarbanes-Oxley compliance, and services normally provided in connection with statutory, regulatory filings or engagements and services related to the Apria acquisition in 2022.

(2)	Fees primarily for the annual audit of the Company’s employee benefit plan financial statements and agreed-upon procedures attestation in 2023.

(3)	Fees primarily for advice and consulting services related to the structuring of international operations and sales and use tax returns.

(4)	All other fees in 2023 include a cyber maturity assessment, and in 2023 and 2022, include fees for online resources provided by KPMG LLP.

Owens & Minor, Inc. ● 2024 Proxy Statement   27

Proposal 2: Ratification of Independent Registered Public Accounting Firm

The Audit Committee has established policies and procedures for the pre-approval of audit services and permitted non-audit services to ensure the services do not impair the auditor’s independence. The Audit Committee will pre-approve on an annual basis the annual audit services engagement terms and estimated fees and will also pre-approve certain audit-related services that may be performed by the independent auditors up to the estimated pre-approved fee levels, as well as permissible tax planning and compliance services. The Audit Committee may delegate pre-approval authority to one or more of its members, but any pre-approval decision by such member or members must be presented to the full Audit Committee at its next scheduled meeting. All services provided by, and fees paid to, KPMG LLP in 2023 were pre-approved by the Audit Committee in accordance with the pre-approval policies, and there were no instances of approval requirements or guidelines being waived during this period.

Report of the Audit Committee

The Audit Committee was composed of five directors in 2023, and is currently composed of three directors, each of whom is independent under the enhanced independence standards for audit committees in the Exchange Act and the rules thereunder as incorporated into the listing standards of the NYSE and under the Company’s Corporate Governance Guidelines, and one of whom have been determined by the Board of Directors to be an audit committee financial expert. The Audit Committee met six times during 2023. The Audit Committee operates under a written charter adopted by the Board of Directors, which the Audit Committee reviews at least annually and revises as necessary to ensure compliance with current regulatory requirements and industry changes.

As its charter reflects, the Audit Committee has a broad array of duties and responsibilities and assists the Board in fulfilling its oversight responsibility related to the preparation of financial statements, compliance with legal and regulatory requirements, the Company’s independent registered public accounting firm, including its qualifications, performance and independence, the Company’s internal audit function, treasury and finance matters, and the Company’s enterprise risk management and data and cybersecurity risks.

With respect to financial reporting and the financial reporting process, management, the Company’s independent registered public accounting firm and the Audit Committee have the respective responsibilities set forth below.

Management is responsible for:

•	Establishing and maintaining the Company’s internal control over financial reporting;

•	Assessing the effectiveness of the Company’s internal control over financial reporting as of the end of each year; and

•	Preparation, presentation and integrity of the Company’s consolidated financial statements.

The Company’s independent registered public accounting firm is responsible for:

•	Performing an independent audit of the Company’s consolidated financial statements and the Company’s internal control over financial reporting;

•	Expressing an opinion as to the conformity of the Company’s consolidated financial statements with U.S. generally accepted accounting principles; and

•	Expressing an opinion as to the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee is responsible for:

•	Selecting the Company’s independent registered public accounting firm;

•	Overseeing and reviewing the consolidated financial statements and the accounting and financial reporting processes of the Company; and

•	Overseeing and reviewing management’s evaluation of the effectiveness of internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and KPMG LLP, the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the year ended December 31, 2023 were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed these consolidated financial statements

28   Owens & Minor, Inc. ● 2024 Proxy Statement

Proposal 2: Ratification of Independent Registered Public Accounting Firm

with management and KPMG LLP, including the scope of the independent registered public accounting firm’s responsibilities, critical accounting policies and practices used, and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.

The Audit Committee has discussed with KPMG LLP the matters required to be discussed pursuant to Public Company Accounting Oversight Board Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee has also received the written disclosures and communications from KPMG LLP required by the PCAOB regarding the independence of that firm and has discussed with KPMG LLP the firm’s independence from the Company.

In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with KPMG LLP its opinion as to the effectiveness of the Company’s internal control over financial reporting.

Based upon its discussions with management and KPMG LLP and its review of the representations of management and the report of KPMG LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

THE AUDIT COMMITTEE

Stephen W. Klemash, Chair Teresa L. Kline Carissa L. Rollins

Owens & Minor, Inc. ● 2024 Proxy Statement   29

Proposal 3: Approval of Amendment No. 1 to the Owens & Minor, Inc. 2023 Omnibus Incentive Plan

In this Proposal 3, the Company’s shareholders are being asked to approve Amendment No. 1 to the Owens & Minor, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan” or, as amended, the “Amended 2023 Plan”), a copy of which is attached as Annex A, to (i) increase the aggregate number of shares of Common Stock available for issuance under the 2023 Plan by 2,150,000 shares of Common Stock, (ii) increase the aggregate number of shares of Common Stock that may be issued or used with respect to incentive stock options (“ISOs”) by 2,150,000 shares of Common Stock and (iii) prohibit liberal share recycling for all awards (the “Proposed Amendments”). Other than the Proposed Amendments, no material changes will be made to the 2023 Plan. If the Company’s shareholders do not approve this Proposal 3, the 2023 Plan will continue by its terms, without the Proposed Amendments, and will terminate automatically on May 11, 2033.

Historical Information

The 2023 Plan authorizes the Company to grant equity awards, including stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based awards to eligible teammates, consultants and non-employee directors of our Company and its affiliates, up to 4,025,000 shares of Common Stock. As of March 15, 2024, there were 2,741,643 shares of Common Stock remaining available for issuance under the 2023 Plan. If Amendment No. 1 to the 2023 Plan is approved by the Company’s shareholders, 2,150,000 additional shares of Common Stock will be authorized for issuance thereunder, subject to the adjustment provisions of the 2023 Plan described below.

The following table provides certain additional information regarding awards outstanding and unvested under the 2023 Plan as of March 15, 2024:

Options Outstanding	0

Weighted Average Exercise Price of Options Outstanding	N/A

Weighted Average Remaining Term of Options Outstanding	N/A

Total Full-Value Awards Outstanding (Including Restricted Stock Units, Restricted Stock, target Performance Stock Units and target Performance Shares)(1)	3,983,644

Shares of Common Stock Outstanding	76,598,351

Overhang(2)	5.20%

Shares Available for Future Grant under the 2023 Plan	2,741,643

Dilution under the 2023 Plan, as a Percentage of Common Stock Outstanding(3)	8.78%

(1)

Total full-value awards outstanding as of March 15, 2024 were comprised of the following: restricted stock units/restricted stock 2,975,141; performance stock units/performance shares (based on the target performance level) 1,008,503.

(2)	Overhang consists of the number of shares subject to equity awards outstanding as of March 15, 2024, divided by the number of Common Stock outstanding as of March 15, 2024.

(3)

Dilution consists of the number of shares subject to equity awards outstanding as of March 15, 2024, and the number of shares available for future grant under the 2023 Plan, divided by the number of Common Stock outstanding as of March 15, 2024.

Why Amendment No. 1 to the 2023 Plan is Important

We believe that aligning the interests of teammates and non-employee directors with those of long-term shareholders is a key element of compensation at the Company; accordingly, it is essential that the Company maintain the flexibility and sufficient share reserve in the 2023 Plan to appropriately incentivize teammates and non-employee directors who provide valuable services to the Company and its affiliates. The 2023 Plan has benefited the Company by (i) assisting in recruiting and retaining the services of teammates and non-employee directors with high ability and initiative, (ii) providing greater incentives for teammates and non-employee directors who provide valuable services to the Company and its affiliates, and (iii) associating the interests of teammates and non-employee directors with those of the Company and its shareholders. For our CEO and other NEOs, equity-based incentive awards represent a significant portion of their compensation, with such awards representing approximately 69% and 63% of total target compensation, respectively. Amendment No. 1 to the 2023 Plan is intended to enhance the 2023 Plan and is needed to continue our equity compensation program, which is an important element in our ability to remain competitive in attracting and retaining experienced talent. We believe that our ability to recruit, retain and incentivize top talent will be adversely affected if Proposal 3 is not approved.

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Historical Burn Rate; Potential Economic Dilution Analysis

We are committed to managing the use of our equity incentives prudently to balance the benefits equity compensation brings to our compensation programs against the dilution it causes our shareholders. As part of our analysis when considering the number of shares to be added to the 2023 Plan by Amendment No. 1, we considered our equity plans’ “burn rate,” calculated as (i) the number of shares subject to equity awards granted under the Owens & Minor, Inc. 2018 Stock Incentive Plan (the “2018 Plan”) and the 2023 Plan for the three years ending December 31, 2023, divided by (ii) the weighted average number of shares outstanding for that period. Our average burn rate for the three years ending December 31, 2023 was 3.87%. The total potential dilution resulting from issuing all shares authorized under our equity plans as of March 15, 2024 (including the 2,150,000 additional shares that would be available if shareholders approve Amendment No. 1) would be approximately 11.59%. We believe that our burn rate and potential dilution amounts are reasonable for our industry and market conditions. During this three-year period, we have sought to provide equity compensation to our teammates and non-employee directors who we believe are important to our organization in furthering our business strategy. In addition, during this time we have made multiple leadership appointments and promotions to advance our strategy. Additionally, we made a significant business acquisition in 2022 of Apria, Inc. to accelerate our business strategy and issued awards representing 275,025 shares of Common Stock to teammates who joined us from Apria, including the employment of Apria’s former CEO, who was appointed as our Company’s Executive Vice President, President – Patient Direct & CEO of Apria upon the closing of the acquisition. Also contributing significantly to the number of awards that we were required to issue under the 2023 Plan in furthering our business strategy was a decline in the trading price of our Common Stock in 2022 and 2023, which required the issuance of a greater number of awards to achieve our intended incentives.

Expected Duration

If Amendment No. 1 to the 2023 Plan is approved by our shareholders, we expect that the shares available under the 2023 Plan for future awards will be sufficient for currently-anticipated awards for the next two years. Expectations regarding future share usage could be impacted by a number of factors such as: (i) the future performance of our stock price; (ii) hiring and promotion activity at the executive level; (iii) the rate at which shares are returned to the 2023 Plan reserve upon awards’ expiration, forfeiture or cash settlement without the issuance of the underlying shares; (iv) factors involved in acquiring other companies; and (v) other factors. While we believe that the assumptions we used are reasonable, future share usage may differ from current expectations.

For the foregoing reasons, our Board of Directors recommends that our shareholders approve Amendment No. 1 to the 2023 Plan.

Amended 2023 Plan Best Practices

The Amended 2023 Plan includes several features that are consistent with the interests of shareholders and corporate governance best practices, including the following:

•	No automatic award grants are promised to any eligible individual;

•	No liberal share recycling for any awards;

•

Awards assumed by a successor in connection with a change in control will not vest solely as a result of the change in control (unless specifically provided otherwise in an award agreement or any applicable employment agreement or similar agreement);

•	No tax gross-ups under the Amended 2023 Plan;

•	No evergreen for the Amended 2023 Plan share reserve;

•

No repricing, replacement or re-granting of options, stock appreciation rights or other stock awards without shareholder approval (except in the event of certain equitable adjustments or a change in control, as further described below);

•

Any award (or portion thereof) granted under the Amended 2023 Plan will vest no earlier than the first anniversary of the date the award is granted (subject to an exception equal to no more than 5% of the shares reserved for issuance under the Amended 2023 Plan);

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•	Awards, including time-based awards, are subject to potential reduction, cancellation or recoupment pursuant to the Company’s clawback policy, as discussed in more detail on page 58;

•	Awards are generally nontransferable;

•	Meaningful annual limits on total non-employee director compensation; and

•

Dividends and dividend equivalents are subject to restrictions and risk of forfeiture to the same extent as the award with respect to which such dividends or dividend equivalents are accrued and will not be paid unless and until such award has vested.

Summary of the Amended 2023 Plan

The Amended 2023 Plan will provide for the grant of both ISOs, which are intended to qualify for favorable tax treatment under Section 422 of the Code, and non-qualified stock options, as well as the grant of stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalents, other stock-based awards, cash awards and substitute awards intended to align the interests of our service providers with those of our shareholders.

This section summarizes material features of the Amended 2023 Plan. The summary is qualified in its entirety by reference to the complete text of the 2023 Plan, attached as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and Amendment No. 1 to the 2023 Plan, attached hereto as Annex A, which are both incorporated by reference into this Proposal 3.

The only material changes to the 2023 Plan as a result of the Proposed Amendments will be to (i) increase the aggregate number of shares of Common Stock available for issuance under the 2023 Plan by 2,150,000 shares of Common Stock, (ii) increase the aggregate number of shares of Common Stock that may be issued or used with respect to ISOs by 2,150,000 shares of Common Stock and (iii) prohibit recycling of shares (a) tendered as payment for the exercise of an award, (b) withheld to cover taxes or (c) shares covered by a stock-settled Stock Appreciation Right or other stock-settled Award that were not issued upon the settlement of the Award, as described in further detail below.

Securities to be Offered

The aggregate number of shares of Common Stock that may be issued pursuant to the Amended 2023 Plan will not exceed 6,175,000 shares of Common Stock (subject to any increase or decrease pursuant to the Amended 2023 Plan) (the “Share Reserve”). The aggregate number of shares of Common Stock that may be issued or used with respect to any ISO will not exceed the Share Reserve. The closing price per share of our Common Stock on March 15, 2024 was $25.47. Any award under the Amended 2023 Plan settled in cash will not be counted against the Share Reserve. Notwithstanding anything to the contrary contained in the Amended 2023 Plan, shares of Common Stock subject to an award under the Amended 2023 Plan or an award that was outstanding under the 2018 Plan as of the effective date of the 2023 Plan (a “Prior Plan Award”) will not again be made available for issuance or delivery under the Amended 2023 Plan if such shares of Common Stock are (i) delivered, withheld or surrendered in payment of the exercise or purchase price of an award or a Prior Plan Award, (ii) delivered, withheld, or surrendered to satisfy any tax withholding obligation or (iii) shares covered by a stock-settled Stock Appreciation Right or other stock-settled Award that were not issued upon the settlement of the Award. Shares of Common Stock subject to a Prior Plan Award that was granted pursuant to an exception under Section 303A.08 of the NYSE Listed Company Manual that become available for issuance under the Amended 2023 Plan will remain subject to the terms and conditions set forth in such exception. The number of shares of Common Stock available for issuance under the Amended 2023 Plan will not be reduced by shares issued pursuant to awards issued or assumed in connection with a merger or consolidation, except that shares acquired by exercise of substitute ISOs will count against the maximum number of shares that may be issued pursuant to the exercise of ISOs under the Amended 2023 Plan.

Administration

The Amended 2023 Plan will be administered by a committee of the Board that has been authorized to administer the Amended 2023 Plan, except if no such committee is authorized by the Board, the Board will administer the Amended 2023 Plan (as applicable, the “Committee”). The Committee will have broad discretion to administer the Amended 2023 Plan, including the power to determine the eligible individuals to whom awards will be granted, the number of awards to be

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granted and the terms and conditions of awards. The Committee may also accelerate the vesting or exercise of any award and make all other determinations and take all other actions necessary or advisable for the administration of the Amended 2023 Plan. To the extent the Committee is not the Board, the Board will still retain the authority to take all actions permitted by the Committee under the Amended 2023 Plan.

Eligibility

Teammates, consultants and non-employee directors of our Company and its affiliates will be eligible to receive awards under the Amended 2023 Plan. As stated above, the basis for participation in the Amended 2023 Plan is the Committee’s decision to select, in its sole discretion, participants from among those eligible. The Company and its affiliates have approximately 350 teammates, and eight non-employee directors who will be eligible to participate in the Amended 2023 Plan.

Non-Employee Director Compensation Limits

The fair value of any awards granted under the Amended 2023 Plan to a non-employee director as compensation for services on the Board, during any one calendar year, taken together with any cash fees paid to such non-employee director during such period in respect of the non-employee director’s services as a member of the Board during such year, may not exceed $750,000, provided that (i) the Committee may make exceptions to this limit, except that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous decisions involving compensation for non-employee directors and (ii) for any calendar year in which a non-employee director serves as lead director or non-executive chair of the Board, such limit will be increased to $1,500,000; provided, further, that such limit will be applied without regard to awards or other compensation, if any, provided to a non-employee director during any period in which such individual was an employee of the Company or any affiliate or was otherwise providing services to the Company or to any affiliate other than in the capacity as a non-employee director.

Minimum Vesting Term

A vesting period of at least one year will apply to all awards issued under the Amended 2023 Plan; provided that (i) up to 5% of the shares of Common Stock reserved for issuance under the Amended 2023 Plan may be issued pursuant to awards that do not comply with such minimum one year vesting period and (ii) an award granted to a non-employee director may vest on the earlier of (a) the date that is one year following the date on which such award is granted or (b) the first annual meeting of the Company’s shareholders that occurs following the date such award is granted, provided that such vesting period may not be less than 50 weeks following the date such award is granted. Notwithstanding the foregoing, the Committee retains the ability to accelerate the vesting of any award for any reason.

Prohibition on Repricing

Except in the event of certain equitable adjustments or a change in control, as described in the Amended 2023 Plan, without the approval of the shareholders of the Company, no amendment may be made to the Amended 2023 Plan that would (i) increase the aggregate number of shares of Common Stock that may be issued under the Amended 2023 Plan; (ii) change the classification of individuals eligible to receive awards under the Amended 2023 Plan; (iii) reduce the exercise price of any option or stock appreciation right; (iv) grant any new option, stock appreciation right, or other award in substitution for, or upon the cancellation of, any previously granted option or stock appreciation right that has the effect of reducing the exercise price thereof; (v) exchange any option or stock appreciation right for Common Stock, cash, or other consideration when the exercise price per share under such option or stock appreciation right exceeds the fair market value of a share; or (vi) take any action that would be considered a “repricing” of an option or stock appreciation right under the applicable listing standards of the national exchange on which the Common Stock is listed.

Types of Awards

Options

The Amended 2023 Plan provides for the grant of both ISOs intended to qualify under Section 422 of the Code and non-qualified stock options. We may grant options to eligible persons, except that ISOs may only be granted to persons who

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are our teammates or teammates of one of our subsidiaries, in accordance with Section 422 of the Code. The exercise price of an option cannot be less than 100% of the fair market value of a share of Common Stock on the date on which the option is granted and the option must not be exercisable for longer than ten years following the date of grant. However, in the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our equity securities, the exercise price of the option must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Options granted under the Amended 2023 Plan generally must be exercised by the optionee before the earlier of the expiration of such option or at such time or times as will be determined by the Committee at the time of grant. The exercise price for the option may be paid upon such terms and conditions as established by the Committee and set forth in the applicable award agreement. The Committee may establish payment terms for the exercise of options pursuant to which the Company may withhold a number of shares that otherwise would be issued to the participant in connection with the exercise of the option having a fair market value on the date of exercise equal to the exercise price, or that permit the participant to deliver cash or shares with a fair market value equal to the exercise price on the date of payment, or through a simultaneous sale through a broker of shares acquired on exercise, all as permitted by applicable law.

Stock Appreciation Rights

A stock appreciation right is the right to receive an amount equal to the excess of the fair market value of one share of Common Stock on the date of exercise over the grant price of the stock appreciation right. The grant price of a stock appreciation right cannot be less than 100% of the fair market value of a share of Common Stock on the date on which the stock appreciation right is granted. The term of a stock appreciation right may not exceed ten years. The Committee has the discretion to determine other terms and conditions of a stock appreciation right award.

Restricted Stock Awards

A restricted stock award is a grant of shares of Common Stock subject to the restrictions on transferability and risk of forfeiture imposed by the Committee. Unless otherwise determined by the Committee and specified in the applicable award agreement, the holder of a restricted stock award has rights as a shareholder, including the right to vote the shares of Common Stock subject to the restricted stock award or to receive dividends on the shares of Common Stock subject to the restricted stock award during the restriction period. In the discretion of the Committee, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted shares with respect to which the distribution was made.

Restricted Stock Units

A restricted stock unit is a right to receive cash, shares of Common Stock or a combination of cash and shares of Common Stock at the end of a specified period equal to the fair market value of one share of Common Stock on the date of vesting. Restricted stock units may be subject to the restrictions, including a risk of forfeiture, imposed by the Committee. The Committee may determine that a grant of restricted stock units will provide a participant a right to receive dividend equivalents, which entitles the participant to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on the underlying shares of Common Stock. Dividend equivalent rights may be paid currently or credited to an account, settled in cash or shares, and may be subject to the same restrictions as the restricted stock units with respect to which the dividend equivalent rights are granted.

Performance Awards

A performance award is an award that vests and/or becomes exercisable or distributable subject to the achievement of certain performance goals during a specified performance period, as established by the Committee. Performance awards may be granted alone or in addition to other awards under the Amended 2023 Plan, and may be paid in cash, shares of Common Stock, other property, or any combination thereof, in the sole discretion of the Committee.

Other Stock-Based Awards

Other stock-based awards are awards payable in, valued in whole or in part by reference to, or otherwise based on or related to, the value of shares of Common Stock.

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Cash Awards

Cash awards may be granted in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law, as determined by the Committee. Cash awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such awards at any time in its sole discretion.

Substitute Awards

In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Committee may grant awards in substitution for any options or other stock, or stock-based awards granted before such merger or consolidation by such entity or its affiliate.

Dividends and Dividend Equivalents Rights

Dividends and dividend equivalent rights may be granted at the discretion of the Committee. Dividend equivalent rights represent the right to receive the value of dividends, if any, paid by in respect of the number of shares of Common Stock underlying an award. Any dividend or dividend equivalent rights credited with respect to an award (except for dividends paid following the grant of an award of unrestricted (i.e., fully vested) shares) will be subject to the same restrictions on transferability and forfeitability to the same extent as the award with respect to which such shares of Common Stock or other property has been distributed and subject to such other terms and conditions as set forth in the relevant award agreement. Any dividends or dividend equivalent rights granted with respect to an award will be payable to the participant only if, when and to the extent such underlying award vests. The dividend equivalent rights granted with respect to awards that do not vest will be forfeited.

Certain Transactions

If the Company effects any merger, consolidation, statutory exchange, spin-off, reorganization, sale or transfer of all or substantially all the Company’s assets or business, or other corporate transaction or event in such a manner that the Company’s outstanding shares of Common Stock are converted into the right to receive (or the holders of Common Stock are entitled to receive in exchange therefor), securities or other property of the Company or other entity, then, (i) the aggregate number or kind of securities that thereafter may be issued under the Amended 2023 Plan, (ii) the number or kind of securities or other property (including cash) to be issued pursuant to awards granted under the Amended 2023 Plan, or (iii) the exercise or purchase price thereof, will be adjusted by the Committee to prevent dilution or enlargement of the rights granted to, or available for, participants under the Amended 2023 Plan.

Change in Control

The Amended 2023 Plan does not provide for the automatic acceleration of vesting of outstanding awards upon a change in control event solely with respect to the occurrence of the change in control unless the successor company fails to assume or replace the awards in connection with that change in control event, unless otherwise provided in an award agreement or any applicable employment agreement, or similar agreement. To the extent the successor company fails to assume or replace the awards, any performance-based awards will be deemed earned at the greater of (i) the target level of performance as set forth in the award agreement, and (ii) the actual performance achieved, measured and calculated as of the date of the change in control pursuant to a shortened performance period ending on the occurrence of the change in control.

Unless the individual award agreement or any applicable employment agreement, or similar agreement provides otherwise, if the successor company assumes the awards, vesting of the award will be accelerated upon a subsequent termination of the participant’s service, consulting relationship or employment without cause, or, if the participant resigns for good reason, in each case, within 24 months following the change in control, with any performance-based awards will be deemed earned at the greater of (i) the target level of performance as set forth in the award agreement, and (ii) the actual performance achieved, measured and calculated as of the date of the change in control pursuant to a shortened performance period ending on the occurrence of the change in control.

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Tax Withholding

The Company and any of its affiliates have the right to withhold, or require payment of, the amount of any applicable income tax, social insurance contribution or other applicable taxes that are required to be withheld in respect of an award. The Committee may, in its sole discretion, permit or require a participant to satisfy all or any portion of the applicable taxes that are required to be withheld with respect to an award by (i) the delivery of shares that have been both held by the participant and vested for at least six months (or such other period as established by the Committee) having an aggregate fair market value equal to such withholding liability (or portion thereof); (ii) having the Company withhold from the shares otherwise issuable or deliverable to, or that would otherwise be retained by, the participant upon the grant, exercise, vesting, or settlement of the award, as applicable, a number of shares with an aggregate fair market value equal to the amount of such withholding liability; or (iii) by any other means specified in the applicable award agreement or otherwise determined by the Committee.

Limitations on Transfer of Awards

Participants may not transfer options or stock appreciation rights granted under the Amended 2023 Plan other than by will or by the laws of descent and distribution, and all options and stock appreciation rights will be exercisable, during the participant’s lifetime, only by the participant. The Committee may determine, in its sole discretion, that a non-qualified stock option that is otherwise not transferable is transferable to a family member of the participant under certain circumstances.

Restricted stock awarded under the Amended 2023 Plan may not be transferred by participants during the period or periods set by the Committee, commencing on the date of such award, as set forth in the applicable award agreement.

Shares of Common Stock subject to other stock-based awards may not be transferred prior to the date on which the shares are issued or, if later, the date on which any applicable restriction, performance, or deferral period lapses, subject to the applicable provisions of the relevant award agreement and the Amended 2023 Plan.

All certificates for shares delivered under the Amended 2023 Plan will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the SEC, any stock exchange upon which the Common Stock is then listed or any national securities exchange system upon whose system the Common Stock is then quoted, and any applicable law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

Clawback

All awards granted under the Amended 2023 Plan are subject to the Company’s clawback policy, as described in more detail on page 58.

Plan Amendment and Termination

The Board or the Committee may amend or terminate any award, award agreement or the Amended 2023 Plan at any time, provided that the rights of a participant granted an award prior to such amendment or termination may not be materially impaired without such participant’s consent. In addition, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Committee will not have the authority, without the approval of shareholders, to amend any outstanding option or share appreciation right to reduce its exercise price per share. The Amended 2023 Plan will remain in effect until May 11, 2033 (unless earlier terminated by the Board).

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal U.S. federal income tax consequences related to awards under the Amended 2023 Plan. This summary describes the general federal income tax principles that apply, as based on current law and interpretational authorities which are subject to change at any time and is provided only for

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general information. This summary does not purport to be complete discussion of all potential tax effects relevant to recipients of awards under the Amended 2023 Plan. No attempt has been made to discuss any potential non-U.S., state, or local tax consequences. This summary is not intended as tax advice to participants, who should consult their own tax advisors. Non-qualified stock options or stock appreciation rights with an exercise price less than the fair market value of shares of our Common Stock on the date of grant, stock appreciation rights payable in cash, restricted stock units, and certain other awards that may be granted pursuant to the Amended 2023 Plan, could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Code and guidance promulgated thereunder.

Tax Consequences to Participants under the Amended 2023 Plan

Non-Qualified Stock Options and Stock Appreciation Rights

If a participant is granted a non-qualified stock option or stock appreciation right under the Amended 2023 Plan, the participant should not have taxable income on the grant of the non-qualified stock option or stock appreciation right. Upon the exercise of a non-qualified stock option or stock appreciation right, a participant will recognize ordinary compensation income, subject to withholding obligations for a teammate, in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Common Stock on the date the participant exercises such option or stock appreciation right. When a participant sells the Common Stock acquired as a result of the exercise of a non-qualified stock option or stock appreciation right, any appreciation or depreciation in the value of the Common Stock after the exercise date will be taxable as a long-term or short-term capital gain or loss for federal income tax purposes, depending on the holding period. The Common Stock must be held for more than twelve months to qualify for long-term capital gain treatment. Subject to the discussion under “Tax Consequences to the Company” below, the Company and its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Incentive Stock Options

A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. The Company and its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Other Awards

A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of a restricted stock unit, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of Common Stock in settlement of the restricted stock unit, as applicable, in an amount equal to the cash or the fair market value of the Common Stock received. The current federal income tax consequences of other awards authorized under the Amended 2023 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); dividend equivalents and other stock or cash based awards are

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generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the award recipient recognizes ordinary income.

A participant who is a teammate will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the Common Stock received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to the Company,” we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Consequences to the Company

Reasonable Compensation

For the amounts described above to be deductible by the Company, such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Golden Parachute Payments

The Company’s ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the Amended 2023 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.

Compensation of Covered Employees

Our ability to obtain a deduction for amounts paid under the Amended 2023 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.

New Plan Benefits

Grants under the Amended 2023 Plan will be made at the discretion of the Committee, and therefore, the benefits or number of shares subject to awards that may be granted in the future to our executive officers, teammates and non-employee directors is not currently determinable. Therefore, a New Plan Benefits Table is not provided.

Equity Compensation Plan Information

The information regarding plans and other arrangements required by Item 10(c) of Schedule 14a can be found below in the section entitled “Equity Compensation Plan Information”.

Vote Required for Approval

Approval of this Proposal 3 requires the affirmative vote of a majority of the votes cast on this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the results of this vote.

The Board of Directors recommends a vote FOR the approval of

Amendment No. 1 to the Owens & Minor, Inc. 2023 Omnibus Incentive Plan.

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Stock Ownership Information

Stock Ownership by Management and the Board of Directors

The following table shows, as of March 14, 2024, the number of shares of Common Stock beneficially owned by each director and director nominee, the executive officers identified as our “NEOs” in the Summary Compensation Table in this Proxy Statement and all current directors and executive officers of the Company as a group.

Name of Beneficial Owner	Sole Voting and Investment Power(1)	Other(2)	Aggregate Percentage Owned

Mark A. Beck(3)	9,344	—	*

Gwendolyn M. Bingham	22,184	—	*

Kenneth Gardner-Smith	14,854	—	*

Robert J. Henkel(3)	37,344	—	*

Rita F. Johnson-Mills	14,057	—	*

Stephen W. Klemash	18,983	—	*

Teresa L. Kline	14,057	—	*

Edward A. Pesicka	857,796	—	1.12%

Carissa L. Rollins	13,834	—	*

Perry A. Bernocchi	209,537	—	*

Alexander J. Bruni	65,808	—	*

Andrew G. Long	272,565	115,555	*

Daniel J. Starck	105,058	—	*

All Executive Officers and Directors as a group (16 persons)	1,891,169		2.62%

*	Represents less than 1% of the total number of shares outstanding.

(1)

No officer or director of the Company has the right to acquire any shares through the exercise of stock options within 60 days following March 14, 2024. There are no outstanding options, warrants or rights as of December 31, 2023.

(2)

Includes: (a) shares held by certain relatives or in estates; (b) shares held in various fiduciary capacities; and (c) shares for which the shareholder has shared power to dispose or to direct disposition. These shares may be deemed to be beneficially owned under the rules and regulations of the SEC, but the inclusion of such shares in the table does not constitute an admission of beneficial ownership.

(3)	The following directors hold shares in the Common Stock account of the Directors’ Deferred Compensation Plan: Mr. Beck 49,343 shares; Ms. Bingham 9,344 shares; and Mr. Henkel 48,074 shares.

Stock Ownership by Certain Shareholders

The following table shows, as of March 14, 2024, any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who, to our knowledge, was the beneficial owner of more than 5% of our Common Stock.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Owned

BlackRock, Inc. 50 Hudson Yards, New York, NY 10001	12,273,657(1)	16.02%

FMR LLC 245 Summer Street, Boston, MA 02210	10,431,010(2)	13.62%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	8,587,684(3)	11.21%

Deerfield Partners, L.P. 345 Park Avenue South, 12th Floor, New York, NY 10010	5,229,779(4)	6.83%

Dimensional Fund Advisors LP 6300 Bee Cave Road, Building One, Austin, TX 78746	4,211,031(5)	5.50%

(1)	Based upon a Schedule 13G report or amendment filed by BlackRock Inc. with the SEC on January 22, 2024.

Owens & Minor, Inc. ● 2024 Proxy Statement   39

Stock Ownership Information

(2)	Based upon a Schedule 13G report or amendment filed by FMR LLC with the SEC on February 9, 2024.

(3)	Based upon a Schedule 13G report or amendment filed by Vanguard Group, Inc. with the SEC on February 13, 2024.

(4)	Based upon a Schedule 13G report or amendment filed by Deerfield Partners, L.P. with the SEC on February 12, 2024.

(5)	Based upon a Schedule 13G report or amendment filed by Dimensional Fund Advisors LP with the SEC on February 9, 2024.

Equity Compensation Plan Information

The following table shows, as of December 31, 2023, information with respect to compensation plans under which shares of Common Stock are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by shareholders(2)	866,989	—	4,051,626(3)

Equity compensation plans not approved by shareholders(4)	—	—	—

Total	866,989	—	4,051,626

(1)	There are no outstanding options, warrants or rights as of December 31, 2023. The total in column (a) above relates to performance shares.

(2)

These equity compensation plans are the 2023 Omnibus Incentive Plan adopted and approved by shareholders on May 11, 2023, and the 2018 Stock Incentive Plan (the “2018 Plan”) adopted and approved by shareholders on May 8, 2018 (as amended May 10, 2019 and May 1, 2020). No additional awards may be made under the 2018 Plan. The Company assumed shares from the Apria, Inc. 2021 Omnibus Incentive Plan (the “Apria Plan”) that became available as of March 29, 2022 under the 2018 Plan.

(3)

Includes 3,216,759 shares of Common Stock that were assumed from the Apria Plan under the 2018 Plan pursuant to an exception under Section 303A.08 of the NYSE Listed Company Manual that remain subject to the terms and conditions set forth in such exception.

(4)	The Company does not have any equity compensation plans that have not been approved by shareholders.

40   Owens & Minor, Inc. ● 2024 Proxy Statement

Executive Compensation

A Message from Our People & Culture Committee

The Our People & Culture (“OP&C”) Committee of the Board of Directors oversees Owens & Minor’s executive compensation philosophy and reviews and approves compensation programs, opportunities, and awards for our named executive officers (“NEOs”). While Owens & Minor management and our independent compensation consultant provide input to the OP&C Committee, it is the sole responsibility of the OP&C Committee to approve our executive compensation philosophy, plans, policies, programs, and decisions.

The OP&C Committee also oversees programs relating to the culture of the Company, and, during 2023, was engaged with executive leadership in the evolution of the Company’s corporate culture through the introduction of our Purpose and Vision, which is vital to our continued growth and long term success.

Guided by our executive leadership team, we delivered on our commitments in 2023 and closed an outstanding year. Our Patient Direct segment continued to outperform the market and continues to position itself as a leader amid healthy demand for home-based care. Likewise, our Products & Healthcare Services (“P&HS”) segment overachieved in both revenue and adjusted operating income as compared to our expectations, which resulted from our intense focus on and execution of our strategic initiatives.

In 2023, the OP&C Committee approved annual equity award grants to executive management in a mix of 50% time-based restricted stock units (“RSUs”) vesting over a three-year period and 50% performance share units (“PSUs”). The 2023 PSU grant design consists of a three-year performance period and the PSU metric is three-year cumulative adjusted EPS; also included in the grant design is a relative total shareholder return (“TSR”) modifier to further enhance alignment of our executives with shareholder returns as compared to that of other comparable companies in the performance index. PSUs can be earned in an amount ranging from 0% to 200% of target.

We strengthened our leadership talent during the year by appointing Perry Bernocchi as our Executive Vice President, CEO of Patient Direct, our segment that includes both the Byram and Apria divisions.

A key focus area in 2023 was the company-wide Operating Model Realignment (“OMR”) Program. The OMR Program was a broad-based effort to evaluate and improve our business, which was led by a dedicated team committed to accelerating profit improvement and reducing costs. The OP&C Committee will continue to evaluate our compensation and governance practices to support the objectives of the business (including ongoing Operating Model improvements), align with our compensation philosophy and prevailing market practices, and provide incentives to deliver key financial metrics that are directly linked to value creation for our shareholders. We are committed to ensuring that our executive compensation programs evolve as necessary to support our business strategy and organizational structure.

More details are provided on the following pages, and we look forward to getting shareholder feedback in the future. Thank you for your continued engagement.

The Our People & Culture Committee

Robert J. Henkel, Chair

Mark A. Beck

Kenneth Gardner-Smith

Owens & Minor, Inc. ● 2024 Proxy Statement   41

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation philosophy and programs, the role of our OP&C Committee and its independent consultant, the compensation decisions made by the OP&C Committee under these programs and the considerations that went into our decisions as a result of the Company’s operational and financial performance in 2023, all as they relate to our NEOs.

 Our Executive Compensation Philosophy

Our executive compensation programs are designed to reflect a pay-for-performance philosophy that aligns with the business’s strategy and goals, both short and long-term, and pays for sustained performance, profitable growth, and achievement of results. We generally target the 50th percentile of our peer group and the relevant market as a reference point for positioning target total compensation for our executives[1], with the ability to earn above or below the 50th percentile based on Company and/or individual performance. Key considerations when determining an executive’s compensation include experience, size and scope of role, pay position relative to the market, internal equity, and talent retention.

We designed our executive compensation program framework to reward for Company and individual performance, with a focus on the following objectives:

•   Reasonable but market-competitive base salaries to attract, motivate, and retain executives.

•   Appropriate balance between short- and long-term incentives and fixed and at-risk incentive compensation, to weigh cost against expected benefit and to align with the creation of shareholder value, including:

•   Annual cash incentives to drive critical business results each year; and

•   Long-term equity awards to retain management and incentivize executives to focus on longer-term financial performance and execution of our operational and strategic plans.

•   Retirement, severance, and other market-competitive benefits to attract executive talent and encourage retention.

[1]   This is a reference point, not a policy, and actual compensation may be above or below the target level based on Company and/or individual performance.

2023 CD&A At-a-Glance

The following section identifies our NEOs for 2023, highlights our performance for the year, and discusses considerations in the resulting compensation approved by the OP&C Committee. We believe the OP&C Committee’s actions in 2023 and outcomes of the 2023 incentive programs were in-line with the Company’s compensation philosophy. Further, we believe the 2023 pay results illustrate and emphasize the strong link between executive pay and the actual results of our Company.

2023 Named Executive Officers

Named Executive Officer	Role	2023 Time in Role

Edward A. Pesicka	President and Chief Executive Officer (CEO)	Full Year

Alexander J. Bruni	Executive Vice President & Chief Financial Officer (CFO)	Full Year

Andrew G. Long	Executive Vice President, CEO, Products & Healthcare Services	Full Year

Perry A. Bernocchi[1]	President & CEO, Byram Healthcare Executive Vice President, CEO, Patient Direct	January – February March—December

Daniel J. Starck[2]	Executive Vice President, President – Patient Direct & CEO of Apria, Inc. Executive Vice President, Business Excellence	January – February March—December

[1]

Mr. Bernocchi was appointed Executive Vice President, CEO, Patient Direct effective March 1, 2023. Prior to that, Mr. Bernocchi served as President & CEO of the Company’s Byram Healthcare division, a position he held from 2009 to March 2023.

[2]

Mr. Starck was appointed Executive Vice President, Business Excellence effective March 1, 2023. Prior to that Mr. Starck served as Executive Vice President, President – Patient Direct & CEO of Apria, Inc. from March 2022 to February 2023.

42   Owens & Minor, Inc. ● 2024 Proxy Statement

Executive Compensation

2023 Business Highlights

Even in the face of challenges, the Company achieved strong cash flow and Adjusted Operating Income[1] in 2023 and continued to build on our culture as well as focus on DE&I. Highlights for 2023 include:

Income

•   Generated Revenue of $10.3 billion in 2023

•   Achieved Adjusted Operating Income[1] of $305 million in 2023 including over $40 million of benefit from the OMR Program

•   Achieved Adjusted EBITDA[1] of $526 million in 2023

•   Adjusted net income per common share[1] of $1.36

Balance Sheet and Cash Flows

•   Reduced total debt by $403 million and reduced net debt[1] by $577 million in 2023

•   Generated $741 million of operating cash flow in 2023

Business Achievements

•   Launched our purpose: Life Takes Care – capturing the company’s unique approach to caring for both the business and the humanity at the heart of healthcare

•   Unveiled Vision 2028, our five-year strategic plan to drive growth and profitability

•   Our Byram Healthcare division was awarded Verywell Health’s “Best Overall Diabetic Supply Company” for the fourth year in a row

•   The Owens & Minor Foundation named Ronald McDonald House Charities© its flagship charity partner and our teammates have supported more than 1,800 RMHC families through over 1,000 hours of volunteer time

Compensation Components

Short-Term Compensation Cash	• Base salary • Annual Incentive Plan (AIP)

Long-Term Compensation Equity	• Stock Incentive Plan[2] • 50% restricted stock units (RSUs) • 50% performance stock units (PSUs), with relative TSR modifier

Other	• Retirement Savings (401(k)) & Executive Deferred Compensation & Retirement Plan • Health & Welfare benefits • Termination-related pay

We base a significant portion of compensation on the achievement of objective financial measures to create a strong link between pay and performance. We have no specific policies on the percentage of total compensation that should be “performance-based,” but consider this relationship in determining the overall balance and reasonableness of the executives’ total direct compensation packages. In 2023, our President & CEO’s total target compensation was 87% performance-based and 13% fixed, and our other NEOs’ total target compensation was 81% performance-based and 19% fixed.

[1]

Adjusted Operating Income (“AOI”), Adjusted EBITDA, and other non-GAAP financial measures included in this Proxy Statement and a reconciliation to the most comparable GAAP equivalent financial measure are described in the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2024.

[2]	On May 11, 2023, our shareholders approved the 2023 Omnibus Incentive Plan, replacing the 2018 Stock Incentive Plan.

Owens & Minor, Inc. ● 2024 Proxy Statement   43

Executive Compensation

Because the successful operation of our business requires near-term execution and a long-term approach, our executive compensation program is designed to enhance both short- and long-term performance. We consider the relationship of short-term to long-term compensation in determining the overall balance and reasonableness of our executives’ total direct compensation packages. We believe that short-term compensation is a necessary complement to long-term compensation to provide remuneration for the attainment of near-term goals that ultimately lead to the achievement of our long-term objectives and strategic initiatives. In 2023, our President & CEO’s total target compensation consisted of 69% long-term and 31% short-term compensation, and our other NEOs’ total target compensation consisted of 63% long-term and 37% short-term compensation.

We believe our proportionate mix of compensation opportunities is appropriate in that we provide a slightly greater relative percentage of incentive-based compensation tied to financial performance and long-term objectives to the CEO versus other NEOs because the CEO is able to more directly impact financial results and the creation of long-term shareholder value.

Performance Goals and Results

		Target	Actual[1]	Achievement

2023 AIP (Paid in March 2024)	2023 Revenue (20%) 2023 AOI (60%) OMR Program AOI Benefit (20%)	$10,346.0 million $325.0 million $30.0 million	$10,337.6 million $315.4 million[2] $40.0+ million	98% 68% 200%

[1]

Shown on a constant currency basis. Revenue was $10,334 million for the year-ended December 31, 2023 and was unfavorably impacted by foreign currency of $3.7 million based on foreign currency rates as of December 31, 2022 and AOI was $304.7 million for the year-ended December 31, 2023 and was unfavorably impacted by foreign currency of $4.3 million based on foreign currency rates as of December 31, 2023. Adjusted Operating Income (non-GAAP), or AOI, and other non-GAAP financial measures included in this Proxy Statement and a reconciliation to the most comparable GAAP equivalent financial measure are described in the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2024.

[2]

In determining achievement of the AOI performance metric under the 2023 AIP, the OP&C Committee considered a portion (approximately $6.4 million) of the costs associated with the Company’s accounts receivable sales program for 2023, which reduced our 2023 AOI but were not contemplated when the OP&C Committee established the original target performance levels. The actual AIP achievement for 2023 AOI would have been approximately 82% had those costs been excluded, resulting in total funding of 109% of target. Accordingly, the actual 2023 AOI metric used for calculating the 2023 AIP achievement is different from the 2023 AOI used for other purposes.

Say-on-Pay Voting History

2021	98%
2022	96%
2023	97%

Learn more about recent shareholder input on compensation on page 48.

44   Owens & Minor, Inc. ● 2024 Proxy Statement

Executive Compensation

Summary of Our 2023 Decisions

The OP&C Committee makes decisions regarding NEO total compensation (base salary, annual bonus objectives and payments, and annual equity grants) in connection with our annual performance review process. The table below summarizes the OP&C Committee’s considerations and their decisions for 2023.

Factors That Guided Compensation Decisions

•   Executive compensation philosophy

•   Degree of achievement of key strategic financial and operational goals for 2022 (for base salary, annual bonus payments and equity grant decisions made in early 2023) and for 2023 (for base salary, annual bonus payments and equity grant decisions made in early 2024)

•   Recommendations of our President and CEO (other than with respect to his own compensation)

•   Advice of an independent compensation consultant

•   Shareholder input

•   Market pay practices

•   Current and historical Owens & Minor compensation

2023 Compensation Program Changes

Annual Incentive Plan: A third financial metric was added to the Annual Incentive Plan, OMR Program AOI benefit. This metric was intended to accelerate profit improvement and reduce costs. The OMR Program AOI benefit had a weighting of 20%. Adjusted AOI remained a metric with an increased weighting at 60%, and Revenue remained as well, with a reduced weighting of 20%. There were no other changes to the compensation program for our NEOs in 2023.

Key 2023 Compensation Decisions

Base Salary Decisions

Effective March 1, 2023, Mr. Bernocchi’s base salary increased 16% to $570,000 when he was appointed Executive Vice President, Chief Executive Officer, Patient Direct. Mr. Bernocchi replaced Mr. Starck who, also in March 2023, assumed the role of Executive Vice President, Business Excellence. There were no other base salary adjustments for our NEOs in 2023.

Annual Incentive Plan Decisions

As a result of business performance as summarized herein in 2023, the overall annual bonus pool was funded at 100% of the target performance level. The NEOs were awarded annual bonus payments of approximately 100% of their individual target opportunities and were paid in March 2024. Mr. Pesicka’s target annual bonus opportunity increased from 130% of base salary to 145% and Mr. Bernocchi’s target annual bonus opportunity increased from 70% of base salary to 90%. Both increases better align these NEOs’ target annual bonus opportunities to the 50th percentile of the market.

Equity Grant Decisions

In 2023, the Company granted RSUs and PSUs to the NEOs that can be earned in an amount ranging from 0% to 200% of the number of awarded shares based on the Company’s adjusted EPS performance for the three-year period from January 1, 2023 through December 31, 2025, and modified based on relative TSR as measured against performance of the Russell 3000 Medical Equipment and Services Sector Index.

In addition to his annual award, Mr. Long received a one-time equity award with a grant value of $1,000,000 in March 2023 in recognition of his recent appointment as CEO, Products & Healthcare Services in October of 2022. This award was delivered in RSUs.

Owens & Minor, Inc. ● 2024 Proxy Statement   45

Executive Compensation

Aligning Pay with Performance

In 2023, our executive compensation structure consisted of three primary components: base salary, annual cash incentives and long-term incentives. We emphasize variable pay rather than fixed pay, with target opportunities based on market practices and payments based on performance. Further, the structure of our executive compensation program ensures that as an executive’s scope of responsibility increases, a greater portion of his or her compensation comes from performance-based pay. For 2023, the performance-based components of our executive compensation program were designed as follows:

	Short-term Incentive	Long-term Incentive

	Annual Bonus	Performance-based Equity	Time-based Equity

Objective	Reward achievement of short-term (annual) corporate performance goals	Reward long-term financial results and drive shareholder value creation	Reward long-term financial results and drive shareholder value creation Reinforce ownership in the Company Support retention of executives

Form	Cash	PSUs (50%)	RSUs (50%)

Time Horizon	1 year	3 years	3 years

Metrics	Adjusted AOI (60% weighting) Revenue growth (20% weighting) OMR Program AOI Benefit (20% weighting)	Cumulative adjusted EPS Relative TSR as a modifier	Continued employment

46   Owens & Minor, Inc. ● 2024 Proxy Statement

Executive Compensation

Compensation Factors and Governance

The OP&C Committee applies several corporate governance features related to executive compensation, which are summarized below. We believe that these mechanisms help to ensure the alignment of executive and shareholder interests.

WHAT WE DO

Pay for Performance. We link pay to performance and a significant portion of our executives’ potential total annual compensation, both cash and equity, is incentive-based on the achievement of objective, simple and transparent financial measures designed to enhance short- and long-term performance.

Performance-Based Equity Awards. At least half of our annual equity award grants are PSUs with multi-year performance requirements.

Share Ownership Guidelines. We have established stock ownership guidelines for our officers, and our tenured NEOs meet or exceed the established ownership guidelines. Newly appointed NEOs are in the process of attaining the required ownership level.

Limited Perquisites. We provide limited perquisites to executive officers.

Double-Trigger Change in Control Provisions. Equity vesting and severance benefits resulting from a change in control are “double-trigger” and require a qualifying termination of employment following the change in control.

Recoupment Policy. We maintain a recoupment policy to recover all performance-based cash compensation and all equity-based compensation (including both time- and performance-vesting equity awards) paid to current and former executive officers and other senior executives and teammates designated as subject to the policy under circumstances involving restatement of our financial statements.

Risk Mitigation. We mitigate risks associated with compensation by establishing caps on incentive compensation, multiple performance targets for incentive compensation and ongoing processes to identify and manage risk.

Independent Compensation Consulting Firm. The OP&C Committee receives advice about its compensation programs and practices from an independent consulting firm that provides no other services to the Company, and the Company is not aware of any conflicts of interest with respect to its work.

WHAT WE DON’T DO

No Employment Agreements. We do not have employment agreements with our executive officers.

No Hedging. We prohibit our executive officers and directors from hedging against the economic ownership of Company stock.

No Pledging. We prohibit our executive officers from pledging Company stock.

No Repricing of Equity Awards. Our stock plans do not permit the repricing of equity awards without shareholder approval.

No Tax Gross-Ups. We do not provide excise tax gross-ups.

The OP&C Committee also considers several factors in designing and implementing compensation programs and setting pay for executives, which are outlined in detail below.

Market Compensation Survey Data. In addition to peer data, the OP&C Committee also considers broader survey data with a focus on executives within healthcare and distribution industries in benchmarking and setting compensation.

Executive Summary Compensation Statements. To review total compensation levels for executive officers, the OP&C Committee reviews executive summary compensation statements that quantify each element of direct compensation provided to individual executives and the portion of the executive’s total compensation represented by each element of compensation.

Total Program Cost. We consider the cost (including aggregate share usage and dilution) of the various components of our compensation program in evaluating the overall balance and reasonableness of our executives’ total direct compensation packages.

Owens & Minor, Inc. ● 2024 Proxy Statement   47

Executive Compensation

Risk Considerations. In setting executive compensation, the OP&C Committee structures the various components of our program to promote the achievement of our business goals without encouraging the taking of unnecessary risks. We believe that several elements of our program mitigate risks associated with performance-based compensation, including the following:

•

Limits on Incentive Compensation. We cap our AIP awards at 200% of the executive’s target award to protect against excessive focus on short-term incentives, and the OP&C Committee has discretion to reduce awards based on factors it deems appropriate, including whether officers took unnecessary risks.

•

Performance Metrics. We use financial performance metrics for our AIP that emphasize profitable and disciplined growth and require responsible and risk-based decision-making by our executives. We also use operational metrics and specific Management by Objectives (“MBO”s) to reward executives for appropriate decision-making and accomplishment of non-financial goals.

•

PSUs/Long-Term Equity Awards. At least half of an executive’s annual equity compensation consists of PSUs with a multi-year performance cycle which focuses management on sustaining the Company’s long-term performance. The other portion of an executive’s annual equity compensation consists of RSU awards that vest over a period of three years and, accordingly, further encourage a focus on long-term performance and support executive retention.

•	Share Ownership Guidelines. Our share ownership guidelines ensure that our executives have a substantial stake tied to long-term holdings in Company stock.

•

Recoupment Policy. Performance-based cash compensation and equity-based compensation (including both time- and performance-vesting equity awards) granted or paid to our current and former executive officers and other senior executives and employees as the O&PC Committee may from time to time designate are subject to recoupment under circumstances involving a restatement of our financial statements.

Shareholder Input on Executive Compensation

In evaluating the design of our executive compensation and the compensation decisions for each of our NEOs, the OP&C Committee considers shareholder input, including the advisory “say-on-pay” vote at our annual meeting.	In 2023, approximately 97% of the “say-on-pay” shareholder votes cast approved the compensation for our NEOs.

In 2023, approximately 97% of the votes cast approved the compensation for our NEOs. We believe that this support resulted largely from the improvements that we have made and continue to make to our executive compensation programs and the effect that they have had on the Company’s performance.

Owens & Minor held an Investor Day event in December and 78 unique investment firms participated either in-person or via webcast. During the event, key members of the management team presented the Company’s strategic vision, operating and growth strategies and multi-year financial targets. Additionally, members of the management team participated in four institutional investor conferences and held in-person or telephonic discussions with more than 100 individual firms. Key feedback included:

•	Understanding the primary drivers behind the macro-economic conditions and competitive landscape impacting the P&HS Segment and the outlook for both;

•	Acknowledgement of the strong organic growth and strong operational execution in the Patient Direct Segment and the outlook for future growth and margin expansion; and

•	Recognition that the balance sheet strength of the Company improved throughout the year driven by exceptionally strong cash flow generation and debt reduction.

To strengthen our pay-for-performance culture, the OP&C Committee considered the feedback obtained from our investor outreach when making decisions relating to compensation for our NEOs for 2023.

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Executive Compensation

Role of the OP&C Committee

The OP&C Committee establishes, approves, and administers the Company’s executive compensation programs. This process ensures that performance metrics are consistent with the financial, operational, and strategic goals set by the Board. The following table provides the steps the OP&C Committee follows to ensure the total compensation for our NEOs is competitive, appropriately tied to performance, and does not promote undue risk taking.

Role of the Independent Compensation Consultant

The OP&C Committee has the authority under its charter to retain independent consultants to assist it in making decisions regarding compensation. In 2023, the OP&C Committee engaged Willis Towers Watson (“WTW”) as its independent consultant to, among other things:

•	Analyze competitiveness of each element of compensation and total compensation for each of the NEOs relative to our peer group and industry trends;

•	Provide information regarding executive compensation trends and regulatory changes and developments; and

•	Provide input on annual and long-term incentive design

Our consultant reports directly to the OP&C Committee, and, aside from its work with the OP&C Committee and Governance & Nominating Committee, performs no other work for the Company. The OP&C Committee has analyzed whether the work of WTW raised any conflict of interest and has concluded that the work of our advisors, including the individuals employed by our advisors who provide consulting services to the OP&C Committee, have not created, nor are they encumbered by, any conflict of interest. The OP&C Committee also considered and confirmed the independence of legal advisors retained by the OP&C Committee during 2023.

Owens & Minor, Inc. ● 2024 Proxy Statement   49

Executive Compensation

Risk Assessment in Compensation Programs

In December 2023, the OP&C Committee reviewed a risk assessment of our compensation policies and practices conducted by management. Management prepares both a top-down and bottom-up assessment and reviews findings with the Committee’s independent consultant, WTW. Based on this review, WTW determined that the Company’s compensation programs promote and reward prudent business judgment without encouraging undue risk. The risk assessment included a global inventory of incentive plans and programs and considered factors such as plan eligibility, the variety of plan metrics, threshold and maximum payments, and the mix of short- and long-term compensation. Based on the review, the OP&C Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Role of the Executive Compensation Peer Group

Each year, we evaluate our compensation levels and programs through comparisons to available information for a group of peer companies selected by the OP&C Committee based in part on recommendations from and analyses prepared by the OP&C Committee’s independent consultant. This evaluation helps us to assess whether our level and mix of executive pay is competitive and reasonable when compared to certain industry standards.

The OP&C Committee periodically reviews the peer group to ensure it remains appropriate and relevant as a market reference and modifies the peer group as necessary to reflect changes at the Company, among the peers or within the industry. In 2023, the following primary considerations were evaluated when reviewing existing peers and developing recommendations:

•   Refine focus on distribution companies. Focus comparisons to health care distribution and/or broader distribution companies as relevant.

•   Recognize broader healthcare industry. The Company’s long-term focus on the growth of its Global Products and Patient Direct businesses increases the relevance of healthcare equipment/supplies companies, including from an executive talent market perspective.

•   Balance financials/size criteria. Ensure comparability of peer companies across a range of relevant financial criteria to ensure the Company is appropriately positioned relative to the peer group.

Owens & Minor is reasonably aligned with median revenues when compared to the peer group.

We generally target total compensation packages for NEOs to reflect the 50th percentile of our peer group of companies when financial and operational goals are achieved.

We design our total compensation packages to provide pay above or below the 50th percentile compared to our peer group when results exceed or do not meet financial and operational goals.

The 12 peer companies we used to inform 2023 compensation decisions are outlined below. Covetrus, Inc. was acquired in October 2022 and is no longer a publicly traded company; as a result, it was removed from our peer group in 2023.

2023 Peer Companies

Baxter International Inc.	ResMed Inc.

Boston Scientific Corporation	STERIS PLC

C.H. Robinson Worldwide, Inc.	TD SYNNEX Corporation

DENTSPLY SIRONA Inc.	WESCO International, Inc.

Henry Schein, Inc.	Quest Diagnostics Incorporated

Patterson Companies, Inc.	Zimmer Biomet Holdings, Inc

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Executive Compensation

Elements of the Executive Compensation Program

Owens & Minor executive compensation consists of fixed pay and variable pay, including cash and non-cash components. The chart below summarizes the various elements of Owens & Minor’s executive compensation and their purpose:

Element	Objective	Key Features

Base Salary Cash	Provide competitive fixed pay that is tied to the market and allows us to attract, retain, and motivate executives within the medical technology industry and broader market	• Reflects individual skills, experience, responsibilities, and performance over time • Influences annual bonus opportunity

Short-Term Incentives Cash	Encourage focus on short-term business performance and motivate executive officers’ performance in achieving our current-year business goals	• Performance-based reward tied to achievement of short-term corporate and individual performance goals • Pays only if threshold performance levels are met or exceeded

Long-Term Incentives Equity	Rewards performance that enhances shareholder value using equity-based awards that link compensation to the value of our Common Stock and the achievement of multi-year performance goals, and strengthens the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management

•   Links value to stock price

•   Composed of 50% PSUs and 50% RSUs

•   PSUs are tied to achievement of long-term corporate performance goals; executives earn shares (ranging from 0% to 200% of target) if the Company meets certain operational, financial, or shareholder return metrics as selected by the OP&C Committee over a three-year period, also subject to a relative TSR modifier

•   RSUs vest ratably over three years from date of grant

Retirement Savings & Deferred Compensation Plan Benefit	Provides a tax efficient opportunity to save for retirement and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent

•   Executives may participate in the Company’s 401(k) Plan, and may defer salary and cash bonuses into an executive deferred compensation plan that provides for investment options similar to the Company’s 401(k) Plan

Post-Termination Compensation Benefit	Provides for severance in the event of not-for-cause termination. Additionally, executives are parties to change in control agreements that provide “double-trigger” severance benefits in connection with a qualifying termination following a change in control	• Severance provisions to protect the Company and NEOs in the event of a termination without cause

NEO Employment Events

In March 2023, Mr. Starck became the Company’s Executive Vice President, Business Excellence, to lead the Company’s OMR Program. At that time, Mr. Bernocchi was promoted to Executive Vice President, CEO of the Patient Direct segment, succeeding Mr. Starck as head of the Patient Direct segment.

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Executive Compensation

Analysis of 2023 Compensation Decisions

Base Salary

We review base salaries annually or in connection with promotion. The OP&C Committee generally considers the following factors when making base salary decisions:

•	Individual attributes of each NEO (such as responsibilities, skills, leadership, and experience);

•	Individual and overall Company performance levels;

•	The officer’s expected future contributions to the Company; and

•	Overall market-competitiveness of the officer’s base salary.

2023 Base Salary Decisions

With the exception of Mr. Bernocchi, in consideration of his appointment as the Executive Vice President, CEO, Patient Direct, the OP&C Committee did not increase base salaries of the NEOs in 2023.

NEO	2022 Salary	2023 Salary	Percent Change

Edward A. Pesicka	$1,000,000	$1,000,000	n/a

Alexander J. Bruni	$ 525,000	$ 525,000	n/a

Andrew G. Long	$ 650,000	$ 650,000	n/a

Perry A. Bernocchi	n/a1	$ 570,000	n/a

Daniel J. Starck	$ 650,000	$ 650,000	n/a

[1]	Mr. Bernocchi became an NEO effective March 1, 2023.

Annual Performance-Based Cash Incentives

We provide annual performance-based cash incentive opportunities to executive officers to incentivize them to achieve our current-year business and financial goals. Each year, the Board approves an annual operating plan, or AOP, that includes financial, strategic, and other goals, and we base annual incentive goals for the executive officers on the approved AOP. The goals include both Company performance and individual MBOs specific to each executive. For 2023, the OP&C Committee again selected a blend of Company financial metrics to assess our NEOs’ performance:

•	2023 Revenue

•	2023 AOI

•	2023 OMR Program AOI Benefit

The OP&C Committee also structured our 2023 AIP to include MBOs as performance metrics that allow for a modifier of incentive compensation earned by the NEOs. The relative weighting of each of these metrics is set forth in the table below.

	Corporate Performance				Individual Performance

Measure	Revenue	AOI	OMR Program AOI Benefit	modified by	MBOs

Weighting	20%	60%	20%		+/- 35%

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2023 Company Financial Metrics and Performance

The OP&C Committee selected Revenue, AOI and OMR Program AOI benefit as the appropriate metrics for Company performance for a variety of reasons, including:

•	Each metric is applicable across our segments and to overall company performance;

•	The measurements are widely understood by our teammates and are the internal metrics of greatest focus throughout the year;

•	They are among the most important underlying drivers of business performance and other key financial metrics (such as adjusted EPS, operating cash flow, and return on invested capital);

•

These metrics are closely aligned with the creation of shareholder value as sustained AOI and revenue growth are both highly correlated with share price growth and are key drivers of cash flow, which is also highly correlated to equity value;

•	They are an important area of focus for our investor base and feature prominently in our investor communications; and

•	These metrics are in part driven by our NEOs’ performance to their respective MBOs.

In setting 2023 annual cash incentive program goals, including Revenue, AOI, and OMR Program contributions, the OP&C Committee considered the following:

•	2022 full-year revenue and AOI performance;

•	2023 first quarter revenue and AOI performance and the trajectory of the Company’s business at that time;

•	Inflation and macroeconomic factors in the first quarter of 2023;

•	Infrastructure, technology, and other investments in the business planned for 2023; and

•	The Company’s 2023 AOP, which the OP&C Committee believed at the time it approved 2023 goals represented the Company’s best estimate of 2023 performance.

The OP&C Committee approved the 2023 Revenue, AOI, and the OMR Program goals and related compensation levels based on a conclusion that they provided a reasonable opportunity to achieve a bonus at the target level and an appropriately challenging stretch opportunity for performance in excess of target. The approved annual cash incentive program included a threshold level of performance that must be attained to receive any cash incentive payout; a target level of performance, which, if attained, would result in a 100% of target cash incentive payout; and a maximum level of 200% of target for any cash incentive award. For achievement levels above threshold but below target, or above target but below maximum, payout amounts are calculated based on a straight-line interpolation of the achievement level above threshold or target, as applicable.

The threshold, target, and maximum levels of the 2023 AIP and associated 2023 performance are set forth in the table below. These financial goals are set on a constant currency basis so performance can be measured without positive or negative impact from currency fluctuations that are largely outside of the NEOs’ control. The financial performance resulted in overall funding for the AIP at 100% of the target performance level.

Performance Metric	Threshold (AIP 0%)	Target (AIP 100%)	Maximum (AIP 200%)	Actual[1]		Actual AIP Achievement

2023 Revenue (20%)	< $9,829.0 million	$10,346.0 million	≥ $10,863.0 million	$10,337.6 million		98%

2023 AOI (60%)	< $ 295.0 million	$ 325.0 million	≥ $ 353.0 million	$ 315.4 million	[2]	68%

OMR Program AOI Benefit (20%)	$ 20.0 million	$ 30.0 million	$ 40.0 million	$ 40.0+ million		200%

[1]

Shown on a constant currency basis. Revenue was $10,334 million for the year-ended December 31, 2023 and was unfavorably impacted by foreign currency of $3.7 million based on foreign currency rates as of December 31, 2023 and AOI was $304.7 million for the year-ended December 31, 2023 and was unfavorably impacted by foreign currency of $4.3 million based on foreign currency rates as of December 31, 2023. Adjusted Operating Income (non-GAAP), or AOI, and other non-GAAP financial measures included in this Proxy Statement and a reconciliation to the most comparable GAAP equivalent financial measure are described in the Company’s Current Report on Form 8-K filed with the SEC on February 20, 2024.

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Executive Compensation

[2]

In determining achievement of the AOI performance metric under the 2023 AIP, the OP&C Committee considered a portion (approximately $6.4 million) of the costs associated with the Company’s accounts receivable sales program for 2023, which reduced our 2023 AOI but were not contemplated when the OP&C Committee established the original target performance levels. The actual AIP achievement for 2023 AOI would have been approximately 82% had those costs been excluded, resulting in total funding of 109% of target. Accordingly, the actual 2023 AOI metric used for calculating the 2023 AIP achievement is different from the 2023 AOI used for other purposes.

2023 NEO MBOs and Performance

MBOs are performance metrics that allow for a modification (+/- 0-35%) to the annual incentive earned by the NEOs based on an assessment of the NEO’s job performance against position-specific financial, operational, or other goals; strategic focus; management skills; and other quantitative or qualitative objectives. The OP&C Committee believes it is important to include MBOs as performance metrics that either:

•

Reward for strong performance and leadership, given these metrics are leading indicators of successful execution of financial, strategic, and operational initiatives that contribute to current and future value creation, or

•	Allow for negative discretion to reduce a bonus award where the NEO has not successfully performed his MBOs.

While each NEO had unique 2023 MBOs applicable to his respective span of control and duties, all MBOs were designed to advance the Company’s three primary areas of focus for 2023:

•	Grow and Develop Our Talent

•	Operational Execution

•	Drive Profitable Growth

The following table summarizes the MBOs and key achievements of each NEO in 2023:

Summary of 2023 MBOs

Edward A. Pesicka

•   Meet key financial metrics set forth in the 2023 AOP

•   Transformation initiative including savings and profit improvement

•   Execute initiatives to improve capital structure to support company strategic plan

•   Implement a revised S&OP process to improve inventory build and sourcing

•   Further embed the OM Business System into the organization and focus on service levels

•   Strengthen our culture of DE&I to deliver results

•   Expand the Leadership Development Program

•   Talent assessment and succession planning

Alexander J. Bruni

•   Meet key financial metrics set forth in the 2023 AOP

•   Lead initiatives that drive profitable growth for the company

•   Support overall OMR Program to deliver AOI and working capital improvement targets

•   Establish company level Strategic Planning (STRAP) process, supporting timeline, and standard work while improving strategic market analysis

•   Execute initiatives to improve capital structure to support the strategic plan

•   Develop and implement ERM Strategy

•   Mature Finance rotational program and evolve Finance talent engagement and development programs

•   Strengthen our culture of DE&I through inclusion training and mentoring hi-potential diverse teammates

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Summary of 2023 MBOs

Andrew G. Long

•   Meet key financial metrics set forth in 2023 AOP

•   Enhance sales effectiveness for profitable growth through aligned compensation structure, enhanced tools, and aligned roles & responsibilities

•   Expand products portfolio

•   Optimize distribution center network aligning to existing customer needs and opportunities

•   Drive AOI performance by evaluating overhead costs, rationalization, and waste elimination

•   Strengthen operational excellence in international markets and distribution

•   Achieve 99% service levels in upstream & downstream distribution centers

•   Improve effectiveness of Global S&OP process, reduce excess inventory, and establish sustainable inventory management processes

•   Drive entrepreneurial behavior in targeted areas

•   Establish prioritization process for P&HS OMPower initiatives to ensure alignment to the strategic imperatives and managing teammate capacity

•   Foster an environment where teammates can grow professionally and encourage active engagement in TRGs

Perry A. Bernocchi

•   Meet key financial metrics set forth in the 2023 AOP

•   Execute AOI improvement plan through price improvement and operational efficiencies

•   Achieve revenue synergy growth

•   Continue digital transformation through execution of web and mobile app enhancements

•   Implement KPI Management throughout Patient Direct

•   Formulary implementation and launch

•   Develop problem solving skills throughout the organization utilizing OMPower

•   Retain top talent and reduce attrition

Daniel J. Starck

Patient Direct

•   Meet key financial metrics set forth in the 2023 AOP to drive market share gains

•   Lower Cost to Serve via technology initiatives and improved acquisition price savings

•   Implement KPI Management throughout Patient Direct segment

•   Implement enhancements that improve effectiveness at time of patient set-up

•   Achieve Patient Direct synergy targets

•   Reduce labor/labor costs via flexible workforce

•   Prepare and solidify succession plan process for Patient Direct segment leadership roles

Business Excellence

•   Achieve target in Adjusted Operating Income benefit from the newly established OMR Program

Considering the performance of our NEOs against their specific MBOs, the OP&C Committee determined that each of our NEOs had successfully achieved, in aggregate, the NEO’s respective MBOs. Following the determination of the financial achievement of 100% for the 2023 AIP, the OP&C Committee chose to award Mr. Long an additional 5% in light of the successful transformation of the P&HS segment that drove significant sequential improvement in profitability from the first quarter of 2023 through the fourth quarter of 2023 based on the permitted modification for MBOs.

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Executive Compensation

2023 AIP Awards

In early 2024, considering the Company’s financial performance and MBO performance by the NEOs as discussed above, the OP&C Committee approved cash incentive payments as follows:

	Target (% of Base Salary)	Target Award Opportunity ($)	Actual Amount Awarded ($)	Actual (% of Target )

Edward A. Pesicka	145%	$1,450,000	$1,450,000	100%

Alexander J. Bruni	80%	$ 420,000	$ 420,000	100%

Andrew G. Long	90%	$ 585,000	$ 614,250	105%[1]

Perry A. Bernocchi	90%	$ 513,000	$ 494,573[2]	100%

Daniel J. Starck	120%	$ 780,000	$ 780,000	100%

[1]	The OP&C Committee awarded Mr. Long an additional 5% for the successful transformation of the P&HS segment.

[2]

Mr. Bernocchi had a lower target annual incentive opportunity of 70% of annual base salary prior to becoming an NEO in March 2023, at which time, his target annual incentive opportunity was increased to 90% of his annual base salary. The actual amount awarded reflects his weighted target percentages awarded at 100% for 2023 based on relative portions of the 2023 fiscal year in which he served in each role.

Long-Term Incentives

Equity grants help to align executive interests with those of our shareholders. The OP&C Committee considers Company performance, individual performance, long-term potential, and market practices when determining the value and type (e.g., RSU versus PSU) of equity awarded to our executives.

Our Equity Granting Practices

The equity awards granted to our NEOs in 2023 were made under our 2018 Stock Incentive Plan, as amended, which permitted us to grant non-qualified stock options, incentive stock options, stock awards, performance share awards, PSU awards, and stock appreciation rights. On May 11, 2023, our shareholders approved the 2023 Omnibus Incentive Plan, replacing the 2018 Stock Incentive Plan. Our 2023 Omnibus Incentive Plan permits us to award grants of non-qualified stock options, incentive stock options, restricted stock, RSUs, performance awards (including PSU awards) and stock appreciation rights. Except in instances of initial executive hiring, promotions, retention concerns and similar circumstances, we grant equity awards to executive officers one-time each year (generally at the time we review prior year’s performance and set current year compensation). This process occurs in the first quarter of the year, and the grant date is typically after the release of the prior year’s earnings and the filing of our Annual Report on Form 10-K with the SEC. The OP&C Committee’s decision to grant equity-based awards is discretionary and based upon the executive’s position, performance, expected future performance and the span of control in his or her role. We strive to maintain an appropriate balance between the aggregate number of shares used for equity grants (relative to the competitive landscape) and shareholder interests.

Our 2023 Awards

In 2023, we made annual equity award grants to executive management in two forms:

•	50% time-based vesting RSUs that vest ratably over a three-year period during which the officer is continuously employed by or providing services to the Company; and

•	50% PSUs that are earned based on achievement of designated performance metrics over a three-year period, subject to the officer’s continued employment by or service to the Company.

We believe that the mix between RSUs and PSUs helps provide a balance between linking compensation to the achievement of multi-year performance goals and strengthening the alignment of management and shareholder interests by creating meaningful levels of Company stock ownership by management. Grant values are based on the closing price of the Company’s stock on the date of grant.

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The 2023 PSU grant design maintained a three-year performance period. The PSU metric is a three-year cumulative adjusted EPS; in addition, the OP&C Committee added relative TSR as a modifier to further enhance the alignment of our executives with shareholder returns relative to that of other companies in the performance index.

On March 1, 2023, the Company granted RSUs to Messrs. Pesicka, Bruni, Long, Bernocchi, and Starck. Also on March 1, 2023, in addition to the annual award, Mr. Long received a one-time award of RSUs with a grant value of $1,000,000 in recognition of his recent appointment as CEO, P&HS in October of 2022.

The following table shows the annual long-term incentive awards granted to the NEOs in 2023:

2023 Long-Term Incentive Target Annual Award Values

Name	RSUs ($)	RSUs (#)	PSUs ($)	PSUs (#)	Total ($)
Edward A. Pesicka	$2,750,000	178,109	$2,750,000	178,109	$5,500,000
Alexander J. Bruni	500,000	32,384	500,000	32,384	1,000,000
Andrew G. Long [1]	2,150,000	139,249	1,150,000	74,482	3,300,000
Perry A. Bernocchi	1,000,000	64,767	1,000,000	64,767	2,000,000
Daniel J. Starck	812,500	52,624	812,500	52,624	1,625,000

[1]	In addition to his annual equity grant, Mr. Long received a one-time RSU award with a target grant value of $1,000,000.

Common Stock Ownership Guidelines

We have established Common Stock ownership guidelines for our executive officers that they are expected to achieve and maintain during their employment with the Company. Under these guidelines, officers have approximately five years to reach the full target ownership amount with interim targets to meet each year. As of December 31, 2023, Messrs. Pesicka, Long, Bernocchi and Starck had exceeded their applicable target ownership level. Recently appointed NEO, Alex Bruni, is in the process of attaining the required ownership levels. Because of the historical success of these guidelines in maintaining meaningful stock ownership levels among management, the Company has not imposed any further stock retention requirements on its executive officers in connection with stock option exercises or vesting of restricted stock. Eligible holdings in meeting these targets include direct holdings, indirect holdings, shares held through Company plans such as the Teammate Stock Purchase Plan, and restricted stock holdings (but excluding any stock options).

The ownership guidelines are as follows:

Officer	Value of Common Stock

Chief Executive Officer	6.0 x Base Salary

Executive Vice Presidents	2.0 x Base Salary

Senior Vice Presidents	1.5 x Base Salary

The CEO’s higher ownership target reflects the larger portion of his total compensation represented by long-term incentive award value.

Hedging, Pledging and Derivatives Trading Prohibition

The Company has policies that prohibit directors, officers, and other teammates with access to confidential information of the Company from engaging in certain transactions relating to our Common Stock, including buying or selling options and short sales. We also prohibit these individuals from hedging the economic risk of ownership of our Common Stock and holding our Common Stock in a margin account or pledging our Common Stock as collateral for a loan.

Impact of Accounting and Tax Requirements on Compensation

The OP&C Committee considers certain tax implications when designing the Company’s executive compensation programs. Section 162(m) of the Internal Revenue Code (the “Code”) generally precludes a tax deduction by any publicly-traded

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Executive Compensation

company for compensation paid to any “covered employee” to the extent the compensation paid to such covered employee exceeds $1 million during any taxable year of the company. “Covered Employees” include any employee (i) serving as the CEO or the CFO of the Company at any time during the taxable year, (ii) whose total compensation is required to be reported to the shareholders of the Company by reason of being among the three highest paid officers of the Company (other than the CEO and the CFO) for the applicable taxable year, or (iii) any employee who qualified as a “covered employee” for any previous taxable year of the company (or any predecessor) beginning after December 31, 2016. While we prefer to maximize the deductibility of any compensation we pay, we also believe that it is important to preserve flexibility in administering our compensation programs to promote various corporate goals. Accordingly, we have not adopted a policy that all compensation must be deductible in full. Certain of the amounts paid under our compensation and other executive programs will not likely be deductible as the result of Section 162(m). We intend to continue to design our executive compensation arrangements to be consistent with our best interests and the interests of our shareholders and we understand that certain of our compensation arrangements will not be deductible in full.

Recoupment Policy

In an effort to mitigate any imprudent risk-taking behavior associated with incentive compensation, the Company has a policy that provides for the recoupment of performance-based cash compensation and all equity compensation (including both time- and performance-vesting equity awards) granted or paid to our current and former executive officers and other senior executives and teammates as the OP&C Committee may from time to time designate under circumstances involving a restatement of our financial statements. Performance-based compensation is recoverable from an executive officer (i) in the event the Company is required to prepare an accounting restatement of its financial statements due to the Company’s material noncompliance with any financial reporting requirement under applicable securities laws (an “Accounting Restatement”) and (ii) a lower payment would have been made to the executive officer based upon the restated financial results. In addition, upon an Accounting Restatement, time-based equity compensation is recoverable in amounts as determined by the OP&C Committee. The recoupment policy does not apply to covered compensation after the third anniversary of the date on which such compensation was paid. Our recoupment policy complies with the NYSE’s clawback rules promulgated under Section 10D of the Exchange Act and the rules promulgated thereunder.

Our People & Culture Committee Report

The OP&C Committee has reviewed and discussed the CD&A contained in this Proxy Statement with management. Based on such review and discussion, the OP&C Committee has recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

THE OUR PEOPLE & CULTURE COMMITTEE Robert J. Henkel, Chair Mark A. Beck Kenneth Gardner-Smith

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2023 Summary Compensation Table

The following table summarizes the total compensation of our NEOs for 2023, and earlier years as applicable:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)

Edward A. Pesicka President & Chief Executive Officer	2023	$1,000,000	—	$5,834,851	$1,450,000	$105,059	$8,389,910
	2022	974,954	—	4,915,897	273,000	81,408	6,245,259
	2021	912,000	—	4,400,000	2,280,000	88,578	7,680,578

Alexander J. Bruni Executive Vice President & Chief Financial Officer	2023	528,180	—	1,060,900	420,000	18,174	2,027,254
	2022	397,161	—	400,060	62,646	15,494	875,361

Andrew G. Long Executive Vice President, Chief Executive Officer, Products & Healthcare Services	2023	653,938	—	3,440,033	614,250	16,324	4,724,545
	2022	632,923	—	2,261,365	122,850	47,321	3,064,459
	2021	564,731	—	1,900,000	1,062,000	38,756	3,565,487

Perry A. Bernocchi Executive Vice President, Chief Executive Officer, Patient Direct Former, President & CEO, Byram Healthcare	2023	554,000	—	2,121,766	494,573	20,543	3,190,882

Daniel J. Starck Executive Vice President, Business Excellence Former, Executive Vice President, President – Patient Direct & CEO of Apria	2023	650,000	—	1,723,963	780,000	28	3,153,991
	2022	637,500	—	4,341,851	122,850	22,750	5,124,951

(1)

The amounts in column (c) reflect the base salary earned by each NEO. Effective March 1, 2023, Mr. Bernocchi received a base salary increase of 16% as a result his promotion to EVP, CEO Patient Direct.

(2)

The amounts included in column (e) are the aggregate grant date fair value of the awards computed in accordance with FASB ASC Topic 718, and include awards subject to performance conditions. Of the total awards reflected in column (e) for 2023, the amount specified below for each NEO represents awards subject to performance and market conditions, which are valued at the grant date based on probable achievement at target levels:

Mr. Pesicka, $3,084,848; Mr. Bruni $560,891; Mr. Long, $1,290,028; Mr. Bernocchi $1,121,764; and Mr. Starck, $911,448.

The grant date value of the above performance-based awards for 2023 would equal the following for each NEO assuming achievement of the highest level of performance conditions:

Mr. Pesicka, $6,169,696; Mr. Bruni, $1,121,782; Mr. Long, $2,580,056; Mr. Bernocchi, $2,243,529; and Mr. Starck, $1,822,895.

The amounts included in column (e) for Mr. Long reflect his annual grant of RSUs as well as a special grant of RSUs on March 1, 2023 in recognition of his recent appointment as CEO, Products & Healthcare Services in October of 2022.

Assumptions used in the calculation of the stock awards included in column (e) are included in Note 10 “Share-Based Compensation” to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated herein by reference. The actual value an NEO may receive for stock awards depends on market prices, and there can be no assurance that the amounts shown are the amounts that will be realized.

(3)

The amounts included in column (f) reflect cash awards to the NEOs under the Company’s performance-based annual incentive programs. For Mr. Bernocchi, the actual amount awarded reflects his weighted target percentages for 2023 based on relative portions of the 2023 fiscal year in which he served in each role.

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Executive Compensation

(4)	For 2023, the amounts included in column (g) consist of the following:

Name	Tax Planning Benefit[a]	Life Insurance Premiums	Defined Contribution Plans Company Match and Contribution[b]	Executive Physical	OtherC	Total

Edward A. Pesicka	$15,000	$624	$12,200	$5,400	$71,835	$105,059

Alexander J. Bruni	2,650	624	12,200	2,700	—	18,174

Andrew G. Long	3,500	624	12,200	—	—	16,324

Perry A. Bernocchi	—	612	19,181	—	750	20,543

Daniel J. Starck	—	28	—	—	—	28

(a)

In 2023, the maximum tax and financial planning benefit was $15,000 for Mr. Pesicka; $3,500 for Messrs. Bruni, Long, Bernocchi and Starck. NEOs are required to submit documentation for reimbursement up to the plan levels shown.

(b)

In 2023, any NEOs who elected to participate in the Company’s 401(k) program were treated on the same basis as all U.S. based teammates, including a 4% company match on employee contributions. Further, Mr. Bernocchi elected to participate in the non-qualified Executive Deferred Compensation and Retirement Plan, and the Company will match an additional 1%, or $6,981 for the 2023 plan year into the Executive Deferred Compensation and Retirement Plan that will be deposited in the second quarter of 2024.

(c)	Other includes:

i.

For Mr. Pesicka, (A) $70,835 in incremental costs to the Company for use of the corporate aircraft was determined to be a perquisite in accordance with SEC rules and (B) the Company’s HSA match of $1,000.

ii.	For Mr. Bernocchi, the Company’s HSA match of $750.

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2023 Grants of Plan-Based Awards

(a)			(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Name			Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Potential Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Grant Date Fair Value of Stock and Option Awards (4) ($)
	Award			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Edward A. Pesicka	RSU		3/1/2023	—	—	—	—	—	—	178,109	$2,750,003
	PSU		3/1/2023	—	—	—	—	178,109	356,218	—	3,084,848
	AIP		2023	—	$1,450,000	$2,900,000	—	—	—	—	—

Alexander J. Bruni	RSU		3/1/2023	—	—	—	—	—	—	32,384	$500,009
	PSU		3/1/2023	—	—	—	—	32,384	64,768		560,891
	AIP		2023	—	$420,000	$840,000	—	—	—	—	—

Andrew G. Long	RSU		3/1/2023	—	—	—	—	—	—	74,482	$1,150,003
	RSU	(5)	3/1/2023	—	—	—	—	—	—	64,767	1,000,002
	PSU		3/1/2023	—	—	—	—	74,482	148,964	—	1,290,028
	AIP		2023	—	$585,000	$1,170,000	—	—	—	—	—

Perry A. Bernocchi	RSU		3/1/2023	—	—	—	—	—	—	64,767	$1,000,002
	PSU		3/1/2023	—	—	—	—	64,767	129,534	—	1,121,764
	AIP	(6)	2023	—	$513,000	$1,026,000	—			—	—

Daniel J. Stark	RSU		3/1/2023	—	—	—	—	—	—	52,624	$812,515
	PSU		3/1/2023	—	—	—	—	52,624	105,248	—	911,448
	AIP		2023	—	$780,000	$1,560,000	—	—	—	—	—

(1)

The amounts included in columns (d) and (e) reflect the target and maximum amounts, respectively, payable to the NEOs under the Company’s performance-based annual incentive programs, which are described in more detail under “Compensation Discussion & Analysis—2023 AIP Awards” above.

(2)	The amounts included in columns (g) and (h) reflect the target and maximum number, as applicable, of PSUs granted to the NEOs under the Company’s 2018 Stock Incentive Plan.

(3)	The amounts included in column (i) reflect time-based RSUs awarded to the NEOs under the Company’s 2018 Stock Incentive Plan.

(4)

The amounts in this column represent the grant date fair value of stock awards computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). For stock awards, the grant date fair value is the fair market value of the Company’s common stock on the grant date multiplied by the number of shares subject to the grant. For a discussion of the assumptions involved in the Company’s valuations, please see Note 10, “Shared-Based Compensation” to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated herein by reference. The actual value an NEO may receive for stock awards depends on market prices, and there can be no assurance that the amounts shown are the amounts that will be realized.

(5)	Mr. Long received a one-time additional grant of RSUs in conjunction with his annual grant for his assumption of the role Executive Vice President, CEO, P&HS in the fourth quarter of 2022.

(6)

Mr. Bernocchi had a lower target annual incentive opportunity of 70% of annual base salary prior to becoming an NEO in March 2023, at which time, his target annual incentive opportunity was increased to 90% of his annual base salary.

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Outstanding Equity Awards at 2023 Fiscal Year-End Table

The following table summarizes information regarding outstanding equity awards held by the NEOs as of December 31, 2023.

	Stock Awards(1)

Name	Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(3)	Equity Incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)		Equity Incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(3)

Edward A. Pesicka	3/1/2021	21,267	(4)	$409,815	—		—
	3/3/2022	38,579	(6)	743,417	—		—

	4/29/2022	—		—	58,453	(7)	$1,126,389

	3/1/2023	128,882	(5)	2,483,556	—		—

	3/1/2023	178,109	(10)	3,432,160	178,109	(11)	3,432,160

Total		366,837		$7,068,949	236,562		$4,558,550

Alexander J. Bruni	3/1/2021	2,534	(4)	$48,830	—		—

	3/3/2022	4,630	(6)	89,220	—		—

	8/10/2022	1,909	(8)	36,786	—		—

	3/1/2023	32,384	(10)	624,040	32,384	(11)	$624,040

Total		41,457		$798,876	32,384		$624,040

Andrew G. Long	3/1/2021	9,184	(4)	$176,976	—		—

	3/3/2022	17,747	(6)	341,985	—		—

	4/29/2022	—		—	26,889	(7)	$518,151

	3/1/2023	55,654	(5)	1,072,453	—		—

	3/1/2023	139,249	(10)(12)	2,683,328	74,482(11)		1,435,268

Total		221,834		$4,274,741	101,371		$1,953,419

Perry A. Bernocchi	3/1/2021	5,801	(4)	$111,785	—		—

	3/3/2022	7,717	(6)	148,707	—		—

	4/29/2022	18,597	(6)	358,364	11,691	(7)	$225,286

	3/1/2023	35,150	(5)	677,341	—		—

	3/1/2023	64,767	(10)	1,248,060	64,767	(11)	1,248,060

Total		132,032		$2,544,257	76,458		$1,473,346

Daniel J. Starck	5/10/2022	14,255	(6)	$274,694	85,394	(7,9)	$1,645,542

	3/1/2023	52,624	(10)	1,014,064	52,624(11)		1,014,064

Total		66,879		$1,288,758	138,018		$2,659,607

(1)

Prior to March 3, 2022, the Company generally granted awards to the NEOs in the form of restricted stock and performance shares, subject to exceptions in some instances. Following March 3, 2022, the Company has granted awards to NEOs in the form of RSUs and PSUs.

(2)

Amounts in this column represent the number of performance shares or PSUs, as applicable, outstanding based on the achievement of target performance conditions. Actual amounts earned, if any, will be based on achievement of the applicable performance metrics.

(3)	Calculated based on the $19.27 closing price per share of our Common Stock on December 29, 2023.

(4)	Vests in substantially equal installments on an annual basis over a three-year period from the vesting commencement date of May 15, 2021.

(5)

The original grant was awarded as performance shares tied to FY 2021 & FY 2022 performance. Following the measurement date, the award was cancelled and reissued in the form of a restricted stock grant in March 2023. The number of shares granted for the replacement restricted stock

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award was based on performance against predetermined FY 2021—FY 2022 defined metrics. In March 2023, assessment was approved at 200%, and an additional one-year vesting requirement is in place per the terms of the original performance share agreement, whereby the award will vest on March 15, 2024.

(6)	Vests in substantially equal installments on an annual basis over a three-year period from the vesting commencement date of May 15, 2022.

(7)

Represents PSUs that can be earned in an amount ranging from 0% to 200% of the number of awarded shares based on the Company’s adjusted EPS performance for the three-year period January 1, 2022, through December 31, 2024. The OP&C Committee will determine if any shares have been earned following completion of 2024 and calculation of the three-year cumulative adjusted EPS and relative TSR as measured by the Russell 3000 Medical Equipment and Services Sector Index.

(8)	Vests in substantially equal installments on an annual basis over a three-year period from the vesting commencement date of August 15, 2022.

(9)

Reflects both an annual grant of PSUs and a one-time PSU award. 21,598 of Mr. Starck’s PSU awards are subject only to the vesting terms set forth in note (7). 63,796 of Mr. Starck’s PSU awards are based on Patient Direct segment three-year AOI, modified by the Owens & Minor PSU achievement levels achieved over that same three-year period, as described above in note (7).

(10)	Vests in substantially equal installments on an annual basis over a three-year period from the vesting commencement date of May 15, 2023.

(11)

Represents PSUs that can be earned in an amount ranging from 0% to 200% of the number of awarded shares based on the Company’s adjusted EPS performance for the three-year period January 1, 2023, through December 31, 2025. The OP&C Committee will determine if any shares have been earned following completion of 2024 and calculation of the three-year cumulative adjusted EPS and relative TSR as measured by the Russell 3000 Medical Equipment and Services Sector Index.

(12)	Mr. Long received a one-time additional grant of RSUs in conjunction with his annual grant for his assumption of the role Executive Vice President, CEO, P&HS in the fourth quarter of 2022.

2023 Option Exercises and Stock Vested

The following table summarizes for each NEO information regarding shares of our Common Stock subject to restrictions, RSUs or PSUs held by the NEOs that vested during 2023. No stock appreciation rights or stock options were outstanding during 2023.

Stock Awards

NEO	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Edward A. Pesicka	748,176	$10,538,178

Alexander J. Bruni	15,550	288,854

Andrew G. Long	130,808	1,897,167

Perry A. Bernocchi	37,561	697,327

Daniel J. Starck	7,343	137,534

Retirement Compensation

We maintain market-competitive retirement programs for our executives as retirement compensation is an essential component of an overall total executive compensation package in that it provides security for the future needs of the executives and their families. Our NEOs are eligible to participate in the Company’s 401(k) Plan and receive Company matching contributions in the same manner as all other Company teammates. We also maintain an Executive Deferred Compensation and Retirement Plan (“EDCP”) in which members of senior management and other senior-level teammates are eligible to participate. The EDCP permits participants to defer up to 75% of their base salary and up to 100% of their annual cash bonus. The EDCP provides for similar investment options as our 401(k) Plan. For participants in the EDCP, the Company matches an additional 1% of the compensation deferred into the EDCP.

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Executive Compensation

Other Benefits

In addition to the components of compensation discussed above, we provide certain other limited benefits to executives to help maximize the time key executives are able to spend on the Company’s business and to ensure that our executive compensation program remains competitive in the marketplace for key executive talent. These other benefits consist of the following and are specifically disclosed by amount in footnote (4) to the Summary Compensation Table on page 59 of this Proxy Statement: tax and financial planning and tax return preparation assistance, funding of life insurance policy premiums, an annual physical, and access to a concierge medical practice. In addition, NEOs may participate in our health and welfare plans and teammate stock purchase plan on the same basis as other full-time teammates. We do not provide tax gross-ups on any income executives may realize as a result of the foregoing benefits.

$70,835 in incremental costs to the Company for use of the corporate aircraft by our President & Chief Executive Officer was determined to be a perquisite in accordance with SEC rules. Our President & Chief Executive Officer does not receive tax reimbursement for any imputed income associated with personal travel on our corporate aircraft.

Pension Benefits

Our NEOs do not participate in any defined benefit pension plans.

Nonqualified Deferred Compensation Plan

The Company maintains an Executive Deferred Compensation and Retirement Plan (“EDCP”) in which members of senior management, including our NEOs, and other certain management-level teammates are eligible to elect to defer portions of their compensation to save for retirement or other life events. The EDCP permits participants to defer up to 75% of their base salary and up to 100% of their annual cash incentive. The EDCP provides for similar investment options as our 401(k) Plan. The Company matches an additional 1% of the compensation deferred into the EDCP. EDCP accounts are paid out based on the participant’s election at the time of the deferral, subject to the requirements of Section 409A of the Internal Revenue Code, and may be paid in a lump sum, a series of annual installments, or monthly installment. Participants may elect to receive these distributions upon separation from service or upon the occurrence of one or more specified dates. All EDCP accounts are considered unfunded general contractual obligations and are subject to the claims of our general, unsecured creditors.

The Company maintains the Apria Deferred Compensation Plan (the “Apria DCP”), a nonqualified plan, into which Apria executives (participants prior to the Company’s acquisition of Apria, Inc. on March 29, 2022) may defer up to 50% of their salary, up to 75% of their annual bonus and 100% of their annual 401(k) plan refund offset amount. In 2023, the Company matched 100% of participant Apria DCP contributions, up to 3.5% of the participant’s salary. Participants are 100% vested in matching contributions if they remain employed at the end of the applicable year. Apria DCP accounts are paid based on the participant’s election at the time of the deferral, subject to the requirements of Section 409A of the Internal Revenue Code, and may be paid in a lump sum or a series of annual installments. Participants may elect to receive these distributions upon separation from service or upon the occurrence of one or more specified dates. The Apria DCP was frozen at the end of 2023, and participants were given the opportunity to elect to participate in the EDCP for 2024.

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The following table sets forth information regarding contributions to, earnings on and total balances in the EDCP or Apria DCP, as applicable, for the NEOs in 2023.

(a)	(b)	(c)	(d)	(e)	(f)

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

Edward A. Pesicka	—	—	—	—	—

Alexander J. Bruni	—	—	—	—	—

Andrew G. Long(3)	—	—	$ 33,218	—	$198,276

Perry A. Bernocchi(4)	$182,820	$6,981	$123,532	—	$940,834

Daniel J. Starck(5)	—	—	$ 29,713	—	$192,417

(1)	Company contributions included in “All Other Compensation” for 2023 in the Summary Compensation Table.

(2)	Deferred amounts earned returns based on the performance of the funds into which they were invested, which consist of generally the same funds available to the participants under our 401(k) Plan.

(3)	Denotes previous Owens & Minor EDCP participant with earnings in 2023.

(4)	Denotes 2023 Owens & Minor EDCP participant with contributions and earnings in 2023.

(5)	Denotes Apria DCP participant in 2023, with earnings in 2023. The Apria DCP was frozen at the end of 2023.

Potential Payments Upon Termination or Change in Control

Officer Severance Policy

The Company has an Officer Severance Policy that applies to corporate officers whose employment is involuntarily terminated without cause (or who resign at the request of the Company) in a non-change in control situation. The policy was designed to provide consistent and fair treatment of these departing officers. Receipt of payments under the severance policy is also conditioned upon the officer’s agreement to certain restrictive covenants and a general release of claims in favor of the Company. The officer severance policy provides for the following payments and benefits:

Officer Position	Severance Amount	Severance Period	Other Benefits

Chief Executive Officer President Executive Vice President Senior Vice President	1.5 x the sum of: • Base salary • The lower of average actual bonus paid or target bonus for the three calendar years prior to the date of termination	18 months

Lump sum payment for employer portion of COBRA premiums based on the active employee rates during severance period

Up to six months of outplacement services

Tax preparation and financial counseling services during severance period or until alternate employment begins

For purposes of the Officer Severance Policy, “cause” is generally defined to include one or more of the following by a corporate officer: (i) misappropriation, theft or embezzlement of funds or property from the Company, (ii) conviction of, or entry of a plea of “nolo contendere” with respect to, a felony, or a misdemeanor which, in the reasonable opinion of the Company, is likely to cause material harm to the Company’s business, customer or supplier relations, financial condition or prospects, (iii) violation of the Company’s Code of Honor or any successor code of conduct, (iv) violation of any material law or regulation to the detriment of the Company, (v) engagement in conduct that results in or would be reasonably likely to result in material injury to the reputation of the Company, or (vi) failure to substantially perform (other than by reason of illness, temporary disability or approved leave of absence) the duties of the officer’s job.

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Executive Compensation

The officer severance policy imposes certain non-competition and non-solicitation restrictive covenants on the executive officers for the duration of the severance period and includes perpetual confidentiality provisions.

The severance policy does not address the disposition of outstanding equity awards upon an involuntary termination without cause. The treatment of outstanding equity awards is instead addressed in the applicable equity award agreements, as described in more detail on page 68 of this Proxy Statement below.

Change in Control Agreements

The Company has entered into change in control agreements (“CIC Agreements”) with each of its NEOs (other than Mr. Starck, whose severance arrangements are described in more detail below). In 2018, the Board approved a revised form of the CIC Agreement for new executives first employed by the Company following the fall of 2018, which includes Messrs. Pesicka, Bruni, Long and Bernocchi.

The purpose of the CIC Agreements is to encourage key management personnel to remain with the Company and to help avoid distractions and conflicts of interest in the event of a potential or actual change in control of the Company so that executives will focus on a fair and impartial review of the acquisition proposal and the maximization of shareholder value despite the risk of losing their employment. The OP&C Committee believes that the CIC Agreements help it to attract and retain key executive talent that could have other employment alternatives that may appear to be less risky absent these arrangements. The OP&C Committee further believes that these CIC Agreements are appropriately structured to provide a temporary level of income protection in the event of employment loss due to a change in control.

The CIC Agreements do not provide for excise tax gross-up payments. In addition, the severance payment obligation under the CIC Agreements has a “double trigger” such that the payment of severance may only be made if there is a qualifying change in control and the executive’s employment with the Company is terminated by the Company without “cause” or by the executive for “good reason” within 24 months after such change in control, or if the executive’s employment is terminated without “cause” within 90 days prior to a change in control.

Termination of employment by the Company is for “cause” if it is because of the executive officer’s (i) willful and continued failure to substantially perform his or her duties (other than due to incapacity, illness, etc.) or (ii) willful engaging in conduct demonstrably and materially injurious to the Company. For purposes of the CIC Agreements, “good reason” generally includes, after a change in control, without the executive officer’s written consent, (a) a material diminution in authority, duties or responsibilities; (b) a material reduction in annual base salary and/or target bonus opportunity; (c) a relocation of place of employment by more than 35 miles or substantial increase in travel obligations; (d) a failure to pay compensation due to the executive officer; (e) a change in the executive officer’s reporting relationship; (f) the failure of the Company to obtain a satisfactory agreement from any successor to assume the CIC Agreements; or (g) any termination of employment that is not effected pursuant to a Notice of Termination (as defined in the CIC Agreements). In each case, “cause” and “good reason” are subject to certain notice and cure rights.

A change in control is generally deemed to have occurred under the CIC Agreements:

(i)	If any person acquires 30% or more of the Company’s voting securities (other than the Company or its subsidiaries);

(ii)

If the Company’s directors as of the commencement or renewal date of the CIC Agreement (the “Incumbent Board”) cease to constitute a majority of the Board (unless the members’ nominations or elections were approved by a majority of the Incumbent Board);

(iii)

Upon the merger or consolidation of the Company other than (a) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent more than 50% of the voting power of the securities of the Company (or surviving entity) outstanding immediately after the merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of the Company in which no person acquires more than 30% of the combined voting power of the Company’s then-outstanding securities; or

(iv)	Upon the approval by shareholders of a plan of liquidation or sale of substantially all of the Company’s assets.

The current CIC Agreements provide the following payments and benefits to our NEOs subject to execution of a general release of claims in favor of the Company (except for Mr. Starck whose severance arrangement is discussed below):

(i)

A lump sum payment equal to (a) 2.0 multiplied by (b) the sum of the executive officer’s annual base salary plus the executive’s target annual bonus (in each case, as determined in accordance with the CIC Agreement);

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(ii)

A lump sum amount representing a pro-rata portion of any annual incentive bonus earned by the executive officer through the date of termination, based on the accrued amount or, if not determinable, assuming achievement of performance goals at the target level; and

(iii)

A lump sum amount equal to the employer portion of COBRA premiums based on the active employee rates for two years and additional premiums for individual life insurance policies for two years (for executive officers receiving Company-provided life insurance).

In consideration for any benefits paid, the CIC Agreements impose certain non-competition and non-solicitation restrictive covenants on the executive officers for a period of 12 months following the date of termination and prohibit the disclosure and use of confidential Company information. Each CIC Agreement continues in effect through December 31, 2024 and renews on a year-to-year basis on January 1 unless terminated by the Company with a notice of non-renewal delivered by September 30 of the preceding year.

Mr. Starck’s Severance Arrangements

In connection with the acquisition of Apria, Inc., the Company agreed to assume Mr. Starck’s existing severance arrangements with Apria, Inc., subject to certain modifications that were made in connection with the acquisition. In the event of a termination of Mr. Starck’s employment by the Company without “cause” or a resignation by Mr. Starck for “good reason”, in each case, prior to March 29, 2024 (whether or not there is a subsequent change in control), subject to his execution of a release of claims in favor of the Company and continued compliance with any applicable restrictive covenants, Mr. Starck would be entitled to the following:

(i)

An amount equal to the sum of 2.5 times (a) base salary plus (b) target annual bonus, payable in substantially equal payments in accordance with the Company’s payroll practices for the 30-month period following the termination date;

(ii)	A pro-rata bonus based on the greater of his target and actual annual bonus for the year of termination, payable in lump sum within 30 days of the termination date;

(iii)

An amount determined by the Company to equal the cost of providing continuation coverage under COBRA for up to two years following the termination date, payable in substantially equal payments in accordance with the Company’s payroll practices; and

(iv)	Any outstanding equity awards will immediately vest in full.

In the event of a termination without “cause” or a resignation for “good reason” after March 29, 2024, subject to his execution of a release of claims and continued compliance with certain restrictive covenants, Mr. Starck will be entitled to receive severance pay in an aggregate amount equal to two times the sum of (i) his annual base salary, (ii) the average of his annual bonuses for the prior two years (or 100% if employed for less than two full annual bonus cycles), and (iii) an amount determined by the Company to equal his annual cost under COBRA, including the cost of his participation in the senior executive medical and dental programs. The severance payment is payable in periodic installments in accordance with the Company’s payroll practices over a period of 24 months.

For purposes of Mr. Starck’s severance arrangements, a “cause” event generally refers to the executive (i) engaging in or committing willful misconduct, (ii) engaging in or committing theft, fraud or other conduct constituting a felony, (iii) refusing or demonstrating an unwillingness to substantially perform his duties, (iv) refusing or demonstrating an unwillingness to reasonably cooperate in good faith with any Company government investigation or provide testimony therein, (v) engaging in or committing any willful act that is likely to and which does in fact have the effect of injuring the reputation or business of the Company, (vi) willfully violating his fiduciary duty or his duty of loyalty to the Company or the Company’s Code of Ethical Business Conduct in any material respect, (vii) using alcohol or drugs in a manner which materially and repeatedly interferes with the performance of his duties or which has the effect of materially injuring the reputation or business of the Company, or (viii) engaging in or committing any other material breach of his employment agreement. “Good reason” generally refers to any of the following, without the executive’s written consent and subject to certain notice and cure provisions: (a) any reduction in the executive’s combined annual base salary and target level bonus percentage, except for a general one-time “across-the-board” salary reduction not exceeding 10% across all executive officers of the Company, (b) a relocation increasing the executive’s one-way commute by more than 30 miles, or (c) the Company does not permit the executive to continue to serve in a mutually acceptable senior executive position.

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Executive Compensation

Long-Term Incentive Awards under the 2018 Stock Incentive Plan

Awards granted to our NEOs in 2023 were made under the Company’s 2018 Stock Incentive Plan, prior to our shareholders’ approval of the 2023 Omnibus Incentive Plan, which replaces the 2018 Stock Incentive Plan. In general, the award agreements under the Company’s 2018 Stock Incentive Plan provide that, upon an involuntary termination without “cause” or a termination due to disability, a pro-rata portion of the NEOs’ time-based awards and earned performance-based awards (as applicable) vests as of the termination date (with vesting of time-based awards based on the number of months worked during the applicable vesting period).

Upon a termination due to death, the unvested portion of the NEOs’ time-based awards vests in full as of the termination date and NEOs are entitled to receive any performance-based awards that are earned based on achievement of performance conditions.

In addition, the Company’s outstanding time-based equity awards generally include the same “double-trigger” feature discussed above under the CIC Agreements for accelerated vesting upon a termination without “cause” in the event of a change in control. Performance-based awards are deemed earned based on the target performance levels if there is a change in control prior to the applicable measurement date. If outstanding equity awards under the 2018 Stock Incentive Plan are not assumed or substituted in connection with a change in control, unvested awards will vest in full upon the change in control. For purposes of the 2018 Stock Incentive Plan, the definition of “change in control” is generally consistent with the definition set forth in the CIC Agreements, except that shares issued by the Company directly to the acquirer shall not be considered when determining whether the 30% beneficial ownership threshold of the first prong has been met.

The same treatment generally applies to the equity awards of all teammates of the Company upon the termination scenarios noted above, including in the event of a change in control.

Table of Potential Payments Upon Termination or Change in Control

The following table reflects the estimated potential compensation payable to each of the NEOs under the Company’s compensation and benefit plans and arrangements in the event of certain terminations of employment, including following a change in control. Except as otherwise stated in footnote (4) to the table below, the amounts shown are estimates of the amounts that would be paid to the NEOs upon termination of their employment assuming that such termination was effective December 31, 2023.

Name and Principal Position (1)	Cash Severance Payment ($)	Continuation of Medical / Welfare and Other Benefits (present value) ($)	Acceleration and Continuation of Equity Awards(5) ($)	Parachute Excise Tax Impact ($)	Total Termination Benefits ($)

Edward A. Pesicka President & Chief Executive Officer

• Involuntary Termination Without Cause(2)	$3,675,000	$32,639	$4,162,667	—	$7,870,306

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control	4,900,000	33,252	11,627,499	—	16,560,751

• Disability(3)	3,370,000	—	4,162,667	—	7,532,667

• Death(4)	—	—	7,068,949	—	7,068,949

Alexander J. Bruni Executive Vice President & Chief Financial Officer

• Involuntary Termination Without Cause(2)	$1,090,796	$13,773	$273,345	—	$1,377,914

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control	1,454,394	36,189	1,422,916	—	2,913,500

• Disability(3)	6,600,000	—	273,345	—	6,873,345

• Death(4)	—	—	798,876	—	798,876

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Name and Principal Position (1)	Cash Severance Payment ($)	Continuation of Medical / Welfare and Other Benefits (present value) ($)	Acceleration and Continuation of Equity Awards(5) ($)	Parachute Excise Tax Impact ($)	Total Termination Benefits ($)

Andrew G. Long Executive Vice President, Chief Executive Officer, Products & Healthcare Services

• Involuntary Termination Without Cause(2)	$1,852,500	$14,470	$2,121,800	—	$3,988,770

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control	2,470,000	47,342	6,228,160	—	8,745,502

• Disability(3)	2,480,000	—	4,162,667	—	6,642,667

• Death(4)	—	—	4,274,741	—	4,274,741

Perry Bernocchi Executive Vice President, Chief Executive Officer, Patient Direct

• Involuntary Termination Without Cause(2)	$1,502,898	$13,233	$1,382,372	—	$2,898,503

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control	2,003,865	27,538	4,017,602	—	6,049,005

• Disability(3)	228,000	—	1,382,372	—	1,610,372

• Death(4)	—	—	2,544,257	—	2,544,257

Daniel J. Starck Executive Vice President, Business Excellence

• Involuntary Termination Without Cause(2)	$2,145,000	$14,946	$413,245	—	$2,573,191

• Voluntary Termination or Involuntary Termination With Cause	—	—	—	—	—

• Involuntary or Good Reason Termination after Change In Control	3,185,000	54,399	3,948,365	—	7,187,764

• Disability(3)	3,073,000	—	413,245	—	3,486,245

• Death(4)	—	—	1,288,758	—	1,288,758

(1)

The amounts shown in the table do not include accrued salary and vacation payable through the date of the NEO’s termination of employment or the distribution of any balances under the EDCP, Apria DCP or the Company’s 401(k) Plan.

(2)

Under the terms of each NEO’s applicable agreement, if the executive would be better off on an after-tax basis, any “parachute payments” under Section 280G of the Internal Revenue Code will be reduced to a level equal to the applicable Section 280G safe harbor.

(3)	A termination of employment due to disability entitles the NEOs to benefits under the Company’s disability plan, which is generally available to salaried teammates.

(4)	A termination of employment due to death entitles the NEOs to benefits under the Company’s life insurance plan, which is generally available to salaried teammates.

(5)

The amounts in this column represent the estimated benefit to the NEO due to accelerated vesting of equity awards as described in more detail on page 66 of this Proxy Statement and are calculated based on the number of shares subject to accelerated vesting multiplied by $19.27, the closing price of the Company’s Common Stock on December 29, 2023. Any performance shares or PSUs that vest are valued based upon assumed performance at the target level.

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Executive Compensation

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our teammates and the annual total compensation of Mr. Pesicka, our President and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As disclosed in the Summary Compensation Table, the 2023 annual total compensation as determined under Item 402 of Regulation S-K for Mr. Pesicka was $8,389,910. The 2023 annual total compensation as determined under item 402 of Regulation S-K for the median teammate was $40,143. Based on the foregoing, our estimate of the ratio of Mr. Pesicka’s annual total compensation to the median teammate’s annual total compensation for 2023 is 209 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

On December 31, 2023, we and our subsidiaries employed a total of over 22,200 teammates. For 2023, we identified the median teammate based on total target compensation of each teammate within our global workforce as set forth in our human resources databases on December 31, 2023, which included target salary, cash bonus, equity compensation, and other compensation. We believe this method reflects a reasonable estimate for actual compensation paid. For the approximately 8,500 teammates outside the U.S., we converted their compensation to U.S. dollars using prevailing exchange rates as of December 31, 2023. We calculated the total annual compensation for the “median teammate” for 2023 in the same way Mr. Pesicka’s total annual compensation was calculated in the Summary Compensation Table. The integration of the Apria, Inc. population in 2023 which consisted of approximately 6,400 teammates, greatly reduced the CEO pay ratio.

70   Owens & Minor, Inc. ● 2024 Proxy Statement

Executive Compensation

Pay versus Performance
The following table sets forth certain information with respect to the Company’s financial performance and the compensation paid to our NEOs for the fiscal years (“FY”) ended on December 31, 2023, December 31, 2022, December 31, 2021 and December 31, 2020, as required by SEC rules.

Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (1)(2)(7) ($)	Average Summary Compensation Table Total for non-PEO NEOs (3) ($)	Average Compensation Actually Paid to non-PEO NEOs (2)(3)(7) ($)	Value of initial fixed $100 Investment based on:		Net Income ($mm) (5)	Adjusted EPS (6) ($)
					Total Shareholder Return (4) ($)	Peer Group Total Shareholder Return (4) ($)

2023	$8,389,910	$2,434,260	$3,274,168	$2,596,315	$373	$123	($41)	$1.36

2022	6,245,259	(20,486,138)	2,782,307	(1,231,650)	378	117	22	2.42

2021	7,680,578	42,840,278	3,378,068	7,915,780	843	151	222	4.10

2020	7,628,179	56,613,156	2,277,468	8,482,353	524	125	30	2.26

(1)	The name of the Principal Executive Officer of the Company (“PEO”) reflected in these columns for each of the applicable fiscal years is Edward A. Pesicka.

(2)
In calculating the ‘compensation actually paid’ (“CAP”) amounts reflected in these columns, the fair value or change in fair value, as applicable, of the equity award adjustments included in such calculations was computed in accordance with FASB ASC Topic 718. The valuation assumptions used to calculate such fair values did not materially differ from those disclosed at the time of grant (except for changes due to the relevant measurement date).

(3)
The names of each of the
non-PEO
NEOs reflected in these columns for each applicable fiscal year are as follows: (i) for fiscal year 2023, Andrew G. Long, Alexander J. Bruni, Perry A. Bernocchi, and Daniel J. Starck; (ii) for fiscal year 2022, Mr. Long, Mr. Bruni, Nicholas J. Pace, Mr. Starck, Tammy L. Gomez and Jeffrey T. Jochims; (iii) for fiscal year 2021, Mr. Long, Mr. Jochims, Christopher M. Lowery, Mr. Pace and Mark P. Zacur; and (iv) for fiscal year 2020, Mr. Long, Mr. Jochims and Mr. Lowery.

(4)
The Company TSR and the Company’s Peer Group TSR reflected in these columns for each applicable fiscal year is calculated based on a fixed investment of $100 at the applicable measurement point on the same cumulative basis as is used in Item 201(e) of Regulation
S-K.

The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the following published industry index, as disclosed in our 2024 Annual Report on Form
10-K
pursuant to Item 201(e) of Regulation
S-K:
Russell 3000 Medical Equipment and Services Sector Index.

(5)	Represents the amount of net income reflected in the Company’s audited financial statements for each applicable fiscal year.

(6)
We have selected Adjusted EPS as our most important financial measure (that is not otherwise required to be disclosed in the table) used to link CAP to our NEOs to company performance for fiscal year 2023. Adjusted EPS is a non-GAAP
financial measure, which excludes items and charges that (i) management does not believe reflect the Company’s core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred without predictable trends from net income reported in accordance with U.S. GAAP. Charges excluded from Adjusted EPS and other non-GAAP
financial measures include intangible amortization, acquisition-related and exit and realignment charges, and other adjustments. Adjusted EPS and other non-GAAP
financial measures included in this Proxy Statement and a reconciliation to the most comparable GAAP equivalent financial measure for the years ended December 31, 2023, 2022, 2021, and 2020 are described in the Company’s Current Reports on Form
8-K
filed with the SEC on February 20, 2024, February 28, 2023 and February 23, 2022.

(7)
For fiscal years 2023, 2022, 2021 and 2020 the CAP to the PEO and the average CAP to the non-PEO
NEOs reflect the following adjustments made to the total compensation amounts reported in the Summary Compensation Table for fiscal years 2023, 2022, 2021 and 2020, as applicable, computed in accordance with Item 402(v) of Regulation
S-K.
Adjustments for (a) increase in fair value of awards granted and vesting during the applicable FY, and (b) reduction of fair value of awards granted during prior FY that were forfeited during the applicable FY, were not included as columns because there were no values to report during the covered year:

Owens & Minor, Inc.

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2024 Proxy Statement

71

Executive Compensation

Year	Deduction for amounts reported in the “Stock Awards” and “Option Awards” columns in the SCT for applicable FY	Increase in fair value of awards granted during applicable FY that remain unvested as of applicable FY end, determined as of applicable FY end	Change in fair value of awards granted during prior FY that were outstanding and unvested as of applicable FY end, determined based on change in fair value from prior FY end to applicable FY end	Change in fair value of awards granted during prior FY that vested during applicable FY, determined based on change in fair value from prior FY end to vesting date	Increase based on dividends or other earnings paid during applicable FY prior to vesting date	Total Adjustments

PEO

2023	$(5,834,851)	$4,084,966	$(49,069)	$(4,156,695)	—	$(5,955,649)

2022	(4,915,897)	1,141,587	(21,056,470)	(1,903,417)	2,800	(26,731,397)

2021	(4,400,000)	8,409,551	29,692,842	1,440,780	16,527	35,159,700

2020	(4,400,000)	24,624,886	28,689,464	64,068	6,559	48,984,977

Avg. non-PEO NEOs

2023	$(2,086,665)	$1,597,860	$(11,257)	$(177,791)	—	$(677,853)

2022	(1,950,021)	378,830	(2,249,301)	(193,567)	103	(4,013,956)

2021	(1,700,000)	2,841,429	2,961,055	433,444	1,784	4,537,712

2020	(733,333)	4,104,161	2,573,437	259,703	918	6,204,886

72

Owens & Minor, Inc.

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2024 Proxy Statement

Executive Compensation

Pay versus Performance Comparative Disclosure
In accordance with Item 402(v) of Regulation
S-K,
the Company is providing the following graphs depicting the relationships between the information presented in the table above. The graphs below further depict the relationship between the compensation actually paid and the performance measures shown in the pay versus performance tabular disclosure above. In addition, the first graph below shows the relationship between Company total shareholder return and that of the Russell 3000 Medical Equipment and Services Sector Index. Compensation actually paid for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not necessarily represent the actual amount of compensation earned by or actually paid to our NEOs during the applicable years.

The peer group used to determine the Company’s Peer Group TSR for each applicable fiscal year is the following published industry index, as disclosed in our 2023 Annual Report on Form
10-K
pursuant to Item 201(e) of Regulation
S-K:
Russell 3000 Medical Equipment and Services Sector Index.

Owens & Minor, Inc.

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2024 Proxy Statement

73

Executive Compensation

Pay versus Performance Tabular List
The following table lists our most important performance measures used by us to link CAP to our NEOs to company performance for fiscal year 2023. The performance measures included in this table are not ranked by relative importance.

Most Important Performance Measures

Adjusted EPS

Revenue

Adjusted Operating Income

74

Owens & Minor, Inc.

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2024 Proxy Statement

Proposal 4: Advisory Shareholder Vote to Approve Executive Compensation

In accordance with Section 14A of the Exchange Act, shareholders have the opportunity to cast an advisory vote to approve the compensation of our NEOs as disclosed in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives shareholders the opportunity to approve, reject or abstain from voting with respect to our 2023 executive compensation programs and policies and the compensation paid to our NEOs. Although the vote is non-binding, we value our shareholders’ opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions. At the Company’s 2022 Annual Meeting, the majority of our shareholders voted to advise us to include a say-on-pay proposal every year, and the Board of Directors determined that the Company would hold an advisory shareholder vote on executive compensation every year. This non-binding advisory vote on the frequency of say-on-pay proposals must be held at least once every six years.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented team of executives who will provide leadership for our success in the intensely competitive global healthcare supply services industry. We seek to accomplish this goal in a manner that rewards performance, is aligned with long-term shareholder interests and is consistent with sound compensation governance principles. The OP&C Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A (which begins on page 42 of this Proxy Statement) are effective in implementing our compensation philosophy and in achieving our long-term goals and that the compensation of our NEOs in 2023 reflects and supports these compensation policies and procedures and reflects our foundational pay for performance principles.

Accordingly, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement for the 2024 Annual Meeting of Shareholders pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure.”

The Board of Directors recommends a vote FOR the foregoing resolution approving, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.

Owens & Minor, Inc. ● 2024 Proxy Statement   75

Certain Relationships and Transactions

In accordance with the Audit Committee charter, the Audit Committee shall review and discuss with management and the independent auditor any transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms that differ from those that would likely be negotiated with independent parties and which are relevant to an understanding of the Company’s financial statements. The Audit Committee charter further provides that the Audit Committee shall review and approve all transactions between the Company and any related person that are required to be disclosed pursuant to Regulation S-K Item 404. The Company has not entered any such related party transactions.

Shareholder Proposals

Shareholder Proposals under Rule 14a-8

Any shareholder desiring to make a proposal to be acted upon at the 2025 Annual Meeting of Shareholders must (i) follow the procedures, and comply with the requirements, set forth in Rule 14a-8 under Exchange Act and (ii) timely deliver such proposal to our Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than November 27, 2024, in order for the proposal to be considered for inclusion in the Company’s Proxy Statement.

Director Nominations for Inclusion in our 2025 Proxy Materials (Proxy Access)

Under certain circumstances, our Bylaws permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the outstanding shares of the Company’s stock eligible to vote in the election of directors continuously for at least three years, to nominate and include in the Company’s Annual Meeting proxy materials director candidates. The maximum number of shareholder nominated director candidates that can be included in the Company’s Annual Meeting proxy materials pursuant to the proxy access provisions of our Bylaws cannot exceed the greater of two or 20% of the number of directors in office as of the last day on which a shareholder notice may be delivered pursuant to Section 1.09 of the Bylaws. For a shareholder request to be timely under the proxy access provisions of our Bylaws, such request must be received by our Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the anniversary date of the immediately preceding mailing date for the notice of annual meeting. Accordingly, requests to include shareholder-nominated candidates in our proxy materials for the 2025 Annual Meeting must be received by the Corporate Secretary no earlier than the close of business on October 28, 2024 and not later than November 27, 2024.

All proxy access shareholder requests must comply with the timing, disclosure, procedural and other requirements of our Bylaws, which are available as described under “Corporate Governance — Corporate Governance Materials” on page 8 of this Proxy Statement.

Other Shareholder Proposals

Our bylaws establish an advance notice procedure for shareholders wishing to directly nominate a director candidate (other than for inclusion in our proxy statement) or to present business to be conducted at the 2025 Annual Meeting. Our Bylaws provide that a shareholder of record of the Company entitled to vote at such Annual Meeting may nominate persons for election as directors or propose such other business at the Annual Meeting if, among other things, such shareholder delivers written notice of such shareholder’s intent to make such nomination or nominations or propose such business (which business for the avoidance of doubt must constitute a proper matter for shareholder action) to our Corporate Secretary at the Company’s principal office at 9120 Lockwood Boulevard, Mechanicsville, Virginia 23116 not earlier than the close of business on the 150th day prior to nor later than the close of business on the 120th day before the anniversary of the date of the Company’s immediately preceding Annual Meeting. Accordingly, the Corporate Secretary must receive written notice of a shareholder nomination to be acted upon at the 2025 Annual Meeting no earlier than the close of business on December 10, 2024, and not later than January 09, 2025. However, in the event that the date of the 2025 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2024 Annual Meeting, then to be timely the shareholder’s notice must be delivered not earlier than the close of business on the 150th day prior to such Annual Meeting and not later than the close of business on the later of the 120th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

76   Owens & Minor, Inc. ● 2024 Proxy Statement

Certain Relationships and Transactions

All shareholder proposals and director nominations must comply with the timing, disclosure, procedural and other requirements our Bylaws, which are available as described under “Corporate Governance — Corporate Governance Materials” on page 8 of this Proxy Statement.

In addition to satisfying the forgoing requirements of the Bylaws, including the notice deadlines set forth above and therein, to comply with the SEC’s universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19 under the Exchange Act.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described in the immediately preceding paragraph. The shareholder’s notice must contain the information required by our Bylaws, including but not limited to:

•	The information described above with respect to the shareholder proposing such business;

•

A brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented at the Annual Meeting and the reasons for conducting such business at the Annual Meeting; and

•	Any material interest of such shareholder and such beneficial owner in such business.

The requirements found in our Bylaws are separate from the requirements a shareholder must meet to have a proposal included in the Company’s Proxy Statement under the proxy rules.

Our Bylaws further permit a shareholder, or a group of up to 20 shareholders, owning 3% or more of the outstanding shares of the Company’s stock eligible to vote in the election of directors continuously for at least three years, to nominate and include in the Company’s Annual Meeting proxy materials director candidates to comprise generally up to two or 20% of the Board seats (whichever is greater), provided that such shareholder or group of shareholders satisfies the requirements set forth in Article I, Section 1.09 of the Bylaws.

In addition to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 10, 2025.

Further Information About Attending the Virtual Annual Meeting

You are entitled to participate in the Annual Meeting only if you were a shareholder as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held. You will be able to virtually attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetnow.global/MQUPCLA. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need to log on using the control number from your proxy card or meeting notice. The control number can be found in the shaded box.

If you are a registered shareholder, you do not need to register to attend the Annual Meeting virtually on the Internet. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance in order to attend the meeting. To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your Owens & Minor holdings along with your name and email address to Computershare. You must contact the bank or broker who holds your shares to obtain your legal proxy. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, three business days prior to the meeting date. You will receive a confirmation of your registration by email after we receive your legal proxy. Requests for registration should be directed to us by emailing an image of your legal proxy, to legalproxy@computershare.com or by mail to Computershare, Owens & Minor, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

If you do not have your control number, you may attend as a guest (non-shareholder) but will not have the option to vote your shares or ask questions at the virtual meeting.

The online meeting will begin promptly at 9:00 a.m., EDT. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Owens & Minor, Inc. ● 2024 Proxy Statement   77

Other Matters

The Board of Directors is not aware of any matters to be presented for action at the Annual Meeting other than as set forth in this Proxy Statement. However, if any other matters properly come before the Annual Meeting, or any adjournment or postponement thereof, the person or persons voting the proxies will vote them in accordance with their best judgment.

March 27, 2024

BY ORDER OF THE BOARD OF DIRECTORS

HEATH H. GALLOWAY

Executive Vice President, General Counsel &

Corporate Secretary

78   Owens & Minor, Inc. ● 2024 Proxy Statement

ANNEX A

AMENDMENT NO. 1

TO THE OWENS & MINOR, INC.

2023 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT NO. 1 to the Owens & Minor, Inc. 2023 Omnibus Incentive Plan (the “Plan”) is approved by the Board of Directors of Owens & Minor, Inc., a Virginia corporation (the “Company”) as of March 14, 2024 to be effective as set forth herein.

WHEREAS, the Company previously established the Plan; and

WHEREAS, the Company now desires to amend the Plan to increase the aggregate number of shares of Company common stock available for issuance under the Plan and revise certain provisions relating to share recycling (the “Proposed Amendments”).

NOW, THEREFORE, the Plan is hereby amended, as follows:

Section 4.1 of the Plan is hereby amended by deleting the present section in its entirety and substituting the following in lieu thereof:

4.1 Shares.

The aggregate number of Shares that may be issued pursuant to this Plan shall not exceed 6,175,000 Shares (subject to any increase or decrease pursuant to this Article IV), which may be either authorized and unissued Shares or Shares held in or acquired for the treasury of the Company or both. The aggregate number of Shares that may be issued or used with respect to any Incentive Stock Option shall not exceed 6,175,000 Shares (subject to any increase or decrease pursuant to this Section 4.1). Any Award under this Plan settled in cash shall not be counted against the foregoing maximum share limitations. Notwithstanding anything to the contrary contained herein, Shares subject to an Award under this Plan or a Prior Plan Award shall not again be made available for issuance or delivery under this Plan if such Shares are (a) Shares delivered, withheld or surrendered in payment of the exercise or purchase price of an Award or a Prior Plan Award, (b) Shares delivered, withheld, or surrendered to satisfy any tax withholding obligation or (c) Shares covered by a stock-settled Stock Appreciation Right or other stock-settled Award that were not issued upon the settlement of the Award; provided, however, that Shares subject to a Prior Plan Award that was granted pursuant to an exception under Section 303A.08 of the NYSE Listed Company Manual that become available for issuance under this Plan shall remain subject to the terms and conditions set forth in such exception.

This Amendment No. 1 to the Plan is subject to approval by the shareholders of the Company at a meeting duly called for such purposes. The Proposed Amendments may not occur unless and until this Amendment No. 1 is approved by the shareholders. Except as hereby modified, the Plan shall remain in full force and effect.

[Remainder of page left intentionally blank]

Owens & Minor, Inc. ● 2024 Proxy Statement   A-1

CORPORATE OFFICE
804.723.7000
www.owens-minor.com

STREET ADDRESS
9120 Lockwood Boulevard
Mechanicsville, VA 23116

MAILING ADDRESS
Post Office Box 27626
Richmond, VA 23261-7626

Owens & Minor®

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by May 8, 2024 at 11:59 P.M., Eastern Daylight Time

Online Go to www.envisionreports.com/OMI or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/OMI

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1.	Election of nine Directors, each for a one-year term and until their respective successors are elected and qualified:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Mark A. Beck	☐	☐	☐	02 - Gwendolyn M. Bingham	☐	☐	☐	03 - Kenneth Gardner-Smith	☐	☐	☐

04 - Robert J. Henkel	☐	☐	☐	05 - Rita F. Johnson-Mills	☐	☐	☐	06 - Stephen W. Klemash	☐	☐	☐

07 - Teresa L. Kline	☐	☐	☐	08 - Edward A. Pesicka	☐	☐	☐	09 - Carissa L. Rollins	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Ratification of the appointment of KPMG LLP as the Company’s independent public accounting firm for the year ending December 31, 2024.	☐	☐	☐	3.	Approval of Amendment No. 1 to the Owens & Minor, Inc. 2023 Omnibus Incentive Plan.	☐	☐	☐

4.	Advisory vote to approve the compensation of the Company’s named executive officers.	☐	☐	☐	5.	To transact any other business as may properly come before the Annual Meeting.

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X

03YPLC

The 2024 Annual Meeting of Shareholders of Owens & Minor, Inc. will be held on

Thursday, May 9, 2024 at 9:00 a.m. EDT, virtually via the Internet at www.meetnow.global/MQUPCLA.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.

The 2024 Proxy Statement and the 2023 Annual Report/Form 10-K to Shareholders are available at: www.envisionreports.com/OMI

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/OMI

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy – Owens & Minor, Inc.

Annual Meeting of Shareholders to be held May 9, 2024

This Proxy is solicited by the Board of Directors of Owens & Minor, Inc.

Mark A. Beck, Stephen W. Klemash and Edward A. Pesicka, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Owens & Minor, Inc. to be held on May 9, 2024 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have authority to vote “FOR” all nominees named in Proposal 1 and “FOR” Proposals 2, 3 and 4. The Proxies, in their discretion, are further authorized to vote upon such other business as may properly come before the 2024 Annual Meeting of Shareholders and any postponements or adjournments thereof.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.